Exhibit 10.1

EXECUTION COPY

$1,425,000,000

CREDIT AGREEMENT

Dated as of September 22, 2010,

among

VISANT CORPORATION,

as Borrower,

JOSTENS CANADA LTD.,

as Canadian Borrower,

VISANT SECONDARY HOLDINGS CORP.,

as Guarantor,

The Several Lenders

from Time to Time Parties Hereto,

CREDIT SUISSE AG,

as Administrative Agent,

and

CREDIT SUISSE AG, TORONTO BRANCH,

as Canadian Administrative Agent

CREDIT SUISSE SECURITIES (USA) LLC,

as Joint Lead Arranger and Joint Bookrunner,

GOLDMAN SACHS LENDING PARTNERS LLC,

as Joint Lead Arranger, Joint Bookrunner and Syndication Agent,

BANC OF AMERICA SECURITIES LLC, BARCLAYS CAPITAL, DEUTSCHE BANK

SECURITIES INC. and KKR CAPITAL MARKETS LLC,

as Co-Arrangers and Joint Bookrunners,

and

BANC OF AMERICA SECURITIES LLC, BARCLAYS BANK PLC, DEUTSCHE BANK AG

NEW YORK BRANCH and KKR CAPITAL MARKETS LLC,

as Co-Documentation Agents

[CS&M Ref. No. 5865-253]

5.6.	Limit on Rate of Interest	102

SECTION 6. CONDITIONS PRECEDENT TO INITIAL BORROWING		103
6.1.	Credit Documents	103
6.2.	Collateral	103
6.3.	Legal Opinions	104
6.4.	Representations and Warranties; No Default	104
6.5.	Senior Unsecured Notes	104
6.6.	Closing Certificates	104
6.7.	Corporate Proceedings of Each Credit Party	105
6.8.	Corporate Documents	105
6.9.	Other Documents	105
6.10.	Fees	105
6.11.	Insurance	105
6.12.	Existing Indebtedness	105
6.13.	Related Agreements	105
6.14.	Solvency Certificate	106
6.15.	Concurrent Transactions	106
6.16.	No Material Adverse Change	106

SECTION 7. CONDITIONS PRECEDENT TO ALL CREDIT EVENTS		106
7.1.	No Default; Representations and Warranties	106
7.2.	Notice of Borrowing; Letter of Credit Request	106

SECTION 8. REPRESENTATIONS, WARRANTIES AND AGREEMENTS		107
8.1.	Corporate Status	107
8.2.	Corporate Power and Authority	107
8.3.	Authorization; No Violation	107
8.4.	Litigation	108
8.5.	Margin Regulations	108
8.6.	Governmental Approvals	108
8.7.	Investment Company Act	108
8.8.	True and Complete Disclosure	108
8.9.	Financial Statements; Financial Condition	108
8.10.	Tax Returns and Payments	109
8.11.	Compliance with ERISA	109
8.12.	Subsidiaries	109
8.13.	Intellectual Property, etc.	109
8.14.	Environmental Laws	109
8.15.	Properties	110
8.16.	Solvency	110
8.17.	Public Utility Holding Company Act	110

SECTION 9. AFFIRMATIVE COVENANTS		111
9.1.	Information Covenants	111
9.2.	Books, Records and Inspections	114
9.3.	Maintenance of Insurance	114

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9.4.	Payment of Taxes	114
9.5.	Consolidated Corporate Franchises	114
9.6.	Compliance with Statutes, Regulations, etc.	114
9.7.	ERISA; Canadian Pension Matters	115
9.8.	Good Repair	115
9.9.	Transactions with Affiliates	116
9.10.	End of Fiscal Years; Fiscal Quarters	116
9.11.	Additional Guarantors and Grantors	116
9.12.	Pledges of Additional Stock and Evidence of Indebtedness	117
9.13.	Use of Proceeds	118
9.14.	Changes in Business	118
9.15.	Further Assurances	118
9.16.	Maintenance of Rating of Facilities	119
9.17.	Canadian Borrower	119
9.18.	Tender Payments; Post-Closing Other Tender Procedures	119

SECTION 10. NEGATIVE COVENANTS		120
10.1.	Limitation on Indebtedness	120
10.2.	Limitation on Liens	124
10.3.	Limitation on Fundamental Changes	125
10.4.	Limitation on Sale of Assets	128
10.5.	Limitation on Investments	129
10.6.	Limitation on Dividends	130
10.7.	Limitations on Debt Payments and Amendments; Unpaid Refinancing Amount	131
10.8.	Limitations on Sale Leasebacks	132
10.9.	Consolidated Total Debt to Consolidated EBITDA Ratio	132
10.10.	Consolidated EBITDA to Consolidated Interest Expense Ratio	133
10.11.	Capital Expenditures	133

SECTION 11. EVENTS OF DEFAULT		134
11.1.	Payments	134
11.2.	Representations, etc.	134
11.3.	Covenants	134
11.4.	Default Under Other Agreements	135
11.5.	Bankruptcy, etc.	135
11.6.	ERISA; Canadian Pension Matters	136
11.7.	Guarantee	136
11.8.	Security Agreements	136
11.9.	Mortgages	136
11.10.	Canadian Security Documents	136
11.11.	Judgments	137
11.12.	Change of Control	137
11.13.	Right to Cure	137

SECTION 12. THE ADMINISTRATIVE AGENT		138
12.1.	Appointment	138
12.2.	Delegation of Duties	139

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12.3.	Exculpatory Provisions	140
12.4.	Reliance by Administrative Agent	140
12.5.	Notice of Default	140
12.6.	Non-Reliance on Administrative Agent and Other Lenders	141
12.7.	Indemnification	141
12.8.	Administrative Agent in its Individual Capacity	142
12.9.	Successor Agent	142
12.10.	Withholding Tax	142
12.11.	Canadian Administrative Agent	142
12.12.	Other Agents; Arrangers and Bookrunners	143

SECTION 13. MISCELLANEOUS		143
13.1.	Amendments and Waivers	143
13.2.	Notices	144
13.3.	No Waiver; Cumulative Remedies	145
13.4.	Survival of Representations and Warranties	146
13.5.	Payment of Expenses	146
13.6.	Successors and Assigns; Participations and Assignments	146
13.7.	Replacements of Lenders under Certain Circumstances	151
13.8.	Adjustments; Set-off	152
13.9.	Counterparts	153
13.10.	Severability	153
13.11.	Integration	153
13.12.	GOVERNING LAW	153
13.13.	Submission to Jurisdiction; Waivers	153
13.14.	Acknowledgments	154
13.15.	WAIVERS OF JURY TRIAL	154
13.16.	Confidentiality	154
13.17.	Judgment Currency	155
13.18.	USA PATRIOT Act	155

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SCHEDULES

Schedule 1.1 (a)	Existing Letters of Credit
Schedule 1.1 (b)	Mortgaged Properties
Schedule 1.1 (c)	Commitments and Addresses of Lenders
Schedule 1.1 (d)	Excluded Subsidiaries
Schedule 8.12	Subsidiaries
Schedule 10.1	Closing Date Indebtedness
Schedule 10.2	Closing Date Liens
Schedule 10.5	Closing Date Investments

EXHIBITS

Exhibit A	Form of Assignment and Acceptance
Exhibit B-1	Form of US Guarantee
Exhibit B-2	Form of Canadian Guarantee
Exhibit C-1	Form of Security Agreement
Exhibit C-2	Form of Canadian Security Agreement
Exhibit C-3	Form of Pledge Agreement
Exhibit C-4	Form of Canadian Pledge Agreement
Exhibit D	Form of Joinder Agreement
Exhibit E	Form of Mortgage (Real Property)
Exhibit F	Form of Perfection Certificate
Exhibit G-1	Form of US Letter of Credit Request
Exhibit G-2	Form of Canadian Letter of Credit Request
Exhibit H-1	Form of Discounted Prepayment Option Notice
Exhibit H-2	Form of Lender Participation Notice
Exhibit H-3	Form of Discounted Voluntary Prepayment Notice
Exhibit I-1	Form of Legal Opinion of Simpson Thacher & Bartlett LLP
Exhibit I-2	Form of Legal Opinion of General Counsel
Exhibit I-3	Form of Legal Opinion of Canadian Counsel
Exhibit I-4	Form of Legal Opinions of Local Counsel
Exhibit J-1	Form of Borrower Closing Certificate
Exhibit J-2	Form of Credit Party Closing Certificate
Exhibit J-3	Form of Solvency Certificate
Exhibit K-1	Form of Promissory Note (Tranche B Term Loans and New Tranche B Term Loans)
Exhibit K-2	Form of Promissory Note (Revolving Credit and Swingline Loans)
Exhibit L-1	First Lien Intercreditor Agreement Summary of Terms
Exhibit L-2	Second Lien Intercreditor Agreement Summary of Terms
Exhibit M-1	Form of Borrowing Request
Exhibit M-2	Form of Canadian Borrowing Request
Exhibit N	Form of Scotiabank Intercreditor Agreement

CREDIT AGREEMENT dated as of September 22, 2010, among VISANT CORPORATION, a Delaware corporation (the “Borrower”), JOSTENS CANADA LTD., a Manitoba corporation (the “Canadian Borrower”), VISANT SECONDARY HOLDINGS CORP., a Delaware corporation (“Holdings”), the lending institutions from time to time parties hereto (each a “Lender” and, collectively, the “Lenders”), CREDIT SUISSE AG, as Administrative Agent, and CREDIT SUISSE AG, TORONTO BRANCH, as Canadian Administrative Agent.

The Borrower has requested the Lenders to extend credit in the form of (a) Term Loans, in an aggregate principal amount of $1,250,000,000, (b) US Revolving Credit Loans made available to the Borrower at any time and from time to time prior to the Revolving Credit Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $165,000,000 less the sum of (i) the aggregate US Letters of Credit Outstanding at such time and (ii) the aggregate principal amount of all Swingline Loans outstanding at such time and (c) Canadian Revolving Credit Loans made available to the Canadian Borrower and the Borrower at any time and from time to time prior to the Revolving Credit Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $10,000,000 less the sum of the aggregate Canadian Letters of Credit Outstanding at such time. The Borrower has requested (a) the Letter of Credit Issuers to issue Letters of Credit at any time and from time to time prior to the L/C Maturity Date, in an aggregate face amount at any time outstanding not in excess of $30,000,000 in the case of US Letters of Credit and $5,000,000 in the case of Canadian Letters of Credit and (b) that the letters of credit issued by the US Letter of Credit Issuer pursuant to the Existing Credit Agreement (the “Existing Letters of Credit”) and identified on Schedule 1.1(a) hereto be deemed to be Letters of Credit for all purposes under this Agreement. The Borrower has requested the Swingline Lender to extend credit in the form of Swingline Loans at any time and from time to time prior to the Swingline Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $10,000,000.

The proceeds of the Term Loans and any Revolving Credit Loans made on the Closing Date will be used by the Borrower, together with the net proceeds of the substantially concurrent issuance of the 10% senior unsecured notes due 2017 issued by the Borrower, which may be exchanged for notes registered under the Securities Act of 1933, as amended, containing terms which are substantially identical (such senior unsecured notes, including the registered exchange notes, the “Senior Unsecured Notes”), to refinance the Existing Credit Agreement and the Existing Notes, to pay fees and related expenses and to make the Specified Dividend. Proceeds of Revolving Credit Loans and Swingline Loans will be used by the Borrower and the Canadian Borrower after the Closing Date for general corporate purposes (including Permitted Acquisitions). Letters of Credit will be used by the Borrower and the Canadian Borrower for general corporate purposes.

The parties hereto hereby agree as follows:

SECTION 1. Definitions

1.1. Defined Terms. (a) As used herein, the following terms shall have the meanings specified in this Section 1.1 (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“ABR” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the LIBOR Rate applicable for an Interest Period of one month commencing on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, solely for purposes of the foregoing, the LIBOR Rate for any day shall be based on the rate set forth on such day at approximately 11:00 a.m. (London time) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by Administrative Agent that has been nominated by the British Bankers’ Association as an authorized vendor for the purpose of displaying such rates). If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the LIBOR Rate, as the case may be, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the ABR shall be determined without regard to clause (b) or (c) as applicable of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Rate, as the case may be.

“ABR Loan” shall mean any Loan bearing at a rate determined by reference to the ABR and, in any event, shall include all Swingline Loans.

“Acceptable Price” shall have the meaning provided in Section 5.1(b)(iii).

“Acceptance Date” shall have the meaning provided in Section 5.1(b)(ii).

“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Acquired Entity”), for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Acquired Entity (determined using such definitions as if references to the Borrower and its Subsidiaries therein were to such Pro Forma Acquired Entity and its Subsidiaries), all as determined on a consolidated basis for such Pro Forma Acquired Entity in accordance with GAAP.

“Acquired Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Acquired Permitted Capital Expenditure Amount” shall have the meaning provided in Section 10.11.

“Adjusted Canadian Total Revolving Credit Commitment” shall mean at any time the Canadian Total Revolving Credit Commitment less the aggregate Canadian Revolving Credit Commitments of all Defaulting Lenders.

“Adjusted US Total Revolving Credit Commitment” shall mean at any time the US Total Revolving Credit Commitment less the aggregate US Revolving Credit Commitments of all Defaulting Lenders.

“Adjusted Total Term Loan Commitment” shall mean at any time the Total Term Loan Commitment less the Term Loan Commitments of all Defaulting Lenders.

“Administrative Agent” shall mean Credit Suisse AG, acting through such of its branches or Affiliates as it may designate, as the administrative agent for the Lenders under this Agreement and the other Credit Documents. All references herein to the term “Administrative Agents” shall be deemed to refer to both the Administrative Agent and the Canadian Administrative Agent, as the context requires.

“Administrative Agent’s Office” shall mean (a) in respect of all Credit Events for the account of the Borrower, the office of the Administrative Agent located at Eleven Madison Avenue, New York, New York 10010, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto and (b) in respect of all Credit Events for the account of the Canadian Borrower, the office of the Canadian Administrative Agent located at One First Canadian Place, Suite 2900, P.O. Box 301, Toronto, Ontario, Canada M5X 1C9, or such other office in Canada as the Canadian Administrative Agent may hereafter designate in writing as such to the other parties hereto and all references to the term “Canadian Administrative Agent’s Office” shall mean the office referred to in this clause (b).

“Administrative Questionnaire” shall have the meaning provided in Section 13.6(b).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person (other than an individual) if the first Person possesses, directly or indirectly, the power (a) to vote 10% or more of the equity interests having ordinary voting power for the election of directors (or comparable governing body) of such other Person or (b) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Debt Fund” shall mean (x) any investment fund managed or advised by Affiliates of a Sponsor that is a bona fide debt fund and (y) any bank, insurance company, investment bank or commercial finance company that is an Affiliate of a Sponsor, in the case of each of clause (x) and (y) that extends credit or buys loans in the ordinary course of business.

“Affiliated Lender” shall mean, at any time, any Lender that is the Sponsor or an Affiliate of the Sponsor (other than Parent, the Borrower, any of their respective Subsidiaries, Credit Suisse AG and its Affiliates) at such time.

“Agents” shall mean the Administrative Agent, the Canadian Administrative Agent, the Joint Lead Arrangers, the Co-Arrangers, the Joint Bookrunners, the Syndication Agent and the Co-Documentation Agents.

“Aggregate Canadian Revolving Credit Outstandings” shall have the meaning provided in Section 5.2(b)(ii).

“Aggregate US Revolving Credit Outstandings” shall have the meaning provided in Section 5.2(b)(i).

“Agreement” shall mean this Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Amortization Amount” shall have the meaning provided in Section 5.2(c).

“Applicable ABR Margin” shall mean at any date, with respect to each ABR Loan that is a Tranche B Term Loan, 4.25%, and with respect to each ABR Loan, Cdn ABR Loan and Canadian Prime Loan that is a Revolving Credit Loan or Swingline Loan, the applicable percentage per annum set forth below based upon the Status in effect on such date:

Status	Applicable ABR Margin for Revolving Credit and Swingline Loans (including ABR Loans, Cdn ABR Loans and Canadian Prime Loans)
Level I Status	4.25%
Level II Status	4.00%
Level III Status	3.75%
Level IV Status	3.50%

“Applicable Amount” shall mean on any date (the “Reference Date”) (A) the sum of, without duplication, (i) (x) for purposes of Sections 10.5(g), (h) and (i), $100,000,000 and (y) for purposes of Section 10.6(c) and Section 10.7(a), $50,000,000 and (ii) the portion of Excess Cash Flow for each fiscal year for which Section 9.1 Financials have been delivered prior to the applicable Reference Date not required to be applied to prepayments pursuant to Section 5.2(a)(ii) (calculated after giving pro forma effect to any Investment or dividend or prepayment, repurchase or redemption actually made pursuant to Section 10.5(g), 10.5(h), 10.5(i), 10.6(c) or 10.7(a)), provided that, in the case of Section 10.6(c) and 10.7(a) only, the amount in clause (ii) shall only be available if the Consolidated Net Senior Secured Leverage Ratio of Borrower for the Test Period most recently ended is less than 3.00:1.00, determined on a pro forma basis after giving effect to any dividend or prepayment, repurchase or redemption actually made pursuant to Sections 10.6(c) or 10.7(a), plus (B) the amount of any capital contributions (other than any Cure Amount) made in cash to the Borrower from and including the Business Day immediately following the Closing Date through and including the Reference Date, including contributions with proceeds from the issuance of equity securities of Holdings or Parent, in each case to the extent such proceeds shall have been actually received by the Borrower through the capital contribution of such proceeds to the Borrower, minus (C) the sum at the time of determination of (i) the aggregate amount of Investments made since the Closing Date pursuant to Section 10.5(g), 10.5(h) or 10.5(i), (ii) the aggregate amount of dividends made since the Closing Date pursuant to Section 10.6(c) and (iii) the aggregate amount of prepayments, repurchases and redemptions made since the Closing Date pursuant to Section 10.7(a) .

“Applicable Discount” shall have the meaning provided in Section 5.1(b)(iii).

“Applicable LIBOR Margin” shall mean at any date, with respect to each LIBOR Loan that is a Tranche B Term Loan, 5.25%, and with respect to each LIBOR Loan that is a Revolving Credit Loan, the applicable percentage per annum set forth below based upon the Status in effect on such date:

Status	Applicable LIBOR Margin for Revolving Credit Loans
Level I Status	5.25%
Level II Status	5.00%
Level III Status	4.75%
Level IV Status	4.50%

“Applicable Stamping Fee” shall mean, with respect to each accepted or advanced BA Loan by a Lender on any date, the applicable percentage per annum set forth below based on the Status in effect on such date:

Status	Applicable Stamping Fee
Level I Status	5.25%
Level II Status	5.00%
Level III Status	4.75%
Level IV Status	4.50%

“Approved Bank” shall have the meaning provided in the definition of the term “Cash Equivalents”.

“Approved Fund” shall have the meaning provided in Section 13.6(b) .

“Asset Sale Prepayment Event” shall mean any sale, transfer or other disposition of any business unit, asset or other property of the Borrower or any of the Restricted Subsidiaries not in the ordinary course of business (including any Specified Asset Sale and any sale, transfer or other disposition of any capital stock of any Subsidiary of the Borrower owned by the Borrower or a Restricted Subsidiary, including any sale or issuance of any capital stock of any Restricted Subsidiary). Notwithstanding the foregoing, the term “Asset Sale Prepayment Event” shall not include any transaction permitted by Section 10.4, other than transactions permitted by Sections 10.4(b) and (e).

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit A-1.

“Authorized Officer” shall mean the Chairman of the Board, the President, the Chief Financial Officer, the Treasurer or any other senior officer of the Borrower designated as such in writing to the Administrative Agent by the Borrower.

“Available Canadian Commitment” shall mean an amount equal to the excess, if any, of (a) the Dollar Equivalent of the amount of the Canadian Total Revolving Credit Commitment over (b) the Dollar Equivalent of the sum of (i) the aggregate principal amount of all Canadian Revolving Credit Loans then outstanding and (ii) the aggregate Canadian Letters of Credit Outstanding at such time.

“Available US Commitment” shall mean an amount equal to the excess, if any, of (a) the amount of the US Total Revolving Credit Commitment over (b) the sum of (i) the aggregate principal amount of all US Revolving Credit Loans (but not Swingline Loans) then outstanding and (ii) the aggregate US Letters of Credit Outstanding at such time.

“BA Discount Proceeds” shall mean, with respect to any BA Loan, an amount calculated on the date of acceptance and purchase or advance of such BA Loan by multiplying (a) the face or principal amount of such BA Loan by (b) the quotient of one divided by the sum of one plus the product of (i) the BA Discount Rate applicable to such BA Loan multiplied by (ii) a fraction, the numerator of which is the term of such BA Loan measured in days (commencing on the date of acceptance and purchase or advance and ending on, but excluding, the maturity date thereof) and the denominator of which is 365; with such quotient being rounded up or down to the nearest fifth decimal place, with .000005 being rounded up.

“BA Discount Rate” shall mean:

(a) with respect to an issue of Bankers’ Acceptances to be accepted by a Schedule I Lender hereunder, the CDOR Rate at or about 10:00 a.m. (Toronto time) on the date of issuance and acceptance of such Bankers’ Acceptances for bankers’ acceptances having a comparable face value and an identical maturity date to the face value and maturity date of such Bankers’ Acceptances; and

(b) with respect to an issue of Bankers’ Acceptances or a BA Equivalent Loan to be accepted or advanced by another Canadian Lender hereunder, the lesser of:

(i) the rate determined by the Canadian Administrative Agent as being the arithmetic average (rounded upwards to the nearest multiple of 0.01%) of the discount rates, calculated on the basis of a year of 365 days, of the Schedule II/III Reference Lenders determined in accordance with their normal practices at or about 10:00 a.m. (Toronto time) on the date of issue and acceptance of such Bankers’ Acceptances or advance of such BA Equivalent Loan for bankers’ acceptances having a comparable face amount and an identical maturity date to the face or principal amount and maturity date of such Bankers’ Acceptances or BA Equivalent Loan; and

(ii) the rate established in (a) above plus 0.10% per annum.

“BA Equivalent Loans” shall mean, in relation to a Loan by way of BA Loans, an advance in Canadian Dollars made by a Non-Acceptance Lender pursuant to Section 2.14(i).

“BA Loans” shall mean the acceptance and purchase of Bankers’ Acceptances and BA Equivalent Loans; provided that reference to the amount or principal amount of a BA Loan shall mean the full face amount of the applicable Bankers’ Acceptances or Discount Notes issued in connection therewith.

“Bankers’ Acceptance” shall mean a Draft denominated in Canadian Dollars drawn by the Canadian Borrower and accepted and purchased by a Canadian Lender as provided in Section 2.14 and includes a depository bill issued in accordance with the Depository Bills and Notes Act (Canada).

“Bankruptcy Code” shall have the meaning provided in Section 11.5.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Bond” shall have the meaning provided in Section 12.1.

“Borrower” shall have the meaning provided in the preamble to this Agreement.

“Borrowing” shall mean and include (a) the incurrence of Swingline Loans from the Swingline Lender on a given date, (b) the incurrence of one Type of Term Loan on the Closing Date (or resulting from conversions on a given date after the Closing Date) having, in the case of LIBOR Term Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of LIBOR Term Loans) and (c) the incurrence of one Type of Revolving Credit Loan on a given date (or resulting from conversions on a given date) having, in the case of LIBOR Revolving Credit Loans or BA Loans, the same Interest Period (provided that ABR Loans, Cdn ABR Loans or Canadian Prime Loans incurred pursuant to Section 2.10(b) or 2.10(c) shall be considered part of any related Borrowing of LIBOR Revolving Credit Loans or BA Loans, as the case may be).

“Business Day” shall mean any day excluding Saturday, Sunday and any day that shall be in The City of New York or Toronto, Canada a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close; provided, however, that when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Canadian Administrative Agent” shall mean Credit Suisse AG, Toronto Branch, an authorized foreign bank under the Bank Act (Canada), acting through any other branch or Affiliate as it may designate, as the Canadian administrative agent for the Lenders under this Agreement and the other Credit Documents, together with any of its permitted successors appointed pursuant to Section 12.

“Canadian Borrower” shall have the meaning provided in the preamble to this Agreement.

“Canadian Borrowing” shall mean a Borrowing by the Canadian Borrower.

“Canadian Dollar Borrowing” shall mean a Borrowing denominated in Canadian Dollars.

“Canadian Dollars” and “C$” shall mean the lawful money of Canada.

“Canadian Guarantee” shall mean the Canadian Guarantee, made by the Borrower, Holdings, the US Subsidiary Guarantors and the Canadian Subsidiary Guarantors party thereto in favor of the Canadian Administrative Agent for the ratable benefit of the Canadian Lenders, substantially in the form of Exhibit B-2, as the same may be amended, supplemented or otherwise modified from time to time.

“Canadian L/C Fronting Fee” shall have the meaning provided in Section 4.1(e).

“Canadian Lenders” shall mean each Lender that has a Canadian Revolving Credit Commitment or that holds Canadian Revolving Credit Loans; provided that as of the Closing Date, the relevant Canadian Lender or its Related Affiliate, if any, shall be a “United States person” as contemplated by Section 2.1(b)(ii).

“Canadian Letter of Credit” shall have the meaning provided in Section 3.1(a).

“Canadian Letter of Credit Commitment” shall mean $5,000,000, as the same may be reduced from time to time pursuant to Section 3.1(c).

“Canadian Letter of Credit Exposure” shall mean, with respect to any Canadian Lender, at any time, the sum of (a) the Dollar Equivalent of the amount of any Unpaid Drawings in respect of which such Canadian Lender has made (or is required to have made) payments to the Canadian Letter of Credit Issuer pursuant to Section 3.4(a) at such time and (b) the Dollar Equivalent of such Canadian Lender’s Canadian Revolving Credit Commitment Percentage of the Canadian Letters of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Canadian Lenders have made (or are required to have made) payments to the Canadian Letter of Credit Issuer pursuant to Section 3.4(a)).

“Canadian Letter of Credit Fee” shall have the meaning provided in Section 4.1(d).

“Canadian Letter of Credit Issuer” shall mean Credit Suisse AG, Toronto Branch or any successor pursuant to Section 3.6. The Canadian Letter of Credit Issuer may, in its discretion, arrange for one or more Canadian Letters of Credit to be issued by one or more Affiliates of the Canadian Letter of Credit Issuer, and in each such case the term “Canadian Letter of Credit Issuer” shall include any such Affiliate with respect to Canadian Letters of Credit issued by such Affiliate. In the event that there is more than one Canadian Letter of Credit Issuer at any time, references herein and in the other Credit Documents to the Canadian Letter of Credit Issuer shall be deemed to refer to the Canadian Letter of Credit Issuer in respect of the applicable Canadian Letter of Credit or to all Canadian Letter of Credit Issuers, as the context requires.

“Canadian Letters of Credit Outstanding” shall mean, at any time, the sum of, without duplication, (a) the aggregate Stated Amount of outstanding Canadian Letters of Credit and (b) the aggregate amount of all Unpaid Drawings in respect of all Canadian Letters of Credit.

“Canadian Letter of Credit Request” shall have the meaning provided in Section 3.2.

“Canadian Obligations” shall have the meaning assigned to such term in the Canadian Security Agreement.

“Canadian Pension Plans” shall mean each plan that is a registered pension plan for the purposes of the Tax Act and that is established, maintained or contributed to by any Credit Party, or under which any Credit Party has any liability or contingent liability, in relation to any employees or former employees that it may have in Canada.

“Canadian Pledge Agreement” shall mean the Canadian Pledge Agreement entered into by the Canadian Borrower, certain Subsidiaries of the Canadian Borrower and the Canadian Administrative Agent, for the ratable benefit of the Canadian Lenders, substantially in the form of Exhibit C-4, as the same may be amended, supplemented or otherwise modified from time to time.

“Canadian Prime Loan” shall mean any Loan bearing interest at a rate determined by reference to the Canadian Prime Rate.

“Canadian Prime Rate” shall mean the higher of (a) the rate of interest per annum determined from time to time by the Canadian Administrative Agent as being its reference rate then in effect for determining interest rates on C$ denominated commercial loans made in Canada and (b) the one-month CDOR Rate plus 1.00% per annum.

“Canadian Revolving Credit Commitment” shall mean, (a) with respect to each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.1(c) as such Lender’s “Canadian Revolving Credit Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Canadian Revolving Credit Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Canadian Total Revolving Credit Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof.

“Canadian Revolving Credit Commitment Percentage” shall mean at any time, for each Canadian Lender, the percentage obtained by dividing (a) such Lender’s Canadian Revolving Credit Commitment by (b) the Canadian Total Revolving Credit Commitment, provided that at any time when the Canadian Total Revolving Credit Commitment shall have been terminated, each Canadian Lender’s Canadian Revolving Credit Commitment Percentage shall be its Canadian Revolving Credit Commitment Percentage as in effect immediately prior to such termination.

“Canadian Revolving Credit Exposure” shall mean, with respect to any Canadian Lender at any time, the sum of (a) the aggregate principal amount of the Dollar Equivalent of the Canadian Revolving Credit Loans of such Lender then outstanding, and (b) such Lender’s Canadian Letter of Credit Exposure at such time.

“Canadian Revolving Credit Loan” shall have the meaning provided in Section 2.1(b)(ii).

“Canadian Security Agreement” shall mean the Canadian Security Agreement entered into by the Canadian Borrower and the Canadian Administrative Agent for the ratable benefit of the Canadian Lenders and the other Secured Parties (as defined therein), substantially in the form of Exhibit C-2, as the same may be amended, supplemented or otherwise modified from time to time.

“Canadian Security Documents” shall mean, collectively, (a) the Canadian Guarantee, (b) the Canadian Security Agreement, (c) the Canadian Pledge Agreement, (d) any Mortgage over Mortgaged Property of the Canadian Borrower, (e) any Deed of Hypothec, Bond and Pledge referred to in Section 12.1 and (f) any security document entered into by the Canadian Borrower or a Subsidiary of the Canadian Borrower pursuant to Section 9.11, 9.12 or 9.15.

“Canadian Subsidiary Guarantors” shall mean each Subsidiary of the Canadian Borrower that becomes a party to the Canadian Guarantee after the Closing Date pursuant to Section 9.11 or otherwise.

“Canadian Total Revolving Credit Commitment” shall mean the sum of the Canadian Revolving Credit Commitments of all the Lenders. The Canadian Total Revolving Credit Commitment as of the Closing Date is $10,000,000.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases, but excluding any amount representing capitalized interest) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Borrower and its Subsidiaries, provided that the term “Capital Expenditures” shall not include (a) expenditures made in connection with the replacement, substitution, restoration or repair of assets (i) to the extent financed from insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (b) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (c) the purchase of plant, property or equipment made within two years of the sale of any asset to the extent purchased with the proceeds of such sale or (d) expenditures that constitute any part of Consolidated Lease Expense.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Cash Equivalents” shall mean any of the following types of Investments, to the extent owned by the Borrower or any Restricted Subsidiary:

(a) Dollars;

(b) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(e) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (b) above and entered into with a financial institution satisfying the criteria of clause (c) above;

(f) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (e) above; and

(g) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Casualty Event” shall mean, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking by a Governmental Authority of, such property for which such Person or any of its Restricted Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“Cdn ABR” shall mean, for any day, a rate per annum equal to the highest of (a) the rate of interest per annum determined from time to time by the Canadian Administrative Agent as its reference rate of interest then in effect for determining interest rates on commercial loans denominated in Dollars made by it in Canada, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the LIBOR Rate applicable for an Interest Period of one month commencing on such day plus 1%; provided that, solely for purposes of the foregoing, the LIBOR Rate for any day shall be based on the rate set forth on such day at approximately 11:00 a.m. (London time) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by Administrative Agent that has been nominated by the British Bankers’ Association as an authorized vendor for the purpose of displaying such rates). If the Canadian Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the LIBOR Rate, as the case may be, for any reason, including the inability or failure of the Canadian Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Cdn ABR shall be determined without regard to clause (b) or (c) as applicable of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Cdn ABR due to a change in the reference rate referred to in clause (a), Federal Funds Effective Rate or the LIBOR Rate shall be effective as of the opening of business on the effective day of such change in the reference rate referred to in clause (a), the Federal Funds Effective Rate or the LIBOR Rate, as the case may be.

“Cdn ABR Loans” shall mean any Loan bearing interest at a rate determined by reference to the Cdn ABR.

“Cdn L/C Participants” shall have the meaning provided in Section 3.3(b).

“Cdn L/C Participation” shall have the meaning provided in Section 3.3(b).

“CDOR Rate” shall mean, as of any day with respect to a BA Loan and the Interest Period selected by the Canadian Borrower for such BA Loan, or otherwise as applicable, the average interest rate equal to:

(a) the average of the annual rates for Canadian Dollar bankers acceptances for a term equal to such Interest Period (or a term as closely possible comparable to such Interest Period) or such other specified period quoted (at approximately 10:00 a.m. Toronto time on such day) on the Reuters Monitor Money Rates Service, CDOR page “Canadian Interbank Bid BA Rates”; and

(b) if such rate is not available on such day, the rate for such date will be the annual discount rate (rounded upward to the nearest whole multiple of 1/100 of 1%) as of 10:00 a.m. (Toronto time) on such day at which the Canadian Administrative Agent is then offering to purchase Canadian Dollar bankers acceptances for a term approximately equal to such Interest Period (or a term as closely comparable as possible to such Interest Period), or such other specified period accepted by it.

“Change in Law” shall mean (a) the adoption of any law, treaty, order, policy, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law).

“Change of Control” shall mean and be deemed to have occurred if (a) (i) the Sponsor and the Management Investors shall at any time not own, in the aggregate, directly or indirectly, beneficially and of record, at least 35% of the voting power of the outstanding Voting Stock of the Borrower (other than as the result of one or more widely distributed offerings of Holdings’ or Parent’s common stock, in each case whether by Parent, Holdings, the Sponsor or Management Investors) and/or (ii) any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) shall at any time have acquired direct or indirect beneficial ownership of a percentage of the voting power of the outstanding Voting Stock of the Borrower that exceeds the percentage of the voting power of such Voting Stock then beneficially owned, in the aggregate, by the Sponsor and the Management Investors, unless, in the case of either clause (i) or (ii) above, the Sponsor and the Management Investors have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the Board of Directors of the Borrower; and/or (b) at any time Continuing Directors shall not constitute at least a majority of the Board of Directors of the Borrower; and/or (c) at any time, Holdings shall cease to directly own, beneficially and of record, 100% of the issued and outstanding equity interests and Voting Stock of the Borrower; and/or (d) a Change of Control (as defined in the Senior Unsecured Notes Indenture) shall have occurred.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are US Revolving Credit Loans, Canadian Revolving Credit Loans, Tranche B Term Loans, New Tranche B Term Loans (of the same Series), Extended Term Loans (of the same Extension Series), Extended Revolving Credit Loans (of the same Extension Series) or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a US Revolving Credit Commitment, a Canadian Revolving Credit Commitment, an Extended Term Loan Commitment (of the same Extension Series), a Tranche B Term Loan Commitment, a New Tranche B Term Loan Commitment or an Extended Revolving Credit Commitment (of the same Extension Series).

“Closing Date” shall mean the date of the initial Borrowing hereunder.

“Closing Date Other Tender Procedures” shall mean (a) the acceptance for purchase of Existing Notes validly tendered and not validly withdrawn pursuant to the Tender Offers on the Initial Acceptance Date and the payment (including the payment of any applicable consent fee) for such Existing Notes promptly thereafter at the applicable price set forth in the Offer to Purchase and subject to and on the terms and conditions set forth in the Offer Materials,

(b) the acceptance for purchase of Existing Notes validly tendered and not validly withdrawn pursuant to the Tender Offers on the Subsequent Acceptance Date and the payment for such Existing Notes promptly thereafter at the applicable price set forth in the Offer to Purchase and subject to and on the terms and conditions set forth in the Offer Materials and (c) with respect to all Existing Notes not so accepted for purchase pursuant to the Tender Offers, the issuance of an irrevocable notice of redemption of such Existing Notes by each of the Parent and the Borrower, as applicable, in accordance with the terms of the applicable indenture governing such Existing Notes and applicable law.

“Co-Documentation Agent” shall mean each of Banc of America Securities LLC, Barclays Bank PLC, Deutsche Bank AG New York Branch and KKR Capital Markets LLC, together with their respective affiliates, as a co-documentation agent for the Lenders under this Agreement and the other Credit Documents.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall have the meaning provided in the Security Agreements or any Mortgage, as applicable.

“Collateral Agent” shall have the meaning provided in the Security Agreements or any Mortgage, as applicable.

“Commitment Fee Rate” shall mean, with respect to the Available US Commitment and the Available Canadian Commitment on any day, 0.75% per annum; provided that for any day on which the Consolidated Total Debt to Consolidated EBITDA Ratio for the most recent four fiscal quarter period for which Section 9.1 Financials are delivered to the Lenders under Section 9.1 is less than 5.00:1.00, the Commitment Fee Rate in effect on such day shall be 0.50% per annum; provided, further, that any change in the Commitment Fee Rate shall become effective as of the first day following the last day of the most recent fiscal year or period for which Section 9.1 Financials are delivered to the Lenders under Section 9.1. Until the Borrower shall have first delivered the aforementioned Section 9.1 Financials, the Commitment Fee Rate shall be deemed to be 0.75% per annum.

“Commitments” shall mean, with respect to each Lender, such Lender’s Term Loan Commitment, US Revolving Credit Commitment, Canadian Revolving Credit Commitment or New Tranche B Term Loan Commitment.

“Confidential Information” shall have the meaning provided in Section 13.16.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated September 2010, delivered to the Lenders in connection with this Agreement.

“Consent Solicitations” shall mean the solicitation of consents from the holders of the Existing Notes to amend the respective indentures governing the Existing Notes to eliminate the significant restrictive covenants and certain default provisions contained therein, to be effected by each of the Borrower and Parent, as applicable, concurrently with the Tender Offers.

“Consolidated Earnings” shall mean, for any period, “income (loss) before the deduction of income taxes” of the Borrower and the Restricted Subsidiaries, excluding (a) extraordinary items for such period, determined in a manner consistent with the manner in which such amount was determined in accordance with the audited financial statements referred to in Section 9.1(a) and (b) the cumulative effect of a change in accounting principles during such period.

“Consolidated EBITDA” shall mean, for any period, the sum, without duplication, of the amounts for such period of:

(a) Consolidated Earnings plus

(b) to the extent (and in the same proportion after giving effect to the exclusion in clause (ii) in the proviso to this definition) already deducted in arriving at Consolidated Earnings, the following:

(i)	interest expense as used in determining such Consolidated Earnings,

(ii)	depreciation expense,

(iii)	amortization expense,

(iv)	extraordinary losses and unusual or non-recurring charges (including severance, relocation costs and one-time compensation charges),

(v)	non-cash charges (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period),

(vi)	losses on asset sales,

(vii)	restructuring charges or reserves (including costs related to acquisitions permitted hereunder after the date hereof and to closure/consolidation of facilities),

(viii)	in the case of any period that includes a period ending prior to or during the fiscal year ending January 1, 2011, Transaction Expenses,

(ix)	any expenses or charges incurred in connection with any issuance of debt, equity securities or any refinancing transaction or any amendment or other modification of any debt instrument, in each case permitted hereunder,

(x)	any fees and expenses related to Permitted Acquisitions,

(xi)	any deductions attributable to minority interests,

(xii)	the amount of cost savings and other operating improvements and synergies projected by the Borrower in good faith and certified in writing by an Authorized Officer to the Administrative Agent to be realized as a result of any specified operational change taken or committed in such certificate to be taken during such period (in each case calculated on a pro forma basis as though such cost savings and other operating improvements and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions to the extent already included in the Consolidated Earnings for such period, provided that (i) the Borrower shall have certified to the Administrative Agent that (A) such cost savings, operating improvements and synergies are reasonably identifiable, factually supportable and are reasonably anticipated to result from such actions and (B) such actions have been taken, or have been committed to be taken and the benefits resulting therefrom are anticipated by the Borrower to be realized within 18 months, (ii) no amounts shall be added pursuant to this clause (xii) to the extent already added pursuant to clause (iv) above or clause (iv) below with respect to such period and (iii) such amounts added pursuant to this clause (xii) may not exceed $30,000,000 in any period of four consecutive fiscal quarters;

(xiii)	the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsors,

(xiv)	any impairment charge or asset write-off pursuant to Accounting Standards Codifications Topic 350 Intangibles – Goodwill and Other (formerly Financial Accounting Standards Board Statements of Financial Accounting Standards No. 142) or Accounting Standards Codifications Topic 360 Property, Plant and Equipment (formerly Financial Accounting Standards Board Statements of Financial Accounting Standards No. 144) and the amortization of intangibles arising pursuant to Accounting Standards Codifications Topic 805 Business Combinations (formerly Financial Accounting Standards Board Statements of Financial Accounting Standards No. 141(R)),

(xv)	[Reserved]

(xvi)	foreign withholding taxes paid or accrued in such period,

(xvii)	non-cash charges related to stock compensation expense,

(xviii)	expenses consisting of internal software development costs that are expensed during the period but could have been capitalized under alternative accounting policies in accordance with GAAP,

(xix)	costs of surety bonds incurred during such period in connection with financing activities, and

(xx)	loss from the early extinguishment of Indebtedness or hedging obligations or other derivative instruments;

less to the extent included in arriving at Consolidated Earnings, the sum of the following amounts for such period of:

(a) extraordinary gains and unusual or non-recurring gains,

(b) non-cash gains (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period),

(c) gains on asset sales, and

(d) any net after tax income from the early extinguishment of Indebtedness or hedging obligations or other derivative instruments,

in each case, as determined on a consolidated basis for the Borrower and the Restricted Subsidiaries in accordance with GAAP, provided that

(i) except as provided in clause (iv) below, there shall be excluded from Consolidated Earnings for any period the income from continuing operations before income taxes and extraordinary items of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Earnings, except to the extent actually received in cash by the Borrower or its Restricted Subsidiaries during such period through dividends or other distributions,

(ii) there shall be excluded from Consolidated Earnings for any period the income from continuing operations before income taxes and extraordinary items of each Minority Investment for such period corresponding to the percentage of capital stock or other equity interests in such Minority Investment not owned by the Borrower or its Restricted Subsidiaries,

(iii) there shall be excluded in determining Consolidated EBITDA non-operating currency transaction gains and losses (including the net loss or gain resulting from Hedge Agreements for currency exchange risk),

(iv) (x) there shall be included in determining Consolidated EBITDA for any period (A) the Acquired EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) acquired to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) and (B) for the purposes of the definition of the term “Permitted Acquisition” and Sections 10.3, 10.9 and 10.10, an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition or conversion) as specified in the Pro Forma Adjustment Certificate delivered to the Lenders and the Administrative Agent and (y) for purposes of determining the Consolidated Total Debt to Consolidated EBITDA Ratio only, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition or conversion) and

(v) there shall be excluded from Consolidated Earnings and the determination of Consolidated EBITDA for any period the effects of adjustments in component amounts required or permitted by the Accounting Standards Codifications Topic 805 Business Combinations (formerly Financial Accounting Standards Board Statements of Financial Accounting Standards No. 141R) and Accounting Standards Codifications Topic 350 Intangibles – Goodwill and Other (formerly Financial Accounting Standards Board Statements of Financial Accounting Standards No. 142) and related authoritative pronouncements, as a result of the Transactions, any acquisition consummated prior to the Closing Date or Permitted Acquisitions or the amortization or write-off of any amounts in connection with any thereof and related financings of any thereof.

“Consolidated EBITDA to Consolidated Interest Expense Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated EBITDA for the relevant Test Period to (b) Consolidated Interest Expense for such Test Period.

“Consolidated Interest Expense” shall mean, for any period, the cash interest expense (including that attributable to Capital Leases in accordance with GAAP and all cash dividends paid in respect of Disqualified Equity Interests that constitute Indebtedness for borrowed money under GAAP), net of cash interest income and net cash payments received under Hedge Agreements (other than currency swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements and other similar agreements), of the Borrower and the Restricted Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Borrower and the Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements (other than currency swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements and other similar agreements), but excluding, however, amortization of deferred financing costs and any other amounts of non-cash interest, all as calculated on a consolidated basis in accordance with GAAP, provided that (i) except as provided in clause (ii) below, there shall be excluded from Consolidated Interest Expense for any period the cash interest expense (or cash interest income) of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Interest Expense and (ii) for purposes of the definition of the term “Permitted Acquisition” and Sections 10.3, 10.9 and 10.10, there shall be included in determining Consolidated Interest Expense for any period the cash interest expense (or income) of any Acquired Entity or Business acquired during such period and of any Converted Restricted Subsidiary converted during such period, in each case based on the cash interest expense (or income) of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) assuming any Indebtedness incurred or repaid in connection with any such acquisition or conversion had been incurred or prepaid on the first day of such period. Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated Interest Expense for any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be an amount equal to actual Consolidated Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.

“Consolidated Lease Expense” shall mean, for any period, all rental expenses of the Borrower and the Restricted Subsidiaries during such period under operating leases for real or personal property (including in connection with Permitted Sale Leasebacks), excluding real estate taxes, insurance costs and common area maintenance charges and net of sublease income, other than (a) obligations under vehicle leases entered into in the ordinary course of business, (b) all such rental expenses associated with assets acquired pursuant to a Permitted Acquisition to the extent that such rental expenses relate to operating leases in effect at the time of (and immediately prior to) such acquisition (including the portion thereof occurring prior to such Permitted Acquisition) and (c) Capitalized Lease Obligations, all as determined on a consolidated basis in accordance with GAAP, provided that there shall be excluded from Consolidated Lease Expense for any period the rental expenses of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Lease Expense.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) after the deduction of income taxes of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Senior Secured Debt” shall mean, as of any date of determination, the sum (without duplication) of (i) the aggregate principal amount of the Term Loans outstanding at such date, (ii) the aggregate amount of all Revolving Credit Loans outstanding at such date, (iii) the aggregate principal amount of all other Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money outstanding on such date that is secured by a Lien on any property of the Borrower or a Restricted Subsidiary (other than any Lien permitted under Section 10.2(b) and any replacement, extension or renewal thereof permitted under Section 10.2(e)) and (iv) all Capitalized Lease Obligations of the Borrower and the Restricted Subsidiaries outstanding on such date, with all such Indebtedness referred to in the preceding clauses (iii) and (iv) being calculated on a consolidated basis in accordance with GAAP, less the aggregate amount of cash and Cash Equivalents included in the cash accounts listed on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as at such date to the extent the use thereof for application to payment of Indebtedness is not prohibited by law or any contract to which the Borrower or any of the Restricted Subsidiaries is a party.

“Consolidated Net Senior Secured Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Net Senior Secured Debt as of the last day of the relevant Test Period to (b) Consolidated EBITDA for such Test Period.

“Consolidated Total Debt” shall mean, as of any date of determination, (a) the sum of (i) all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money outstanding on such date (including all Disqualified Equity Interests that constitute Indebtedness for borrowed money under GAAP) and (ii) all Capitalized Lease Obligations of the Borrower and the Restricted Subsidiaries outstanding on such date, all calculated on a consolidated basis in accordance with GAAP, minus (b) the aggregate amount of cash and Cash Equivalents included in the cash accounts listed on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as at such date to the extent the use thereof for application to payment of Indebtedness is not prohibited by law or any contract to which the Borrower or any of the Restricted Subsidiaries is a party.

“Consolidated Total Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the relevant Test Period to (b) Consolidated EBITDA for such Test Period.

“Consolidated Working Capital” shall mean, at any date, the excess of (a) the sum of all amounts (other than cash, cash equivalents and bank overdrafts) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date, but excluding (i) the current portion of any Funded Debt, (ii) without duplication of clause (i) above, all Indebtedness consisting of Loans and Letter of Credit Exposure to the extent otherwise included therein and (iii) the current portion of deferred income taxes.

“Continuing Director” shall mean, at any date, an individual (a) who is a member of the Board of Directors of the Borrower on the date hereof, (b) who, as at such date, has been a member of such Board of Directors for at least the 12 preceding months, (c) who has been nominated to be a member of such Board of Directors, directly or indirectly, by a Sponsor or Persons nominated by a Sponsor or (d) who has been nominated to be a member of such Board of Directors by a majority of the other Continuing Directors then in office.

“Converted Restricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Credit Documents” shall mean this Agreement, the Security Documents, each Letter of Credit, each Joinder Agreement and any promissory notes issued by the Borrower hereunder.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan and the issuance of a Letter of Credit.

“Credit Party” shall mean each of Holdings, the Borrower, the Canadian Borrower, the US Subsidiary Guarantors, the Canadian Subsidiary Guarantors, if any, and each other Subsidiary of the Borrower that is a party to a Credit Document.

“Cure Right” shall have the meaning provided in Section 11.13(a).

“Cure Amount” shall have the meaning provided in Section 11.13(a).

“Debt Incurrence Prepayment Event” shall mean any issuance or incurrence by Holdings, the Borrower or any of the Restricted Subsidiaries of any Indebtedness (including any issuance by the Borrower of Permitted Other Indebtedness to the extent the Net Cash Proceeds are not used to finance a Permitted Acquisition but excluding any other Indebtedness permitted to be issued or incurred under Section 10.1 other than Section 10.1(a)(xvi)).

“Deed of Hypothec” shall have the meaning provided in Section 12.1.

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender that (a) defaults in its obligation to make any Loan or other payment within three Business Days of the date required to be made by it hereunder unless such obligation or other payment is the subject of a good faith dispute, (b) has notified the Administrative Agent or any Credit Party in writing that it does not intend to satisfy any such obligations or (c) has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian, administrator, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian administrator, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Discount Note” shall mean a non-interest-bearing promissory note or depository note (within the meaning of the Depository Bills and Notes Act (Canada)) denominated in Canadian Dollars issued by the Canadian Borrower to a Non-Acceptance Lender to evidence a BA Equivalent Loan.

“Discount Range” shall have meaning provided in Section 5.1(b)(ii).

“Discounted Prepayment Option Notice” shall have the meaning provided in Section 5.1(b)(ii).

“Discounted Voluntary Prepayment” shall have the meaning provided in Section 5.1(b)(i).

“Discounted Voluntary Prepayment Notice” shall have the meaning provided in Section 5.1(b)(v).

“Disposed EBITDA” shall mean, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary (any of the foregoing, a “Pro Forma Disposed Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Disposed Entity (determined using such definitions as if references to the Borrower and its Subsidiaries therein were to such Pro Forma Disposed Entity and its Subsidiaries), all as determined on a consolidated basis for such Pro Forma Disposed Entity in accordance with GAAP.

“Disqualified Equity Interests” shall mean, with respect to any Person, any Stock or Stock Equivalent of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Stock or Stock Equivalents that are not Disqualified Equity Interests), other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale to the extent the terms of such Stock or Stock Equivalent provide that such Stock or Stock Equivalent shall not be required to be repurchased or redeemed until 91 days after the then applicable Latest Maturity Date has occurred or such repurchase or redemption is otherwise permitted by this Agreement (including as a result of a waiver hereunder)), in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital in each case prior to the date that is 91 days after the then applicable Latest Maturity Date; provided that if such Stock or Stock Equivalent is issued to any plan for the benefit of employees of Holdings or its Subsidiaries or by any such plan to such employees, such Stock or Stock Equivalent shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Holdings or its Subsidiaries in order to satisfy applicable statutory, contractual or regulatory obligations.

“dividends” shall have the meaning provided in Section 10.6.

“DLJMB” shall mean DLJ Merchant Banking Partners III, L.P., a Delaware limited partnership.

“Dollar Borrowing” shall mean a Borrowing denominated in Dollars.

“Dollars” and “$” shall mean lawful currency of the United States of America.

“Dollar Equivalent” shall mean, on any date of determination, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in Canadian Dollars, the equivalent in Dollars of such amount, determined by the Administrative Agent using the Exchange Rate.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States, any state thereof, or the District of Columbia.

“Draft” shall have the meaning provided in Section 2.14(f).

“Drawing” shall have the meaning provided in Section 3.4(b).

“Environmental Claims” shall mean any and all actions, suits, orders, decrees, demands, demand letters, claims, liens, notices of noncompliance, violation or potential responsibility or investigation (other than internal reports prepared by the Borrower or any of the Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, release or threatened release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the environment including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment relating to the protection of environment, including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or human health or safety (to the extent relating to human exposure to Hazardous Materials), or Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any Credit Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event; (b) the existence with respect to any Pension Plan of a non-exempt Prohibited Transaction; (c) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure by any Credit Party or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (e) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (f) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (g) the receipt by any Credit Party or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (h) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; or (i) the receipt by any Credit Party or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from a Credit Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization or in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA).

“Event of Default” shall have the meaning provided in Section 11.

“Excess Cash Flow” shall mean, for any period, an amount equal to the excess of (a) the sum, without duplication, of (i) Consolidated Net Income for such period, (ii) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such period and (iv) an amount equal to the aggregate net non-cash loss on the sale, lease, transfer or other disposition of assets by the Borrower and the Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income over (b) the sum, without duplication, of (i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the amount of Capital Expenditures made in cash during such period pursuant to Section 10.11, except to the extent that such Capital Expenditures were financed with the proceeds of Indebtedness of the Borrower or its Restricted Subsidiaries, (iii) the aggregate amount of all prepayments of Revolving Credit Loans and Swingline Loans made during such period to the extent accompanying reductions of the US Total Revolving Credit Commitments, except to the extent financed with the proceeds of other Indebtedness of the Borrower or its Restricted Subsidiaries, (iv) the aggregate amount of all principal payments of Indebtedness of the Borrower or the Restricted Subsidiaries (including any Term Loans and the principal component of payments in respect of Capitalized Lease Obligations but excluding Revolving Credit Loans, Swingline Loans and voluntary prepayments of Term Loans pursuant to Section 5.1) made during such period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), except to the extent financed with the proceeds of other Indebtedness of the Borrower or its Restricted Subsidiaries, (v) an amount equal to the aggregate net non-cash gain on the sale, lease, transfer or other disposition of assets by the Borrower and the Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income, (vi) increases in Consolidated Working Capital for such period, (vii) payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness, (viii) the amount of Investments made during such period pursuant to Section 10.5 to the extent that such Investments were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries, (ix) the amount of dividends paid during such period pursuant to clause (b) or (d) of the proviso to Section 10.6 to the extent such dividends were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries, (x) the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period and (xi) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness and that are accounted for as extraordinary items.

“Exchange Rate” shall mean on any day the rate at which Canadian Dollars may be exchanged into Dollars, computed by the Canadian Administrative Agent at the Bank of Canada noon spot rate, after 12:00 noon (Toronto time) on such day, provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Canadian Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Existing Class” shall mean an Existing Term Loan Class or Existing Revolving Credit Class, as applicable.

“Existing Credit Agreement” shall mean the Credit Agreement, dated as of October 4, 2004, by and among Visant Corporation (as successor to Jostens IH Corp.), as Borrower, Jostens Canada Ltd., as Canadian Borrower, Visant Secondary Holdings Corp. (as successor to Jostens Secondary Holdings Corp.), as Guarantor, the lenders from time to time party thereto, Credit Suisse AG (formerly known as Credit Suisse First Boston), as Administrative Agent, and Credit Suisse AG, Toronto Branch (formerly known as Credit Suisse First Boston, Toronto Branch), as Canadian Administrative Agent, as amended from time to time.

“Existing Letters of Credit” shall have the meaning provided in the preamble to this Agreement.

“Existing Notes” shall mean the Existing Senior Discount Notes, the Existing Senior Notes and the Existing Senior Subordinated Notes.

“Existing Notes Repayment” shall mean the repayment (and the payment of any applicable consent fee and related fees) by Parent or the Borrower, as applicable, on the Closing Date of all outstanding principal of, and accrued and unpaid interest to the date of such repayment on, Existing Notes validly tendered and not validly withdrawn prior to the Consent Time (as defined in the Offer to Purchase).

“Existing Revolving Credit Class” shall have the meaning provided in Section 2.15(b)(ii).

“Existing Revolving Credit Commitment” shall have the meaning provided in Section 2.15(b)(ii).

“Existing Revolving Credit Loans” shall have the meaning provided in Section 2.15(b)(ii).

“Existing Senior Discount Notes” shall mean the 10.25% Senior Discount Notes due 2013 of Parent, issued pursuant to an indenture dated as of December 2, 2003, with The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York), as trustee.

“Existing Senior Notes” shall mean the 8.75% Senior Notes due 2013 of Parent, issued pursuant to an indenture dated as of April 4, 2006, with U.S. Bank National Association, as trustee.

“Existing Senior Subordinated Notes” shall mean the 7.625% Senior Subordinated Notes due 2012 of the Borrower, issued pursuant to an indenture dated as of October 4, 2004, with The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York), as trustee.

“Existing Term Loan Class” shall have the meaning provided in Section 2.15(b)(i).

“Extended New Tranche B Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(f).

“Extended New Tranche B Term Loan Repayment Date” shall have the meaning provided in Section 2.5(f).

“Extended Revolving Credit Class” shall have the meaning provided in Section 2.15(b)(ii).

“Extended Revolving Credit Commitments” shall have the meaning provided in Section 2.15(b)(ii).

“Extended Revolving Credit Loans” shall have the meaning provided in Section 2.15(b)(ii).

“Extended Term Loans” shall have the meaning provided in Section 2.15(b)(i).

“Extending Lender” shall have the meaning provided in Section 2.15(b)(iii).

“Extension Amendment” shall have the meaning provided in Section 2.15(b)(iv).

“Extension Date” shall have the meaning provided in Section 2.15(b)(vi).

“Extension Election” shall have the meaning provided in Section 2.15(b)(iii).

“Extension Request” shall mean a Term Loan Extension Request or Revolving Credit Extension Request, as applicable.

“Extension Series” shall mean all Extended Term Loans or Extended Revolving Credit Commitments that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest rate margins, extension fees and amortization schedule.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.

“Final Date” shall mean (a) for purposes of Section 4.1(a)(i), the date on which the US Revolving Credit Commitments shall have terminated, no US Revolving Credit Loans shall be outstanding and the US Letters of Credit Outstanding shall have been reduced to zero and (b) for purposes of Section 4.1(a)(ii), the date on which the Canadian Revolving Credit Commitments shall have terminated, no Canadian Revolving Credit Loans shall be outstanding and the Canadian Letters of Credit Outstanding shall have been reduced to zero.

“First Lien Intercreditor Agreement” shall mean an Intercreditor Agreement among the Administrative Agent, the Collateral Agent and the representatives for purposes thereof for any other First Lien Secured Parties, whose terms shall be at least as favorable to the Secured Parties hereunder as the summary of terms attached as Exhibit L-1 hereto.

“First Lien Obligations” shall mean the Obligations and the Permitted Other Indebtedness Obligations (other than any Permitted Other Indebtedness Obligations that are unsecured or secured by a Lien ranking junior to the Lien securing the Obligations), collectively.

“First Lien Secured Parties” shall mean the Secured Parties and the Permitted Other Indebtedness Secured Parties and any representative on their behalf for such purposes (other than in the case of Permitted Other Indebtedness Secured Parties whose Permitted Other Indebtedness Obligations are secured by a Lien ranking junior to the Lien securing the Obligations), collectively.

“Foreign Asset Sale” shall have the meaning provided in Section 5.2(h).

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary, including the Canadian Borrower.

“Funded Debt” shall mean all indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the Borrower or any Restricted Subsidiary, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all amounts of Funded Debt required to be paid or prepaid within one year from the date of its creation and, in the case of the Borrower and the Canadian Borrower, Indebtedness in respect of the Loans.

“GAAP” shall mean generally accepted accounting principles in the United States of America or Canada, as applicable, as in effect from time to time; provided, however, that if there occurs after the date hereof any change in GAAP that affects in any respect the calculation of any covenant contained in Section 10, the Lenders and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 10 shall be calculated as if no such change in GAAP has occurred.

“Governmental Authority” shall mean any nation or government, any state, province, territory or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee Agreements” shall mean, collectively, the US Guarantee and the Canadian Guarantee.

“Guarantee and Collateral Exception Amount” shall mean, at any time, $125,000,000 minus (b) the sum of (i) the aggregate amount of Indebtedness incurred or assumed prior to such time pursuant to Section 10.1(a)(x) or (a)(xi) that is outstanding at such time and that was used to acquire, or was assumed in connection with the acquisition of, capital stock and/or assets in respect of which guarantees, pledges and security have not been given pursuant to Sections 9.11 and 9.12, (ii) the sum of (A) the aggregate New Tranche B Term Loan Commitments at such time and (B) the aggregate principal amount of New Tranche B Term Loans outstanding at such time and (iii) any Indebtedness incurred by any Restricted Subsidiary that is not a Guarantor, provided that if such aggregate amount is a negative number, the Guarantee and Collateral Exception Amount shall be zero.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or any such property or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” when used as a verb shall mean to provide or incur a Guarantee Obligation and when used as a noun shall have a correlative meaning.

“Guarantors” shall mean (a) Holdings, the US Subsidiary Guarantors and the Canadian Subsidiary Guarantors (if any), other than the immaterial Subsidiaries listed on Schedule 1.1(d), and (b) in respect of the Canadian Obligations, the Borrower.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.

“Hedge Agreements” shall mean interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements, and other similar agreements entered into by the Borrower or the Canadian Borrower in the ordinary course of business (and not for speculative purposes) in order to protect the Borrower, the Canadian Borrower or any of the Restricted Subsidiaries against fluctuations in interest rates, currency exchange rates or commodity prices.

“Holdings” shall have the meaning provided in the preamble to this Agreement.

“Increased Amount Date” shall have the meaning provided in Section 2.15(a).

“Indebtedness” of any Person shall mean (a) all indebtedness of such Person for borrowed money (including all obligations of such Person in respect of Disqualified Equity Interests), (b) the deferred purchase price of assets or services that in accordance with GAAP would be included as liabilities in the balance sheet of such Person, (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (d) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed, (e) all Capitalized Lease Obligations of such Person, (f) all obligations of such Person under interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements and (g) without duplication, all Guarantee Obligations of such Person, provided that Indebtedness shall not include (i) trade payables and accrued expenses, in each case payable directly or through a bank clearing arrangement and arising in the ordinary course of business, (ii) precious metal leases, whether capital or operating and (iii) obligations in respect of commodity price protection agreements or other commodity price hedging agreements.

“Initial Acceptance Date” shall mean, with respect to each Tender Offer, the date on which, following the applicable Consent Time (as defined in the Offer to Purchase) and promptly following the satisfaction or waiver of each of the conditions to such Tender Offer, the Parent or the Borrower, as applicable, accepts for purchase the Existing Notes of the applicable series validly tendered and not validly withdrawn at or prior to the applicable Consent Time.

“Initial Yield” shall mean with respect to New Tranche B Term Loans made pursuant to Section 2.15(a), the amount (as reasonably determined by the Administrative Agent) equal to the sum of (a) the margin above the LIBOR Rate on such New Tranche B Term Loans (increased by the amount that any “LIBOR floor” applicable to such New Tranche B Term Loans on the date of the calculation exceeds the LIBOR Rate on such date (without giving effect to the proviso thereto)), and (b) the quotient obtained by dividing (i) the amount of any Up-Front Fees on such New Tranche B Term Loans by (ii) the lesser of (x) the Weighted Average Life to Maturity of such New Tranche B Term Loans and (y) four.

“Insolvent” with respect to any Multiemployer Plan, shall mean the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property” shall have the meaning assigned to such term in the Security Agreement.

“Interest Period” shall mean, with respect to any Term Loan or Revolving Credit Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Investment” shall mean, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 364 days arising in the ordinary course of business and excluding also any Investment in leases entered into in the ordinary course of business; or (c) the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness or other monetary liability of any other Person.

“Joinder Agreement” shall mean an agreement substantially in the form of Exhibit D.

“Jostens Business” shall mean, taken as a whole, the property, business of, and controlling interest in the Voting Stock of, the Subsidiaries, business segments and units within business segments engaged in the affinity products and services business as conducted on the Closing Date and thereafter by entities including Jostens, Inc.

“Judgment Currency” shall have the meaning set forth in Section 13.17.

“Judgment Currency Conversion Date” shall have the meaning set forth in Section 13.17.

“KKR” shall mean each of Kohlberg Kravis Roberts & Co., L.P. and KKR Associates, L.P.

“Latest Maturity Date” shall mean, at any date of determination, the latest of the Maturity Dates.

“L/C Maturity Date” shall mean the date that is five Business Days prior to the Revolving Credit Maturity Date.

“L/C Participants” shall mean the Cdn L/C Participants or the US L/C Participants and each is an “L/C Participant”.

“L/C Participation” shall mean a US L/C Participation or a Cdn L/C Participation.

“Lender” shall have the meaning provided in the preamble to this Agreement (and shall include the Swingline Lender).

“Lender Participation Notice” shall have the meaning provided in Section 5.1(b)(iii).

“Letter of Credit” shall have the meaning provided in Section 3.1(a).

“Letter of Credit Exposures” shall mean US Letter of Credit Exposures and Canadian Letter of Credit Exposures, as applicable.

“Letter of Credit Issuers” shall mean a collective reference to the US Letter of Credit Issuer and the Canadian Letter of Credit Issuer and each is a “Letter of Credit Issuer.”

“Letter of Credit Request” shall mean a US Letter of Credit Request and a Canadian Letter of Credit Request, as applicable.

“Level I Status” shall mean, on any date, the Consolidated Total Debt to Consolidated EBITDA Ratio is greater than or equal to 5.00 to 1.00 as of such date.

“Level II Status” shall mean, on any date, the circumstance that Level I Status does not exist and the Consolidated Total Debt to Consolidated EBITDA Ratio is greater than or equal to 4.25 to 1.00 as of such date.

“Level III Status” shall mean, on any date, the circumstance that neither Level I Status nor Level II Status exists and the Consolidated Total Debt to Consolidated EBITDA Ratio is greater than or equal to 3.50 to 1.00 as of such date.

“Level IV Status” shall mean, on any date, the circumstance that the Consolidated Total Debt to Consolidated EBITDA Ratio is less than 3.50 to 1.00 as of such date.

“LIBOR Loan” shall mean any LIBOR Term Loan or LIBOR Revolving Credit Loan.

“LIBOR Rate” shall mean, in the case of any LIBOR Term Loan or LIBOR Revolving Credit Loan, with respect to each day during each Interest Period pertaining to such LIBOR Loan, (a) the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time), on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period (or, to the extent that an interest rate is not so ascertainable, the rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period) multiplied by (b) the Statutory Reserve Rate; provided that if the “LIBOR Rate” as calculated above would be lower than 1.75% per annum at any time, the “LIBOR Rate” shall be deemed to be 1.75% at such time.

“LIBOR Revolving Credit Loan” shall mean any Revolving Credit Loan bearing interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the LIBOR Rate.

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Loan” shall mean any Revolving Credit Loan, Swingline Loan, Term Loan or New Tranche B Term Loan made by any Lender hereunder.

“Management Investors” shall mean the management officers and employees of the Borrower and its Subsidiaries who are investors in the Borrower on the Closing Date.

“Mandatory Borrowing” shall have the meaning provided in Section 2.1(d).

“Material Adverse Change” shall mean any event or circumstance which has resulted or is reasonably likely to result in a material adverse change in the business, assets, operations, properties or financial condition of Holdings, the Borrower and its Subsidiaries, taken as a whole, or that would materially adversely affect the ability of Holdings, the Borrower and the other Credit Parties, taken as a whole, to perform their obligations under this Agreement or any of the other Credit Documents.

“Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties or financial condition of Holdings, the Borrower and the Subsidiaries, taken as a whole, that would materially adversely affect (a) the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their obligations under this Agreement or any of the other Credit Documents or (b) the rights and remedies of the Administrative Agent and the Lenders under this Agreement or any of the other Credit Documents.

“Material Subsidiary” shall mean, at any date of determination, each Restricted Subsidiary of the Borrower (a) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 5% of the consolidated total assets of the Borrower and the Restricted Subsidiaries at such date or (b) whose gross revenues for such Test Period were equal to or greater than 5% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Maturity Date” shall mean the Tranche B Term Loan Maturity Date, the New Tranche B Term Loan Maturity Date or the Revolving Credit Maturity Date.

“Maximum Incremental Facilities Amount” shall mean, at any date of determination, (a) the sum of (i) $150,000,000, plus (ii) an additional $150,000,000 provided that the Consolidated Net Senior Secured Leverage Ratio after the incurrence of any portion thereof on a pro forma basis is no greater than 3.75:1.00 minus (b) the sum of (i) the aggregate principal amount of New Tranche B Term Loan Commitments incurred pursuant to Section 2.15(a) prior to such date and (ii) the aggregate principal amount of Permitted Other Indebtedness issued or incurred pursuant to Section 10.1(xvii) prior to such date.

“Minimum Borrowing Amount” shall mean (a) with respect to a Dollar Borrowing of Term Loans or Revolving Credit Loans, $1,000,000, (b) with respect to a Canadian Dollar Borrowing of Canadian Revolving Credit Loans, C$1,000,000 and (c) with respect to a Borrowing of Swingline Loans, $100,000.

“Minimum Tender Condition” shall have the meaning provided in Section 2.16(b).

“Minority Investment” shall mean any Person (other than a Subsidiary) in which the Borrower or any Restricted Subsidiary owns capital stock or other equity interests.

“MNPI” shall have the meaning provided in Section 5.1(b)(i).

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement or other security document entered into by the owner of a Mortgaged Property and the Collateral Agent for the ratable benefit of the Lenders in respect of that Mortgaged Property, substantially in the form of Exhibit E, or, in the case of Mortgaged Properties located outside the United States of America, in such form as agreed between the Borrower and the Administrative Agent or the Canadian Administrative Agent, as applicable, as the same may be amended, supplemented or otherwise modified from time to time.

“Mortgaged Property” shall mean, initially, each parcel of real estate and the improvements thereto owned by a Credit Party and identified on Schedule 1.1(b), and includes each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 9.15.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean, with respect to any Prepayment Event, (a) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable) received by or on behalf of Holdings, the Borrower or any of the Restricted Subsidiaries in respect of such Prepayment Event, less (b) the sum of:

(i) in the case of any Prepayment Event, the amount, if any, of all taxes paid or estimated to be payable by Holdings, the Borrower or any of the Restricted Subsidiaries in connection with such Prepayment Event,

(ii) in the case of any Prepayment Event, the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such Prepayment Event and (y) retained by Holdings, the Borrower or any of the Restricted Subsidiaries, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Prepayment Event occurring on the date of such reduction,

(iii) in the case of any Prepayment Event, the amount of any Indebtedness secured by a Lien on the assets that are the subject of such Prepayment Event to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event,

(iv) in the case of any Asset Sale Prepayment Event (other than a transaction permitted by Section 10.4(e)), Casualty Event or Permitted Sale Leaseback, the amount of any proceeds of such Prepayment Event that the Borrower or any Subsidiary has reinvested (or intends to reinvest within the Reinvestment Period or has entered into a binding commitment prior to the last day of the Reinvestment Period to reinvest) in the business of the Borrower or any of the Restricted Subsidiaries (subject to Section 9.14), provided that any portion of such proceeds that has not been so reinvested within such Reinvestment Period shall, unless the Borrower or a Subsidiary has entered into a binding commitment prior to the last day of such Reinvestment Period to reinvest such proceeds, (x) be deemed to be Net Cash Proceeds of an Asset Sale Prepayment Event, Casualty Event or Permitted Sale Leaseback occurring on the last day of such Reinvestment Period and (y) be applied to the repayment of Term Loans in accordance with Section 5.2(a)(i);

(v) in the case of any Prepayment Event, reasonable and customary fees, commissions, expenses, and other costs paid by Holdings, the Borrower or any of the Restricted Subsidiaries, as applicable, in connection with such Prepayment Event (other than those payable to Holdings, the Borrower or any Subsidiary of the Borrower), in each case only to the extent not already deducted in arriving at the amount referred to in clause (a) above; and

(vi) in the case of a Specified Asset Sale, any Specified Asset Sale Proceeds.

“New Tranche B Term Loan Commitments” shall have the meaning provided in Section 2.15(a).

“New Tranche B Term Loan Lender” shall have the meaning provided in Section 2.15(a).

“New Tranche B Term Loans” shall have the meaning provided in Section 2.15(a).

“New Tranche B Term Loan Maturity Date” shall mean the date on which a New Tranche B Term Loan matures.

“New Tranche B Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(f).

“New Tranche B Term Loan Repayment Date” shall have the meaning provided in Section 2.5(f).

“Non-Acceptance Lender” shall mean a Canadian Lender that does not accept Bankers’ Acceptances.

“Non-Debt Fund Affiliate” shall mean any Affiliated Lender that is not an Affiliated Debt Fund.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Excluded Taxes” shall have the meaning provided in Section 5.4(a).

“Non-US Lender” shall have the meaning provided in Section 5.4(a).

“Non-US Participant” shall have the meaning provided in Section 5.4(c).

“Notice of Borrowing” shall have the meaning provided in Section 2.3(a).

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a).

“Obligations” shall have the meaning assigned to such term in the Security Documents.

“Offer Materials” shall mean the Offer to Purchase and the accompanying Letter of Transmittal and Consent (as defined in the Offer to Purchase).

“Offer to Purchase” shall mean the Offer to Purchase and Consent Solicitation Statement, dated September 7, 2010, with respect to the Tender Offers, as amended and supplemented from time to time.

“Offered Loans” shall have the meaning provided in Section 5.1(b)(iii).

“Other Refinancing Transactions” shall mean (a) the payment in full of all amounts due or outstanding under the Existing Credit Agreement (other than any Existing Letters of Credit that are deemed to be issued under this Agreement in accordance with the terms hereof), the termination of all commitments thereunder and the release and discharge of all guarantees thereof and security therefor, (b) the Existing Notes Repayment and (c) the payment of the Specified Dividend.

“Other Tender Procedures” shall mean the Closing Date Other Tender Procedures and the Post-Closing Other Tender Procedures, as applicable.

“Parent” shall mean Visant Holding Corp., a Delaware corporation.

“Participant” shall have the meaning provided in Section 13.6(c)(i).

“Patriot Act” shall have the meaning provided in Section 13.18.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” shall mean any plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA sponsored, maintained or contributed to by any Credit Party or any ERISA Affiliate.

“Perfection Certificate” shall mean a certificate of Holdings, the Borrower and the Canadian Borrower substantially in the form of Exhibit F or any other form approved by the Administrative Agent.

“Permitted Acquisition” shall mean the acquisition, by merger or otherwise, by the Borrower or any of the Restricted Subsidiaries of assets or capital stock or other equity interests, so long as (a) such acquisition and all transactions related thereto shall be consummated in accordance with applicable law; (b) such acquisition shall result in the issuer of such capital stock or other equity interests becoming (i) a Restricted Subsidiary and (ii) (x) in the case of a Restricted Domestic Subsidiary, a US Subsidiary Guarantor or (y) in the case of a Restricted Canadian Subsidiary, a Canadian Subsidiary Guarantor, in each case to the extent required by Section 9.11; (c) such acquisition shall result in the Administrative Agent or the Canadian Administrative Agent, as applicable, for the ratable benefit of the applicable Lenders, being granted a security interest in any capital stock or any assets so acquired, to the extent required by Sections 9.11, 9.12 and/or 9.15; (d) after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing; and (e) the Borrower shall be in compliance, on a pro forma basis after giving effect to such acquisition (including any Indebtedness assumed or permitted to exist or incurred pursuant to Sections 10.1(a)(x) and 10.1(a)(xi), respectively, and any related Pro Forma Adjustment), with the covenants set forth in Sections 10.9 and 10.10, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Section as if such acquisition had occurred on the first day of such Test Period.

“Permitted Capital Expenditure Amount” shall have the meaning provided in Section 10.11.

“Permitted Debt Exchange” shall have the meaning provided in Section 2.16(a).

“Permitted Debt Exchange Notes” shall have the meaning provided in Section 2.16(a).

“Permitted Debt Exchange Offer” shall have the meaning provided in Section 2.16(a).

“Permitted Investments” shall mean:

(a) securities issued or unconditionally guaranteed by the United States government or any agency or instrumentality thereof, in each case having maturities of not more than 24 months from the date of acquisition thereof;

(b) securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);

(c) commercial paper issued by any Lender or any bank holding company owning any Lender;

(d) commercial paper maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(e) domestic and LIBOR certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by any Lender or any other bank having combined capital and surplus of not less than $250,000,000 in the case of domestic banks and $100,000,000 (or the Dollar Equivalent thereof) in the case of foreign banks;

(f) repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clauses (a), (b) and (e) above entered into with any bank meeting the qualifications specified in clause (e) above or securities dealers of recognized national standing;

(g) marketable short-term money market and similar securities having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(h) shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (a) through (g) above; and

(i) in the case of Investments by any Restricted Foreign Subsidiary or Investments made in a country outside the United States of America, other high-quality Investments customarily utilized for cash management purposes in the country where such Restricted Foreign Subsidiary is located or in which such Investment is made.

“Permitted Liens” shall mean (a) Liens for taxes, assessments or governmental charges or claims not overdue by more than 60 days or which are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP; (b) Liens in respect of property or assets of the Borrower or any of the Subsidiaries imposed by law, such as carriers’, warehousemen’s, mechanics’ landlords’, materialmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect; (c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.11; (d) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security legislation, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business; (e) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located; (f) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole, or the Canadian Borrower and its Subsidiaries, taken as a whole; (g) any interest or title of a lessor or secured by a lessor’s interest under any lease permitted by this Agreement; (h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (i) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of its Subsidiaries, provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 10.1; (j) leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole; and (k) Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of the Borrower and the Restricted Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business.

“Permitted Other Indebtedness” shall mean subordinated or senior Indebtedness (which Indebtedness may (x) be unsecured, (y) have the same lien priority as the Obligations or (z) be secured by a Lien ranking junior to the Lien securing the Obligations), in each case issued or incurred by the Borrower or a Guarantor, (a) the terms of which do not provide for any scheduled repayment, mandatory repayment or redemption or sinking fund obligations prior to, at the time of incurrence, 91 days after the then applicable Latest Maturity Date (other than, in each case, customary offers to repurchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights after an event of default), (b) the covenants, events of default, guarantees, collateral and other terms of which (other than interest rate and redemption or prepayment premiums), taken as a whole, are not more restrictive to the Borrower and the Restricted Subsidiaries than those herein; provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least three Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such three Business Day period after receipt of such certificate that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), (c) of which no Subsidiary of the Borrower (other than a Guarantor) is an obligor, (d) that, if secured, is not secured by any assets other than the Collateral and (e) that, if subordinated, provides in the corresponding Permitted Other Indebtedness Documents for Subordination of the Obligations upon customary terms.

“Permitted Other Indebtedness Documents” shall mean any document or instrument (including any guarantee, security agreement or mortgage and which may include any of the Security Documents) issued or executed and delivered with respect to any Permitted Other Indebtedness by any Credit Party.

“Permitted Other Indebtedness Obligations” shall mean, if any Permitted Other Indebtedness is issued or incurred, all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Permitted Other Indebtedness Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Permitted Other Indebtedness Obligations of the applicable Credit Parties under the Permitted Other Indebtedness Documents (and any of their Restricted Subsidiaries to the extent they have obligations under the Permitted Other Indebtedness Documents) include the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts payable by any such Credit Party under any Permitted Other Indebtedness Document.

“Permitted Other Indebtedness Secured Parties” shall mean the holders from time to time of secured Permitted Other Indebtedness Obligations (and any representative on their behalf).

“Permitted Sale Leaseback” shall mean any Sale Leaseback consummated by the Borrower or any of the Restricted Subsidiaries after the Closing Date, provided that such Sale Leaseback is consummated for fair value as determined at the time of consummation in good faith by the Borrower and, in the case of any Sale Leaseback (or series of related Sales Leasebacks) the aggregate proceeds of which exceed $20,000,000, the Board of Directors of the Borrower (which such determination may take into account any retained interest or other Investment of the Borrower or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Pledge” shall have the meaning provided in Section 12.1.

“Pledge Agreement” shall mean the Pledge Agreement, entered into by Holdings, the Borrower, the other pledgors party thereto and the Administrative Agent for the ratable benefit of the Lenders, substantially in the form of Exhibit C-3, as the same may be amended, supplemented or otherwise modified from time to time.

“Pledge Agreements” shall mean the Pledge Agreement and the Canadian Pledge Agreement.

“Post-Closing Other Tender Procedures” shall mean, with respect to any Existing Notes validly tendered but validly withdrawn, not validly tendered, not tendered or not accepted for purchase pursuant to the Tender Offers for such notes, sufficient funds shall have been deposited with the trustee under the indenture governing the applicable Existing Notes for the full satisfaction and discharge of the entire outstanding principal amount of such notes.

“PPSA” shall mean the Personal Property Security Act (Ontario), provided, however, if the attachment, perfection, or priority of the Canadian Administrative Agent’s Liens in any Collateral are governed by the personal property security laws of any jurisdiction other than Ontario, “PPSA” shall mean those personal property security laws in such other jurisdiction for the purposes of the provisions of this Agreement relating to such attachment, perfection or priority and for the definitions related to such provisions.

“Prepayment Event” shall mean any Asset Sale Prepayment Event, Debt Incurrence Prepayment Event, Casualty Event or any Permitted Sale Leaseback.

“Prime Rate” shall mean the rate of interest per annum determined from time to time by the Administrative Agent as its reference rate in effect at its principal office in New York City.

“Pro Forma Adjustment” shall mean, for any Test Period that includes any of the six consecutive fiscal quarters first ending following any Permitted Acquisition, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of the Borrower affected by such acquisition, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of reasonably identifiable and factually supportable net cost savings or additional net costs, as the case may be, realizable during such period by combining the operations of such Acquired Entity or Business with the operations of the Borrower and its Subsidiaries, provided that so long as such net cost savings or additional net costs will be realizable at any time during such six quarter period, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such net cost savings or additional net costs will be realizable during the entire such period; provided further that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for net cost savings or additional net costs actually realized during such period and already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be.

“Pro Forma Adjustment Certificate” shall mean any certificate of an Authorized Officer of the Borrower delivered pursuant to Section 9.1(h) or setting forth the information described in clause (iv) to Section 9.1(d).

“Prohibited Transaction” shall mean the meaning assigned to such term in Section 406 of ERISA and Section 4975(f)(3) of the Code.

“Proposed Discounted Prepayment Amount” shall have the meaning provided in Section 5.1(b)(ii).

“Purchasing Borrower Party” shall mean Parent or any Subsidiary of Parent that makes a Discounted Voluntary Prepayment pursuant to Section 5.1(b).

“Qualifying Lenders” shall have the meaning provided in Section 5.1(b)(iv).

“Qualifying Loans” shall have the meaning provided in Section 5.1(b)(iv).

“Real Estate” shall have the meaning provided in Section 9.1(f).

“Register” shall have the meaning provided in Section 13.6(b)(iv).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reinvestment Period” shall mean the earlier of (x) 10 Business Days prior to the occurrence of an obligation to make an offer to repurchase Senior Unsecured Notes (or any Permitted Other Indebtedness) pursuant to the asset sale or event of loss provisions of the Senior Unsecured Notes Indenture (or documents governing the Permitted Other Indebtedness) and (y) 15 months following the date of the applicable Asset Sale Prepayment Event or Casualty Event.

“Related Affiliate” shall mean with respect to any Lender with a Canadian Revolving Credit Commitment, an Affiliate or lending office of such Lender designated by it to make its Canadian Revolving Credit Commitment, Canadian Letters of Credit and Canadian Revolving Credit Loans available to the Borrower under this Agreement.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Repayment Amount” shall mean the Tranche B Repayment Amount, a New Tranche B Term Loan Repayment Amount with respect to any Series or an Extended New Tranche B Term Loan Repayment Amount with respect to any Extension Series, as applicable.

“Reportable Event” shall mean any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Pension Plan.

“Repricing Transaction” shall mean the prepayment or refinancing of all or a portion of the Term Loans with the substantially concurrent incurrence by any Credit Party of any long-term bank debt financing in the form of senior secured term loans incurred for the primary purpose of repaying, refinancing, substituting or replacing the Term Loans and of having an effective interest cost or weighted average yield (as determined by the Administrative Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement or commitment fees in connection therewith) that is less than the interest rate for, or weighted average yield (as determined by the Administrative Agent on the same basis) of, the Term Loans, including without limitation, as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, the Term Loans.

“Required Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding a majority of the sum of (i) the Adjusted US Total Revolving Credit Commitment at such date, (ii) the Adjusted Canadian Total Revolving Credit Commitment at such date, (iii) the Adjusted Total Term Loan Commitment at such date, and (iv) the outstanding principal amount of Term Loans (excluding Term Loans held by Defaulting Lenders) at such date or (b) if the US Total Revolving Credit Commitment, the Canadian Total Revolving Credit Commitment and the Total Term Loan Commitment have been terminated, or for the purposes of acceleration pursuant to Section 11, the holders (excluding Defaulting Lenders) of a majority of the outstanding principal amount of the Loans and Letter of Credit Exposures (excluding the Loans and Letter of Credit Exposures of Defaulting Lenders) in the aggregate at such date.

“Required Tranche B Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the sum of (a) the portion of the Adjusted Total Term Loan Commitment that relates to Tranche B Term Loan Commitments at such date and (b) the outstanding principal amount of the Tranche B Term Loans (excluding Tranche B Term Loans held by Defaulting Lenders) in the aggregate at such date.

“Requirement of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Restricted Domestic Subsidiary” shall mean a Domestic Subsidiary that is a Restricted Subsidiary.

“Restricted Foreign Subsidiary” shall mean a Foreign Subsidiary that is a Restricted Subsidiary.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolving Credit Commitment Percentage” shall mean the Canadian Revolving Credit Commitment Percentage and the US Revolving Credit Commitment Percentage, as applicable.

“Revolving Credit Commitments” shall mean the US Revolving Credit Commitments, the Canadian Revolving Credit Commitments and any Extended Revolving Credit Commitment, as applicable.

“Revolving Credit Extension Request” shall have the meaning provided in Section 2.15(b)(ii).

“Revolving Credit Loans” shall have the meaning provided in Section 2.1(b)(i).

“Revolving Credit Maturity Date” shall mean the date that is five years and three months after the Closing Date, or, if such date is not a Business Day, the immediately preceding Business Day.

“S&P” shall mean Standard & Poor’s, a division of the McGraw Hill Companies, Inc., or any successor by merger or consolidation to its business.

“Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which the Borrower or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Schedule I Lender” means any Lender named in Schedule I to the Bank Act (Canada).

“Schedule II/III Reference Lenders” means Credit Suisse AG, Toronto Branch and other specified Canadian Lenders that are banks named in Schedule II or Schedule III to the Bank Act (Canada) and approved by the Canadian Borrower and the Canadian Administrative Agent.

“Scotiabank Intercreditor Agreement” shall mean the Intercreditor Agreement entered into by the Administrative Agent for the ratable benefit of the Lenders and The Bank of Nova Scotia, substantially in form of Exhibit N, as the same may be amended, supplemented or otherwise modified from time to time.

“Seasonal Revolving Indebtedness” shall mean the lesser of (a) $115,000,000 and (b) the Dollar Equivalent of the amount of Revolving Credit Loans outstanding on the last day of the third fiscal quarter in each fiscal year of the Borrower.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Lien Intercreditor Agreement” shall mean an Intercreditor Agreement among the Administrative Agent, the Collateral Agent and the representatives for purposes thereof for any other Permitted Other Indebtedness Secured Parties that are holders of Permitted Other Indebtedness Obligations having a Lien on the Collateral ranking junior to the Lien securing the Obligations, whose terms shall be at least as favorable to the Secured Parties hereunder as the summary of terms attached as Exhibit L-2 hereto.

“Section 2.15 Additional Amendment” shall have the meaning provided in Section 2.15(b)(iv).

“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(d).

“Secured Parties” shall have the meaning assigned to such term in the applicable Security Documents.

“Security Agreement” shall mean the Security Agreement entered into by Holdings, the Borrower, the US Subsidiary Guarantors, the Administrative Agent and the Canadian Administrative Agent for the ratable benefit of the Lenders, substantially in the form of Exhibit C-1, as the same may be amended, supplemented or otherwise modified from time to time.

“Security Agreements” shall mean, collectively, the Security Agreement and the Canadian Security Agreement.

“Security Documents” shall mean, collectively, (a) the Guarantee Agreements, (b) the Security Agreements, (c) the Pledge Agreements, (d) the Mortgages, (e) each other Canadian Security Document, (f) if executed, the First Lien Intercreditor Agreement, (g) if executed, the Second Lien Intercreditor Agreement and (h) each other security agreement or other instrument or document executed and delivered pursuant to Section 9.11 or 9.12 or pursuant to any of the Security Documents to secure any of the Obligations.

“Senior Unsecured Notes” shall have the meaning provided in the recitals hereof.

“Senior Unsecured Notes Documents” shall mean the Senior Unsecured Notes Indenture and all other instruments, agreements and other documents evidencing or governing the Senior Unsecured Notes or providing for any Guarantee or other right in respect thereof.

“Senior Unsecured Notes Indenture” shall mean the Indenture dated as of the Closing Date, among the Borrower, the guarantors party thereto and U.S. Bank National Association, as trustee, pursuant to which the Senior Unsecured Notes are issued, as the same may be amended, supplemented or otherwise modified from time to time to the extent permitted by Section 10.7.

“Series” shall have the meaning as provided in Section 2.15(a).

“Sold Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Solvent” shall mean, with respect to the Borrower, that as of the Closing Date, both (i) (a) the sum of the Borrower’s debt (including contingent liabilities) does not exceed the present fair saleable value of the Borrower’s present assets; (b) the Borrower’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date; and (c) the Borrower has not incurred and does not intend to incur, or believe that it will incur, debts including current obligations beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) the Borrower is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Asset Sale” shall mean the sale or transfer of all or substantially all of the property, business of, or controlling interest in the Voting Stock of, any Subsidiary, business segment or unit within a business segment not included in the Jostens Business.

“Specified Asset Sale Proceeds” shall mean 50% of the Net Cash Proceeds (without regard to subclause (vi) of the definition thereof) of any Specified Asset Sale, provided that (i) no such Net Cash Proceeds shall be used for the payment of a dividend (as defined in Section 10.6) and shall otherwise be used in compliance with the Senior Unsecured Notes Indenture and any other applicable Permitted Other Indebtedness Documents as in effect on the date of any such Specified Asset Sale and (ii) the Consolidated Net Senior Secured Leverage Ratio as of the last day of the most recent Test Period for which Section 9.1 Financials have been delivered does not exceed 3.50:1.00.

“Specified Dividend” shall mean a dividend in an amount of $517,025,921.75 payable in conjunction with the Other Refinancing Transactions.

“Specified Senior Indebtedness” shall mean the Senior Unsecured Notes or any other senior unsecured notes issued by the Borrower.

“Specified Subsidiary” shall mean, at any date of determination (a) any Material Subsidiary or (b) any Unrestricted Subsidiary (i) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 10% of the consolidated total assets of the Borrower and the Subsidiaries at such date, or (ii) whose gross revenues for such Test Period were equal to or greater than 10% of the consolidated gross revenues of the Borrower and the Subsidiaries for such period, in each case determined in accordance with GAAP and (c) each other Subsidiary that, when combined with any other Subsidiary that is the subject of an Event of Default under Section 11.5 would constitute a Specified Subsidiary under clause (a) or (b) above.

“Sponsor” shall mean any of DLJMB and KKR and their respective Affiliates.

“Stated Amount” of any Letter of Credit shall mean the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.

“Status” shall mean, as to the Borrower as of any date, the existence of Level I Status, Level II Status, Level III Status or Level IV Status, as the case may be on such date. Changes in Status resulting from changes in the Consolidated Total Debt to Consolidated EBITDA Ratio shall become effective (the date of such effectiveness, the “Effective Date”) as of the first day following the last day of the most recent fiscal year or period for which (a) Section 9.1 Financials are delivered to the Lenders under Section 9.1 and (b) an officer’s certificate is delivered by the Borrower to the Lenders setting forth, with respect to such Section 9.1 Financials, the then-applicable Status, and shall remain in effect until the next change to be effected pursuant to this definition, provided that (i) if the Borrower shall have made any payments in respect of interest during the period (the “Interim Period”) from and including the Effective Date to but excluding the day any change in Status is determined based on the relevant Section 9.1 Financials as provided above, then the amount of the next such payment due on or after such day shall be increased or decreased by an amount equal to any underpayment or overpayment so made by the Borrower during such Interim Period and (ii) each determination of the Consolidated Total Debt to Consolidated EBITDA Ratio pursuant to this definition shall be made with respect to the Test Period ending at the end of the fiscal period covered by the relevant financial statements. Until the Borrower shall have first delivered the aforementioned Section 9.1 Financials and officer’s certificate, the Status shall be deemed to be Level I for purposes of determining the Applicable ABR Margin or the Applicable LIBOR Margin, as the case may be.

“Statutory Reserve Rate” shall mean for any day as applied to any LIBOR Loan, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages that are in effect on that day (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, as prescribed by the Board and to which the Administrative Agent or any Lender is subject, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stock” shall mean shares of capital stock or shares in the capital, as the case may be (whether denominated as common stock or preferred stock or ordinary shares or preferred shares, as the case may be), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in any Person, whether voting or non-voting.

“Stock Equivalents” shall mean all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Indebtedness” shall mean Indebtedness of the Borrower or any Guarantor that is by its terms subordinated in right of payment to the obligations of the Borrower and such Guarantor, as applicable, under this Agreement.

“Subsequent Acceptance Date” shall mean, with respect to each Tender Offer, the date on which, following the applicable Expiration Date (as defined in the Offer to Purchase), the Parent or the Borrower, as applicable, accepts for purchase the Existing Notes of the applicable series validly tendered and not validly withdrawn after the applicable Consent Time and on or prior to the applicable Expiration Date.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean a US Subsidiary Guarantor and a Canadian Subsidiary Guarantor, as applicable.

“Successor Borrower” shall have the meaning provided in Section 10.3(a).

“Successor Canadian Borrower” shall have the meaning provided in Section 10.3(b).

“Swingline Commitment” shall mean $10,000,000.

“Swingline Lender” shall mean Credit Suisse AG, acting through any of its Affiliates or branches, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loans” shall have the meaning provided in Section 2.1(c).

“Swingline Maturity Date” shall mean, with respect to any Swingline Loan, the date that is five Business Days prior to the Revolving Credit Maturity Date.

“Syndication Agent” shall mean Goldman Sachs Credit Partners LLC, together with its affiliates, as syndication agent under this Agreement and the other Credit Documents.

“Tax Act” shall mean the Income Tax Act (Canada), as amended, and any successor thereto, and any regulations promulgated thereunder.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions to tax) with respect to the foregoing.

“Tender Offers” shall mean the offers by the Borrower and Parent, as applicable to purchase any and all outstanding Existing Notes made pursuant and subject to and on the terms and conditions of the Offer Materials.

“Term Loans” shall mean the Tranche B Term Loans and any New Tranche B Term Loans.

“Term Loan Commitment” shall mean, with respect to each Lender, such Lender’s Tranche B Term Loan Commitment.

“Term Loan Extension Request” shall have the meaning provided in Section 2.15(b)(i).

“Term Loan Lenders” shall mean the Tranche B Term Loan Lenders and any New Tranche B Term Loan Lenders, as applicable.

“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended.

“Total Commitment” shall mean the sum of the Total Term Loan Commitment, the US Total Revolving Credit Commitment and the Canadian Total Revolving Credit Commitment.

“Total Credit Exposure” shall mean, at any date, the sum of (a) the US Total Revolving Credit Commitment at such date, (b) the Canadian Total Revolving Credit Commitment at such date, (c) the Total Term Loan Commitment at such date and (d) the outstanding principal amount of all Term Loans at such date.

“Total Term Loan Commitment” shall mean the Tranche B Term Loan Commitments and the New Tranche B Term Loan Commitments, if applicable, of all the Lenders.

“Tranche B Repayment Amount” shall have the meaning provided in Section 2.5(b).

“Tranche B Repayment Date” shall have the meaning provided in Section 2.5(b).

“Tranche B Term Loan” shall have the meaning provided in Section 2.1(a).

“Tranche B Term Loan Commitment” shall mean, (a) in the case of each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.1(c) as such Lender’s “Tranche B Term Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Tranche B Term Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the aggregate Tranche B Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Tranche B Term Loan Commitments as of the Closing Date is $1,250,000,000.

“Tranche B Term Loan Lender” shall mean a Lender with a Tranche B Term Loan Commitment or an outstanding Tranche B Term Loan.

“Tranche B Term Loan Maturity Date” shall mean the date which is six years and three months after the Closing Date or, if such date is not a Business Day, the first Business Day thereafter.

“Transactions” shall mean, collectively, the transactions contemplated by this Agreement and the Senior Unsecured Notes Indenture, including the Tender Offers and Consent Solicitations, and the Other Refinancing Transactions.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Borrower or any of its Subsidiaries in connection with the Transactions, this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby.

“Transferee” shall have the meaning provided in Section 13.6(e).

“Type” shall mean (a) as to any Term Loan, its nature as an ABR Loan or a LIBOR Term Loan, (b) as to any US Revolving Credit Loan, its nature as an ABR Loan or a LIBOR Revolving Credit Loan and (c) as to any Canadian Revolving Credit Loan, its nature as a BA Loan, a Canadian Prime Loan or a Cdn ABR Loan.

“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).

“Unpaid Refinancing Amount” shall mean, with respect to each series of Existing Notes, the aggregate principal amount of such series of Existing Notes validly tendered but validly withdrawn, not validly tendered, not tendered or not accepted for purchase pursuant to the Tender Offers.

“Unrestricted Subsidiary” shall mean (a) any Subsidiary of the Borrower that is formed or acquired after the Closing Date, provided that at such time (or promptly thereafter) the Borrower designates such Subsidiary an Unrestricted Subsidiary in a written notice to the Administrative Agent, (b) any Restricted Subsidiary subsequently re-designated as an Unrestricted Subsidiary by the Borrower in a written notice to the Administrative Agent, provided that in the case of (a) and (b), (x) such designation or re-designation shall be deemed to be an Investment on the date of such designation or re-designation in an Unrestricted Subsidiary in an amount equal to the sum of (i) the Borrower’s direct or indirect equity ownership percentage of the net worth of such designated or re-designated Restricted Subsidiary immediately prior to such designation or re-designation (such net worth to be calculated without regard to any guarantee provided by such designated or re-designated Restricted Subsidiary) and (ii) the aggregate principal amount of any Indebtedness owed by such designated or re-designated Restricted Subsidiary to the Borrower or any other Restricted Subsidiary immediately prior to such designation or re-designation, all calculated, except as set forth in the parenthetical to clause (i), on a consolidated basis in accordance with GAAP and (y) no Default or Event of Default would result from such designation or re-designation and (c) each Subsidiary of an Unrestricted Subsidiary; provided, however, that (A) at the time of any written designation or re-designation by the Borrower to the Administrative Agent that any Unrestricted Subsidiary shall no longer constitute an Unrestricted Subsidiary, such Unrestricted Subsidiary shall cease to be an Unrestricted Subsidiary to the extent no Default or Event of Default would result from such designation or re-designation (it being understood and agreed that the designation or re-designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence by such Restricted Subsidiary on the date of such designation or re-designation of any Indebtedness or Liens of such designated or re-designated Unrestricted Subsidiary existing immediately prior to such designation or re-designation) and (B) the Canadian Borrower may not be designated as an Unrestricted Subsidiary. On or promptly after the date of its formation, acquisition, designation or re-designation, as applicable, each Unrestricted Subsidiary (other than an Unrestricted Subsidiary that is a Foreign Subsidiary) shall have entered into a tax sharing agreement containing terms that, in the reasonable judgment of the Administrative Agent, provide for an appropriate allocation of tax liabilities and benefits.

“Up-Front Fees” shall mean the amount of any fees or discounts (including any original issue discount) received by Lenders in connection with the making of loans or extensions of credit (but excluding any amount or similar fee paid to the Agents in their capacities as such) expressed as a percentage of such loan or extension of credit.

“US Guarantee” shall mean the US Guarantee, made by Holdings and each US Subsidiary Guarantor in favor of the Administrative Agent and the Canadian Administrative Agent for the ratable benefit of the Lenders, substantially in the form of Exhibit B-1, as the same may be amended, supplemented or otherwise modified from time to time.

“US L/C Fronting Fee” shall have the meaning provided in Section 4.1(c).

“US L/C Participant” shall have the meaning provided in Section 3.3(a).

“US L/C Participation” shall have the meaning provided in Section 3.3(a).

“US Letter of Credit” shall have the meaning provided in Section 3.1(a).

“US Letter of Credit Commitment” shall mean $30,000,000, as the same may be reduced from time to time pursuant to Section 3.1(c).

“US Letter of Credit Exposure” shall mean, with respect to any Lender, at any time, the sum of (a) the amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) payments to the US Letter of Credit Issuer pursuant to Section 3.4(a) at such time and (b) such Lender’s Revolving Credit Commitment Percentage of the US Letters of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to the US Letter of Credit Issuer pursuant to Section 3.4(a)).

“US Letter of Credit Fee” shall have the meaning provided in Section 4.1(b).

“US Letter of Credit Issuer” shall mean Credit Suisse AG or any successor pursuant to Section 3.6. The US Letter of Credit Issuer may, in its discretion, arrange for one or more US Letters of Credit to be issued by Affiliates or through branches of the US Letter of Credit Issuer, and in each such case the term “US Letter of Credit Issuer” shall include any such Affiliate or branch, as applicable, with respect to US Letters of Credit issued by such Affiliate or branch, as applicable. In the event that there is more than one US Letter of Credit Issuer at any time, references herein and in the other Credit Documents to the US Letter of Credit Issuer shall be deemed to refer to the US Letter of Credit Issuer in respect of the applicable US Letter of Credit or to all US Letter of Credit Issuers, as the context requires.

“US Letters of Credit Outstanding” shall mean, at any time, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding US Letters of Credit and (b) the aggregate amount of all Unpaid Drawings in respect of all US Letters of Credit.

“US Letter of Credit Request” shall have the meaning provided in Section 3.2.

“US Revolving Credit Commitment” shall mean, (a) with respect to each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.1(c) as such Lender’s “US Revolving Credit Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “US Revolving Credit Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the US Total Revolving Credit Commitment, in each case as the same may be changed from time to time pursuant to terms hereof. The US Total Revolving Credit Commitment as of the Closing Date is $165,000,000.

“US Revolving Credit Commitment Percentage” shall mean at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s US Revolving Credit Commitment by (b) the US Total Revolving Credit Commitment, provided that at any time when the US Total Revolving Credit Commitment shall have been terminated, each Lender’s US Revolving Credit Commitment Percentage shall be its US Revolving Credit Commitment Percentage as in effect immediately prior to such termination.

“US Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of the US Revolving Credit Loans of such Lender then outstanding, and (b) such Lender’s US Letter of Credit Exposure at such time.

“US Revolving Credit Loan” shall have the meaning provided in Section 2.1(b)(i).

“US Subsidiary Guarantors” shall mean (a) each Domestic Subsidiary (other than an Unrestricted Subsidiary) on the Closing Date and (b) each Domestic Subsidiary that becomes a party to the US Guarantee after the Closing Date pursuant to Section 9.11 or otherwise.

“US Total Revolving Credit Commitment” shall mean the sum of the US Revolving Credit Commitments of all the Lenders.

“Voting Stock” shall mean, with respect to any Person, shares of such Person’s capital stock having the right to vote for the election of directors of such Person under ordinary circumstances.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

(b) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Exhibit references are to Sections of and Exhibits to this Agreement unless otherwise specified. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

SECTION 2. Amount and Terms of Credit

2.1. Commitments. (a) Subject to and upon the terms and conditions herein set forth, each Lender having a Tranche B Term Loan Commitment severally agrees to make a loan or loans (each a “Tranche B Term Loan”) to the Borrower in Dollars on the Closing Date, which Tranche B Term Loans in the aggregate for any such Lender shall not exceed the Tranche B Term Loan Commitment of such Lender and in the aggregate for all such Lenders shall not exceed $1,250,000,000.

Such Term Loans (i) shall be made on the Closing Date, (ii) may at the option of the Borrower be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Term Loans, provided that all such Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term Loans of the same Type, (iii) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed, (iv) shall not exceed for any such Lender the Tranche B Term Loan Commitment of such Lender and (v) shall not exceed in the aggregate the total of all Tranche B Term Loan Commitments. On the Tranche B Term Loan Maturity Date, all Tranche B Term Loans shall be repaid in full.

(b) (i) Subject to and upon the terms and conditions herein set forth, each Lender having a US Revolving Credit Commitment severally agrees to make a loan or loans denominated in Dollars (each a “US Revolving Credit Loan” and, collectively, the “US Revolving Credit Loans” and, together with the Canadian Revolving Credit Loans, the “Revolving Credit Loans”) to the Borrower, which US Revolving Credit Loans (A) shall be made at any time and from time to time on and after the Closing Date and prior to the Revolving Credit Maturity Date (provided that the aggregate principal amount of Revolving Credit Loans and Swingline Loans made on the Closing Date shall not exceed $115,000,000), (B) may, at the option of the Borrower be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Revolving Credit Loans, provided that all US Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of US Revolving Credit Loans of the same Type, (C) may be repaid and reborrowed in accordance with the provisions hereof, (D) shall not, for any such Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Lender’s US Revolving Credit Exposure at such time exceeding such Lender’s US Revolving Credit Commitment at such time and (E) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Lenders’ US Revolving Credit Exposures at such time exceeding the US Total Revolving Credit Commitment then in effect.

(ii) Subject to and upon the terms and conditions herein set forth, each Canadian Lender having a Canadian Revolving Credit Commitment severally agrees to make a loan or loans denominated in Canadian Dollars or Dollars to the Canadian Borrower or a loan or loans denominated in Dollars to the Borrower (each a “Canadian Revolving Credit Loan” and, collectively, the “Canadian Revolving Credit Loans”), which Canadian Revolving Credit Loans (A) shall be made at any time and from time to time on and after the Closing Date and prior to the Revolving Credit Maturity Date, (B) shall be incurred and maintained (x) as Canadian Prime Loans or BA Loans if denominated in Canadian Dollars or (y) as Cdn ABR Loans or LIBOR Revolving Credit Loans if denominated in Dollars and made to the Canadian Borrower, or (z) as ABR Loans or LIBOR Revolving Credit Loans if denominated in Dollars and made to the Borrower; provided that all Canadian Revolving Credit Loans made by each of the Canadian Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Canadian Revolving Credit Loans of the same Type made to the same borrower, (C) may be repaid and reborrowed in accordance with the provisions hereof, (D) shall not, for any such Canadian Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Canadian Lender’s Canadian Revolving Credit Exposure at such time exceeding such Canadian Lender’s Canadian Revolving Credit Commitment at such time and (E) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Canadian Lenders’ Canadian Revolving Credit Exposures at such time exceeding the Canadian Total Revolving Credit Commitment then in effect. Each Canadian Lender, if it is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code), shall designate by notice in writing to the Administrative Agent and the Canadian Administrative Agent on the Closing Date, and otherwise from time to time, a Related Affiliate of such Lender that is either a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) or is a Non-US Lender that has fulfilled the requirements in Section 5.4(b), for the purposes of making Canadian Revolving Credit Loans available to the Borrower.

(iii) Each Lender may at its option make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that (A) any exercise of such option shall not affect the obligation of the Borrower or the Canadian Borrower, as the case may be, to repay such Loan and (B) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower or the Canadian Borrower, as the case may be, resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 3.5 shall apply). On the Revolving Credit Maturity Date, all Revolving Credit Loans shall be repaid in full.

(c) Subject to and upon the terms and conditions herein set forth, the Swingline Lender in its individual capacity agrees, at any time and from time to time on and after the Closing Date and prior to the Swingline Maturity Date, to make a loan or loans (each a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrower denominated in Dollars, which Swingline Loans (i) shall be ABR Loans, (ii) shall have the benefit of the provisions of Section 2.1(d), (iii) shall not exceed at any time outstanding the Swingline Commitment, (iv) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Lenders’ US Revolving Credit Exposures at such time exceeding the US Total Revolving Credit Commitment then in effect and (v) may be repaid and reborrowed in accordance with the provisions hereof. On the Swingline Maturity Date, each outstanding Swingline Loan shall be repaid in full. The Swingline Lender shall not make any Swingline Loan after receiving a written notice from the Borrower, the Canadian Borrower or any Lender stating that a Default or Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice of (i) rescission of all such notices from the party or parties originally delivering such notice or (ii) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1. Notwithstanding any contrary provision contained herein, the Swingline Lender shall not be required to make Swingline Loans at any time when any Lender then holding any Revolving Credit Commitments is a Defaulting Lender.

(d) On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the Lenders that all then-outstanding Swingline Loans shall be funded with a Borrowing of US Revolving Credit Loans, in which case US Revolving Credit Loans constituting ABR Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all Lenders pro rata based on each Lender’s US Revolving Credit Commitment Percentage, and the proceeds thereof shall be applied directly to the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Each Lender hereby irrevocably agrees to make such US Revolving Credit Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified to it in writing by the Swingline Lender notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum amount for each Borrowing specified in Section 2.2, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing or (v) any reduction in the US Total Revolving Credit Commitment after any such Swingline Loans were made. In the event that, in the sole judgment of the Swingline Lender, any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under the Bankruptcy Code in respect of the Borrower), each Lender hereby agrees that it shall forthwith purchase from the Swingline Lender (without recourse or warranty) such participation of the outstanding Swingline Loans as shall be necessary to cause the Lenders to share in such Swingline Loans ratably based upon their respective US Revolving Credit Commitment Percentages, provided that all principal and interest payable on such Swingline Loans shall be for the account of the Swingline Lender until the date the respective participation is purchased and, to the extent attributable to the purchased participation, shall be payable to the Lender purchasing the same from and after such date of purchase.

2.2. Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing of Term Loans or Canadian Revolving Credit Loans shall be in a multiple of $1,000,000 or C$100,000 (in the case of a Borrowing denominated in C$), the aggregate principal amount of US Revolving Credit Loans shall be in a multiple of $500,000 and Swingline Loans shall be in a multiple of $10,000 and, in each case, shall not be less than the Minimum Borrowing Amount with respect thereto (except that Mandatory Borrowings shall be made in the amounts required by Section 2.1(d)). More than one Borrowing may be incurred on any date, provided that at no time shall there be outstanding more than 16 Borrowings of LIBOR Loans and BA loans under this Agreement.

2.3. Notice of Borrowing. (a) The Borrower shall give the Administrative Agent at the Administrative Agent’s Office (i) prior to 12:00 noon (New York City time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of the Borrowing of Term Loans if all or any of such Term Loans are to be initially LIBOR Loans, and (ii) prior written notice (or telephonic notice promptly confirmed in writing) prior to 12:00 noon (New York City time) on the date of the Borrowing of Term Loans if all such Term Loans are to be ABR Loans. Such notice (together with each notice of a Borrowing of Revolving Credit Loans pursuant to Section 2.3(b) or 2.3(c) and each notice of a Borrowing of Swingline Loans pursuant to Section 2.3(d), a “Notice of Borrowing”) shall be irrevocable and shall specify (i) the aggregate principal amount of the Term Loans to be made pursuant to such Borrowing, (ii) the date of the Borrowing (which shall be the Closing Date) and (iii) whether the Term Loans shall consist of ABR Loans and/or LIBOR Term Loans and, if the Term Loans are to include LIBOR Term Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of the proposed Borrowing of Term Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(b) Whenever the Borrower desires to incur US Revolving Credit Loans or Canadian Revolving Credit Loans denominated in Dollars hereunder (other than Mandatory Borrowings or Borrowings to repay Unpaid Drawings), it shall give the Administrative Agent at the Administrative Agent’s Office, (i) prior to 12:00 noon (New York City time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of LIBOR Revolving Credit Loans, and (ii) prior written notice (or telephonic notice promptly confirmed in writing) prior to 12:00 noon (New York City time) on the date of Borrowing of Revolving Credit Loans if all such Revolving Credit Loans are to be ABR Loans. Each such Notice of Borrowing, except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall specify (i) whether the Revolving Credit Loans are Canadian Revolving Credit Loans or US Revolving Credit Loans, as applicable, (ii) the aggregate principal amount of the Revolving Credit Loans to be made pursuant to such Borrowing, (iii) the date of Borrowing (which shall be a Business Day) and (iv) whether the respective Borrowing shall consist of ABR Loans or LIBOR Revolving Credit Loans and, if LIBOR Revolving Credit Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each applicable Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Revolving Credit Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(c) Whenever the Canadian Borrower desires to incur Canadian Revolving Credit Loans in Dollars or Canadian Dollars hereunder (other than Borrowings to repay Unpaid Drawings), it shall give the Canadian Administrative Agent at the Canadian Administrative Agent’s Office, (i) prior to 12:00 noon (Toronto time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Canadian Borrowing of BA Loans or LIBOR Loans, and (ii) prior to 12:00 noon (Toronto time) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of each Canadian Borrowing of Cdn ABR Loans or Canadian Prime Loans. Each such Notice of Borrowing, except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall specify (i) the aggregate principal amount of the Revolving Credit Loans to be made pursuant to such Borrowing, (ii) the date of Borrowing (which shall be a Business Day) and (iii) whether the respective Borrowing shall consist of BA Loans, LIBOR Loans, Canadian Prime Loans or Cdn ABR Loans and, if BA Loans or LIBOR Loans, the Interest Period to be initially applicable thereto. The Canadian Administrative Agent shall promptly give each Canadian Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Revolving Credit Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(d) Whenever the Borrower desires to incur Swingline Loans hereunder, it shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Swingline Loans prior to 2:30 p.m. (New York City time) on the date of such Borrowing. Each such notice shall be irrevocable and shall specify (i) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing and (ii) the date of Borrowing (which shall be a Business Day). The Administrative Agent shall promptly give the Swingline Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Swingline Loans and of the other matters covered by the related Notice of Borrowing.

(e) Mandatory Borrowings shall be made upon the notice specified in Section 2.1(d), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section.

(f) Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).

(g) Without in any way limiting the obligation of the Borrower or the Canadian Borrower, as the case may be, to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent and the Canadian Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent and the Canadian Administrative Agent in good faith to be from an Authorized Officer of the Borrower or the Canadian Borrower, as the case may be. In each such case, the Borrower and the Canadian Borrower each hereby waives the right to dispute the Administrative Agent’s and the Canadian Administrative Agent’s record of the terms of any such telephonic notice.

2.4. Disbursement of Funds. (a) No later than 12:00 noon (New York City time) on the date specified in each Notice of Borrowing (including Mandatory Borrowings), each Lender will make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below, provided that all Swingline Loans shall be made available in the full amount thereof by the Swingline Lender promptly following receipt of the request therefor.

(b) Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing in immediately available Dollars to the Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will (except in the case of Mandatory Borrowings and Borrowings to repay Unpaid Drawings) make available to the Borrower, by depositing to the Borrower’s account (as designated by it in a written notice to the Administrative Agent from time to time) the aggregate of the amounts so made available in Dollars. Each Canadian Lender shall make available all amounts it is to fund to the Canadian Borrower under any Canadian Borrowing in immediately available Dollars or Canadian Dollars, as applicable, to the Canadian Administrative Agent at the Canadian Administrative Agent’s Office and the Canadian Administrative Agent will (except in the case of Borrowings to repay Unpaid Drawings) make available to the Canadian Borrower, by depositing to the Canadian Borrower’s account (as designated by it in a written notice to the Canadian Administrative Agent from time to time) the aggregate of the amounts so made available in Canadian Dollars or Dollars, as applicable. Unless the Administrative Agent or the Canadian Administrative Agent (in the case of Canadian Borrowings) shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent or the Canadian Administrative Agent (in the case of Canadian Borrowings) its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent or the Canadian Administrative Agent (in the case of Canadian Borrowings) may assume that such Lender has made such amount available to the Administrative Agent or the Canadian Administrative Agent (in the case of Canadian Borrowings) on such date of Borrowing, and the Administrative Agent and the Canadian Administrative Agent (in the case of Canadian Borrowings), in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower or the Canadian Borrower, as the case may be, a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent or the Canadian Administrative Agent (in the case of Canadian Borrowings) by such Lender and the Administrative Agent or the Canadian Administrative Agent (in the case of Canadian Borrowings) has made available the same to the Borrower or the Canadian Borrower, as the case may be, the Administrative Agent or the Canadian Administrative Agent (in the case of Canadian Borrowings) shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s or the Canadian Administrative Agent’s (in the case of Canadian Borrowings) demand therefor the Administrative Agent or the Canadian Administrative Agent (in the case of Canadian Borrowings) shall promptly notify the Borrower or the Canadian Borrower, as the case may be, and the Borrower or the Canadian Borrower, as the case may be, shall immediately pay such corresponding amount to the Administrative Agent or the Canadian Administrative Agent (in the case of Canadian Borrowings). The Administrative Agent or the Canadian Administrative Agent (in the case of Canadian Borrowings) shall also be entitled to recover from such Lender or the Borrower or the Canadian Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent or the Canadian Administrative Agent (in the case of Canadian Borrowings) to the Borrower or the Canadian Borrower, as the case may be, to the date such corresponding amount is recovered by the Administrative Agent or the Canadian Administrative Agent (in the case of Canadian Borrowings), at a rate per annum equal to (i) if paid by such Lender, the Federal Funds Effective Rate (or, in the case of an amount owing in respect of a Canadian Borrowing, the rate reasonably determined by the Canadian Administrative Agent to be the cost to it of funding such amount) or (ii) if paid by the Borrower or the Canadian Borrower, as the case may be, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans comprising the applicable Borrowing.

(c) Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower or the Canadian Borrower, as the case may be, may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5. Repayment of Loans; Evidence of Debt. (a) The Borrower shall repay to the Administrative Agent, for the benefit of the Lenders, on the Tranche B Term Loan Maturity Date, the then-unpaid Tranche B Term Loans, in Dollars. The Borrower shall repay to the Administrative Agent in Dollars, for the benefit of the applicable Lenders, on the Revolving Credit Maturity Date, the then-unpaid US Revolving Credit Loans and Canadian Revolving Credit Loans made to the Borrower. The Canadian Borrower shall repay to the Canadian Administrative Agent in Dollars or Canadian Dollars, as the case may be, for the benefit of the applicable Lenders, on the Revolving Credit Maturity Date, the then-unpaid Canadian Revolving Credit Loans made to the Canadian Borrower. The Borrower shall repay to the Administrative Agent, in Dollars, for the account of the Swingline Lender, on the Swingline Maturity Date, the then-unpaid Swingline Loans.

(b) The Borrower shall repay to the Administrative Agent, in Dollars, for the benefit of the Tranche B Term Loan Lenders, on each date set forth below (each a “Tranche B Repayment Date”), the principal amount of the Tranche B Term Loans equal to (x) the outstanding principal amount of Tranche B Term Loans immediately after any Borrowings of Tranche B Term Loans on the Closing Date multiplied by (y) the percentage set forth below opposite such Tranche B Repayment Date (each a “Tranche B Repayment Amount”):

Date	Tranche B Repayment Amount
December 15, 2010	0.25%
March 15, 2011	0.25%
June 15, 2011	0.25%
September 15, 2011	0.25%
December 15, 2011	0.25%
March 15, 2012	0.25%
June 15, 2012	0.25%
September 15, 2012	0.25%
December 15, 2012	0.25%
March 15, 2013	0.25%
June 15, 2013	0.25%
September 15, 2013	0.25%
December 15, 2013	0.25%
March 15, 2014	0.25%
June 15, 2014	0.25%
September 15, 2014	0.25%
December 15, 2014	0.25%
March 15, 2015	0.25%
June 15, 2015	0.25%
September 15, 2015	0.25%
December 15, 2015	0.25%
March 15, 2016	0.25%
June 15, 2016	0.25%
September 15, 2016	0.25%

Date	Tranche B Repayment Amount
December 15, 2016	0.25%
March 15, 2017	0.25%
Tranche B Term Loan Maturity Date	Remainder

; provided that such scheduled installments of principal of the Tranche B Term Loans shall be reduced in connection with any voluntary or mandatory prepayments of Term Loans in accordance with Section 2.15(b), Section 2.16, Section 5.1(a) or Section 5.2(c), as applicable.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower and the Canadian Borrower, as the case may be, to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(d) The Administrative Agent shall maintain the Register pursuant to Section 13.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount and currency of each Loan made hereunder, the Class and Type of each Loan made and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower and the Canadian Borrower, as the case may be, to each Lender or the Swingline Lender hereunder and (iii) the amount of any sum received by the Administrative Agent and the Canadian Administrative Agent hereunder from the Borrower and the Canadian Borrower, as the case may be, and each Lender’s share thereof.

(e) The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (c) and (d) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower and the Canadian Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower or the Canadian Borrower to repay (with applicable interest) the Loans made to the Borrower or the Canadian Borrower by such Lender in accordance with the terms of this Agreement.

(f) In the event that any New Tranche B Term Loans are made, such New Tranche B Term Loans shall, subject to Section 2.15(a), be repaid by the Borrower in the amounts (each, a “New Tranche B Term Loan Repayment Amount”) and on the dates (each a “New Tranche B Term Loan Repayment Date”) set forth in the applicable Joinder Agreement. In the event that any Extended Term Loans are established, such Extended Term Loans shall, subject to Section 2.15(a), be repaid by the Borrower in the amounts (each such amount with respect to any Extended New Tranche B Term Loan Repayment Date, an “Extended New Tranche B Term Loan Repayment Amount”) and on the dates (each, an “Extended New Tranche B Term Loan Repayment Date”) set forth in the applicable Extension Amendment.

2.6. Conversions and Continuations. (a) Each of the Borrower and the Canadian Borrower shall have the option on any Business Day to convert all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Term Loans or Revolving Credit Loans made to such Borrower (as applicable) of one Type into a Borrowing or Borrowings of another Type in the same currency and the Borrower or the Canadian Borrower, as the case may be, shall have the option on any Business Day to continue the outstanding principal amount of any LIBOR Term Loans or LIBOR Revolving Credit Loans as LIBOR Term Loans or LIBOR Revolving Credit Loans, as the case may be, for an additional Interest Period, provided that (i) no partial conversion of BA Loans or LIBOR Term Loans or LIBOR Revolving Credit Loans shall reduce the outstanding principal amount of BA Loans or LIBOR Term Loans or LIBOR Revolving Credit Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) Cdn ABR Loans and ABR Loans may not be converted into LIBOR Term Loans or LIBOR Revolving Credit Loans and Canadian Prime Loans may not be converted into BA Loans if a Default or Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) BA Loans and LIBOR Loans may not be continued as BA Loans or LIBOR Loans, respectively, for an additional Interest Period if a Default or Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, (iv) no conversion or continuation of BA Loans may be made on a day other than the last day of the Interest Period applicable thereto and (v) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower or the Canadian Borrower, as the case may be, by giving the Administrative Agent or the Canadian Administrative Agent at the applicable Administrative Agent’s Office prior to 12:00 noon (New York City time) at least three Business Days’ (or one Business Day’s notice in the case of a conversion into Cdn ABR Loans, ABR Loans or Canadian Prime Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each a “Notice of Conversion or Continuation”) specifying the Term Loans or Revolving Credit Loans to be so converted or continued, the Type of Term Loans or Revolving Credit Loans to be converted or continued into and, if such Term Loans or Revolving Credit Loans are to be converted into or continued as BA Loans or LIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent (or the Canadian Administrative Agent, in the case of Canadian Borrowings) shall give each Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Term Loans or Revolving Credit Loans.

(b) If any Default or Event of Default is in existence at the time of any proposed continuation of any BA Loans or LIBOR Loans, as the case may be, and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such BA Loans or LIBOR Loans shall be automatically converted on the last day of the then-current Interest Period (i) in respect of LIBOR Loans, into ABR Loans or Cdn ABR Loans (in the case of a Canadian Borrowing) and (ii) in respect of BA Loans, into Canadian Prime Loans. If upon the expiration of any Interest Period in respect of BA Loans or LIBOR Loans, the Borrower or the Canadian Borrower, as the case may be, has failed to deliver a Notice of Conversion or Continuation continuing such Loans as the same Type, or has failed to elect a new Interest Period to be applicable thereto as provided in paragraph (a) above, the Borrower or the Canadian Borrower, as the case may be, shall be deemed to have elected to convert such Borrowing of BA Loans or LIBOR Loans, as the case may be, into a Borrowing of Canadian Prime Loans or ABR Loans or Cdn ABR Loans (in the case of a Canadian Borrowing), as the case may be, effective as of the expiration date of such then-current Interest Period.

2.7. Pro Rata Borrowings. Each Borrowing of Term Loans of any Class under this Agreement shall be granted by the Lenders pro rata on the basis of their then-applicable Term Loan Commitments of such Class. Each Borrowing of US Revolving Credit Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their then-applicable US Revolving Credit Commitments. Each Borrowing of Canadian Revolving Credit Loans under this Agreement shall be granted by the Canadian Lenders (or their Related Affiliates if applicable) pro rata on the basis of their then-applicable Canadian Revolving Credit Commitments. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

2.8. Interest. (a) (i) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof to but excluding the date of repayment thereof at a rate per annum that shall at all times be the Applicable ABR Margin plus the ABR in effect from time to time, (ii) the unpaid principal amount of each Cdn ABR Loan shall bear interest from the date of the Borrowing thereof to but excluding the date of repayment thereof at a rate per annum that shall at all times be the Applicable ABR Margin plus the Cdn ABR in effect from time to time, and (iii) the unpaid principal amount of each Canadian Prime Loan shall bear interest from the date of the Borrowing thereof to but excluding the date of repayment thereof at a rate per annum that shall at all times be the Applicable ABR Margin plus the Canadian Prime Rate in effect from time to time.

(b) (i) The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof to but excluding the date of repayment thereof at a rate per annum that shall at all times be the Applicable LIBOR Margin in effect from time to time plus the relevant LIBOR Rate and (ii) the Canadian Borrower shall pay to each Lender that accepts or advances a BA Loan, as a condition of and at the time of such acceptance or advance, a fee at the rate of the then Applicable Stamping Fee calculated on the basis of a year of 365 days on the face amount at maturity (or the principal amount in the case of a BA Equivalent Loan) of such Bankers’ Acceptance for the period from and including the date of acceptance (or advance in the case of a BA Equivalent Loan) of such Bankers’ Acceptance to but excluding the maturity date of such Bankers’ Acceptance.

(c) Any amount (whether of principal, interest or Fees) not paid when due hereunder or under any other Credit Document (whether at the stated maturity, by acceleration or otherwise) shall bear interest, to the extent permitted by law (after as well as before judgment), payable on demand, (a) in the case of principal, at the rate that would otherwise be applicable thereto plus 2.00% per annum and (b) in all other cases, at a rate per annum equal to the rate that would be applicable to an ABR Loan that is a Tranche B Term Loan plus 2.00% per annum, in each case from and including the date of such non-payment to but excluding the date on which such amount is paid in full.

(d) Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each Canadian Prime Loan, Cdn ABR Loan and ABR Loan, quarterly in arrears on the last Business Day of each fiscal quarter of the Borrower, (ii) in respect of each LIBOR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period and (iii) in respect of each Loan (except, other than in the case of prepayments, any Canadian Prime Loan, Cdn ABR Loan or ABR Loan), on any prepayment (on the amount prepaid), on conversion into a Canadian Prime Loan, Cdn ABR Loan or ABR Loan, at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e) All computations of interest hereunder shall be made in accordance with Section 5.5.

(f) The Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Loans, shall promptly notify the Borrower (on its own behalf and on behalf of the Canadian Borrower) and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9. Interest Periods. (a) At the time the Borrower or the Canadian Borrower, as applicable, gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans (in the case of the initial Interest Period applicable thereto) or prior to 10:00 a.m. (New York City time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of LIBOR Loans, the Borrower or the Canadian Borrower, as applicable, shall have the right to elect by giving the Administrative Agent or the Canadian Administrative Agent (in the case of the Canadian Borrower) written notice (or telephonic notice promptly confirmed in writing) the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower or the Canadian Borrower, as applicable, be a one, two, three, six or (in the case of Revolving Credit Loans, if available to all the Lenders making such loans as determined by such Lenders in good faith based on prevailing market conditions) a nine or twelve month period, provided that the initial Interest Period may be for a period less than one month if agreed upon by the Borrower (on its own behalf and on behalf of the Canadian Borrower) and the Agents. Notwithstanding anything to the contrary contained above:

(i) the initial Interest Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans or Cdn ABR Loans, as applicable) and shall end on the numerically corresponding day in the calendar month that is one, two, three, six (or, if applicable as provided above) nine or twelve months thereafter, and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii) if any Interest Period relating to a Borrowing of LIBOR Revolving Credit Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period in respect of a LIBOR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

(iv) the Borrower shall not be entitled to elect any Interest Period in respect of any LIBOR Loan if such Interest Period would extend beyond the applicable Maturity Date of such Loan.

(b) At the time the Canadian Borrower gives a Notice of Borrowing or Notice of Continuation in respect of the making of, or continuation into or continuation as, a Borrowing of BA Loans prior to 12:00 noon (Toronto time) on the third Business Day prior to the applicable date of making or continuation of such BA Loans, the Canadian Borrower shall have the right to elect by giving the Canadian Administrative Agent written notice (or telephonic notice promptly confirmed in writing) the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Canadian Borrower, be 30, 60, 90 or 180 days (in each case subject to availability), or any other number of days from 1 to 180 with the consent of each applicable Canadian Lender. Notwithstanding anything to the contrary contained above:

(i) the initial Interest Period for any Borrowing of BA Loans shall commence on the date of such Borrowing (including the date of any continuation from a Borrowing of Canadian Prime Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii) the Canadian Borrower shall not be entitled to elect any Interest Period in respect of any BA Loan if such Interest Period would extend beyond the applicable Maturity Date of such BA Loan;

(iii) no BA Loan shall mature on a day which is not a Business Day and if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; and

(iv) if the Canadian Borrower fails to provide a Notice of Continuation within the time period required in Section 2.6(a) in respect of BA Loans, such BA Loans shall automatically be converted into Canadian Prime Loans on the last day of the Interest period applicable thereto.

2.10. Increased Costs, Illegality, etc. (a) In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i) on any date for determining the LIBOR Rate for any Interest Period that (x) deposits in the principal amounts of the Loans comprising such LIBOR Borrowing are not generally available in the relevant market or (y) by reason of any changes arising on or after the Closing Date affecting the interbank LIBOR market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loans (other than any such increase or reduction attributable to Taxes) because of (x) any change since the date hereof in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order), such as, for example, without limitation, a change in official reserve requirements, and/or (y) other circumstances affecting the interbank LIBOR market or the position of such Lender in such market; or

(iii) at any time, that the making or continuance of any LIBOR Loan has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the date hereof that materially and adversely affects the interbank LIBOR market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower (on its own behalf and on behalf of the Canadian Borrower) and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Term Loans and LIBOR Revolving Credit Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower (on its own behalf and on behalf of the Canadian Borrower) and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion given by the Borrower or the Canadian Borrower with respect to LIBOR Term Loans or LIBOR Revolving Credit Loans that have not yet been incurred shall be deemed rescinded by the Borrower or the Canadian Borrower (y) in the case of clause (ii) above, the Borrower or the Canadian Borrower, as the case may be, shall pay to such Lender, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower or the Canadian Borrower, as the case may be, by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower or the Canadian Borrower, as the case may be, shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b) At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower or the Canadian Borrower, as the case may be, may (and in the case of a LIBOR Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if the affected LIBOR Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower or the Canadian Borrower, as the case may be, was notified by a Lender pursuant to Section 2.10(a) or (y) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such LIBOR Revolving Credit Loan and LIBOR Term Loan into an ABR Loan or Cdn ABR Loan, if applicable, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c) In the event that the Canadian Administrative Agent shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) that there does not exist a normal market in Canada for the purchase and sale of bankers’ acceptances, then, and in any such event, the Canadian Administrative Agent shall within a reasonable time thereafter give notice (if by telephone confirmed in writing) to the Borrower, the Canadian Borrower and each of the other Lenders of such determination. Thereafter BA Loans shall no longer be available until such time as the Canadian Administrative Agent notifies the Borrower, the Canadian Borrower and the Lenders that the circumstances giving rise to such notice by the Canadian Administrative Agent no longer exist (which notice the Canadian Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Continuation given by the Canadian Borrower with respect to BA Loans that have not yet been incurred shall be deemed rescinded by the Canadian Borrower. Any maturing BA Loans shall thereafter, and until contrary notice is provided by the Canadian Administrative Agent, be continued as a Canadian Prime Loan.

(d) If, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, the National Association of Insurance Commissioners, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Lender or its parent with any request or directive made or adopted after the date hereof regarding capital adequacy (whether or not having the force of law) of any such authority, association, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s or its Affiliate’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Related Affiliate could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), the Borrower or the Canadian Borrower, as the case may be, shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the date hereof. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(d), will give prompt written notice thereof to the Borrower (on its own behalf and on behalf of the Canadian Borrower) which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish any of the Borrower’s or the Canadian Borrower’s, as the case may be, obligations to pay additional amounts pursuant to this Section 2.10(d) upon receipt of such notice.

(e) It is understood that to the extent duplicative of Section 5.4, this Section 2.10 shall not apply to Taxes.

(f) Notwithstanding the foregoing, in the case of Canadian Revolving Credit Loans affected by the circumstances described in Section 2.10(a)(i), as promptly as practicable but in no event later than three Business Days after the giving of the required notice by the Canadian Administrative Agent with respect to such circumstances, the Administrative Agent (in consultation with the Lenders) shall negotiate with the Borrower in good faith in order to ascertain whether a substitute interest rate (a “Substitute Rate”) may be agreed upon for the maintaining of existing Canadian Revolving Credit Loans. If a Substitute Rate is agreed upon by the Borrower and all the relevant Lenders, such Substitute Rate shall apply. If a Substitute Rate is not so agreed upon by the Borrower and all the relevant Lenders within such time, each Lender’s Canadian Revolving Credit Loans shall thereafter (subject to the Canadian Borrower’s right to convert to non-LIBOR Loans pursuant to Section 2.6) bear interest at a rate equal to the sum of (i) the rate certified by such Lender to be its costs of funds (from such sources as it may reasonably select out of those sources then available to it) for such Canadian Revolving Credit Loans, plus (ii) the Applicable LIBOR Margin.

2.11. Compensation. If (a) any payment of principal of any BA Loan or LIBOR Loan is made by the Borrower or the Canadian Borrower (or, with respect to Section 13.7, is purchased by a replacement bank or institution), as the case may be, to or for the account of a Lender other than on the last day of the Interest Period for such BA Loan or LIBOR Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of BA Loans or LIBOR Loans is not made as a result of a withdrawn Notice of Borrowing, (c) any ABR Loan is not converted into a LIBOR Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any Canadian Prime Loan is not converted into a BA Loan as a result of a withdrawn Notice of Conversion or Continuation, (e) any BA Loan or LIBOR Loan is not continued as a BA Loan or LIBOR Loan, as the case may be, as a result of a withdrawn Notice of Conversion or Continuation or (f) any prepayment of principal of any BA Loan or LIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower or the Canadian Borrower, as the case may be, shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such BA Loan or LIBOR Loan.

2.12. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(b), 2.10(c), 3.5 or 5.4 with respect to such Lender, it will, if requested by the Borrower or the Canadian Borrower, as the case may be, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the Canadian Borrower, as the case may be, or the right of any Lender provided in Section 2.10, 3.5 or 5.4.

2.13. Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11, 3.5 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11, 3.5 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 181st day prior to the giving of such notice to the Borrower or the Canadian Borrower, as the case may be.

2.14. Bankers’ Acceptances. (a) The Canadian Administrative Agent, promptly following receipt of a Notice of Borrowing or Notice of Continuation, requesting BA Loans, shall advise each applicable Canadian Lender of the face or principal amount and term of each BA Loan to be accepted (and purchased) or advanced by it. The aggregate face or principal amount of BA Loans to be accepted or advanced by a Canadian Lender shall be determined by the Canadian Administrative Agent by reference to that Canadian Lender’s applicable pro rata portion of the issue or advance of BA Loans, except that the aggregate face amount of Bankers’ Acceptances to be accepted by the applicable Canadian Lenders shall be increased or reduced by the Canadian Administrative Agent in its sole discretion as may be necessary to ensure that the face amount of the Bankers’ Acceptance to be accepted by each applicable Canadian Lender would be C$100,000 or a whole multiple thereof. For greater certainty, the foregoing requirement for a minimum face amount and a whole multiple of C$100,000 shall not apply to BA Equivalent Loans.

(b) On the date specified in a Notice of Borrowing or Notice of Continuation on which a BA Loan is to be made, the Canadian Administrative Agent shall advise the Canadian Borrower as to the Canadian Administrative Agent’s determination of the BA Discount Rate for the BA Loans to be purchased or advanced, as the case may be.

(c) The Canadian Borrower shall issue and each Canadian Lender shall accept and subsequently purchase the Bankers’ Acceptance accepted by it at the applicable BA Discount Rate. Subject to clause (d) below, each Canadian Lender shall provide the Canadian Administrative Agent, for the account of the Canadian Borrower, the BA Discount Proceeds less the Applicable Stamping Fee payable by the Canadian Borrower with respect to the Bankers’ Acceptance.

(d) In the event the Canadian Borrower requests a continuation of BA Loans for a further Interest Period, or requests conversion from Canadian Prime Loans into BA Loans in accordance with Section 2.6, the Canadian Administrative Agent shall make arrangements satisfactory to it to ensure the BA Discount Proceeds from the replacement BA Loans are applied to repay the face amount of the maturing BA Loans or the principal amount of such loans to be converted (the “Maturing Amount”) and the Canadian Borrower shall concurrently pay to the Canadian Administrative Agent any positive difference between the Maturing Amount and such BA Discount Proceeds.

(e) Each Canadian Lender may from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers’ Acceptances accepted and purchased by it.

(f) In order to facilitate the issuance of Bankers’ Acceptances pursuant to this Agreement, the Canadian Borrower hereby authorizes each of the Canadian Lenders, and appoints each of the Canadian Lenders as the Canadian Borrower’s attorney, to complete, sign and endorse drafts or depository bills (as defined in the Depository Bills and Notes Act (Canada) (each such executed draft or bill being herein referred to as a “Draft”) on its behalf in handwritten form or by facsimile or mechanical signature or otherwise in accordance with the applicable Notice of Borrowing or Notice of Continuation and, once so completed, signed and endorsed to accept them as Bankers’ Acceptances under this Agreement and then if applicable, purchase, discount or negotiate such Bankers’ Acceptances in accordance with the provisions of this Agreement. Drafts so completed, signed, endorsed and negotiated on behalf of the Canadian Borrower by a Canadian Lender shall bind the Canadian Borrower as fully and effectively as if so performed by an Authorized Officer of the Canadian Borrower. Each draft of a Bankers’ Acceptance completed, signed or endorsed by a Canadian Lender shall mature on the last day of the term thereof. All Bankers’ Acceptances to be accepted by a particular Canadian Lender shall, at the option of such Canadian Lender, be issued in the form of depository bills made payable originally to and deposited with The Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada).

(g) Any Drafts to be used for Bankers’ Acceptances which are held by a Canadian Lender shall be held in safekeeping with the same degree of care as if they were such Canadian Lender’s own property being kept at the place at which they are to be held. The Canadian Borrower may, by written notice to the Canadian Administrative Agent, designate persons other than Authorized Officers as authorized to give the Canadian Administrative Agent instructions regarding the manner in which Drafts are to be completed and the times at which they are to be issued; provided, however, that receipt by the Canadian Administrative Agent of a Notice of Borrowing or Notice of Continuation requesting an advance or continuation into, Bankers’ Acceptances shall be deemed to be sufficient authority from Authorized Officers or such designated persons for each of the Canadian Lenders to complete, and issue drafts in accordance with such notice. None of the Canadian Administrative Agent or the Canadian Lenders nor any of their respective directors, officers, employees or representatives shall be liable for any action taken or omitted to be taken by any of them under this Section 2.14(g) except for their own respective gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.

(h) The Canadian Borrower waives presentment for payment and any other defense to the payment of any amounts due to a Canadian Lender in respect of a Bankers’ Acceptance accepted and purchased by it pursuant to this Agreement which might exist solely by reason of the Bankers’ Acceptance being held, at the maturity thereof, by the Canadian Lender in its own right and the Canadian Borrower agrees not to claim any days of grace if the Canadian Lender as holder sues the Canadian Borrower on the Bankers’ Acceptance for payment of the amount payable by the Canadian Borrower thereunder. Each Bankers’ Acceptance shall mature and the face amount thereof shall be due and payable on the last day of the Interest Period applicable thereto.

(i) Whenever the Canadian Borrower requests a Loan under this Agreement by way of Bankers’ Acceptances, each Non-Acceptance Lender shall, in lieu of accepting a Bankers’ Acceptance, make a BA Equivalent Loan by way of Discount Note in an amount equal to the Non-Acceptance Lender’s pro rata portion of the BA Loan. All terms of this Agreement applicable to Bankers’ Acceptances and Drafts shall apply equally to Discount Notes evidencing BA Equivalent Loans with such changes as may in the context be necessary. For greater certainty:

(i) the term of a Discount Note shall be the same as the Interest Period for Bankers’ Acceptances accepted on the same date of the Borrowing in respect of the same BA Loan;

(ii) an acceptance fee will be payable in respect of a Discount Note and shall be calculated at the same rate and in the same manner as the Applicable Stamping Fee in respect of a Bankers’ Acceptance; and

(iii) the proceeds from a BA Equivalent Loan shall be equal to the BA Discount Proceeds of the Discount Note.

2.15. Incremental Term Loans. (a) The Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more New Tranche B Term Loan commitments (the “New Tranche B Term Loan Commitments”), in an aggregate amount for all such New Tranche B Term Loan Commitments not in excess of the Maximum Incremental Facilities Amount. Each such notice shall specify the date (each, an “Increased

Amount Date”) on which the Borrower proposes that the New Tranche B Term Loan Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to Administrative Agent; provided that the Borrower shall first offer the Lenders to provide all of the New Tranche B Term Loan Commitments prior to offering any other Person that is an eligible assignee pursuant to Section 13.6(b) and Section 13.6(g); provided further that any Lender offered or approached to provide all or a portion of the New Tranche B Term Loan Commitments may elect or decline, in its sole discretion, to provide a New Tranche B Term Loan Commitment. Such New Tranche B Term Loan Commitments shall become effective as of such Increased Amount Date; provided that (1) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Tranche B Term Loan Commitments and to the making of any Series of New Tranche B Term Loans pursuant thereto, as applicable; (2) both before and after giving effect to the making of any Series of New Tranche B Term Loans, each of the conditions set forth in Section 7 shall be satisfied; (3) Holdings, the Borrower and its Restricted Subsidiaries shall be in pro forma compliance with the covenants set forth in Sections 10.9 and 10.10 as of the last day of the most recently ended fiscal quarter after giving effect to such New Tranche B Term Loan Commitments, the incurrence of the New Tranche B Term Loans and any Investment to be consummated in connection therewith; (4) the New Tranche B Term Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower, the Administrative Agent and one or more New Tranche B Term Loan Lenders, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 5.4(b); (5) the Borrower shall make any payments required pursuant to Section 2.11 in connection with the New Tranche B Term Loan Commitments, as applicable; and (6) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction. Any New Tranche B Term Loans made on an Increased Amount Date that have terms and provisions that differ from Tranche B Term Loans outstanding on the date on which such New Tranche B Term Loans are made shall be designated as a separate series (a “Series”) of Tranche B Term Loans for all purposes of this Agreement.

On any Increased Amount Date on which any New Tranche B Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each Lender with a New Tranche B Term Loan Commitment (each, a “New Tranche B Term Loan Lender”) of any Series shall make a Loan to the Borrower (a “New Tranche B Term Loan”) in an amount equal to its New Tranche B Term Loan Commitment of such Series, and (ii) each New Tranche B Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Tranche B Term Loan Commitment of such Series and the New Tranche B Term Loans of such Series made pursuant thereto. On any Increased Amount Date, the outstanding principal amount described in clause (x) of Section 2.5(b) shall be deemed increased after the making of any New Tranche B Term Loans that constitute the same Series as the existing Tranche B Term Loans by the aggregate principal amount of such new Tranche B Term Loans.

The terms and provisions of the New Tranche B Term Loans and New Tranche B Term Loan Commitments of any Series shall be, except as otherwise set forth herein or in the Joinder Agreement, identical to the Tranche B Term Loans; provided, however, that (i) the applicable New Tranche B Term Loan Maturity Date of each Series shall not be earlier than the Tranche B Term Loan Maturity Date, (ii) the Weighted Average Life to Maturity of any New Tranche B Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Tranche B Term Loans, (iii) the rate of interest applicable to the New Tranche B Term Loans of each Series and, subject to the foregoing clause (ii) the schedule of required repayments of principal thereof, shall be determined by the Borrower and the applicable new Lenders and shall be set forth in each applicable Joinder Agreement, (iv) all other terms applicable to the New Tranche B Term Loans shall be reasonably acceptable to the Administrative Agent (as evidenced by its execution of the applicable Joinder Agreement) and (v) if the Initial Yield applicable to the additional New Tranche B Term Loans extended pursuant to this Section 2.15(a) exceeds by more than 50 basis points the sum of the Applicable LIBOR Margin (as increased by the amount that the “LIBOR floor” set forth in the proviso to the definition of “LIBOR Rate” exceeds the LIBOR Rate that would otherwise be in effect at such time) then in effect for Tranche B Term Loans that are LIBOR Loans, plus one fourth of the Up-Front Fees paid in respect of the Tranche B Term Loans incurred pursuant to Section 2.1 hereunder, then the Applicable LIBOR Margin of the Tranche B Term Loans shall increase by the amount necessary to reduce such difference to 50 basis points. Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.15.

(b) (i) The Borrower may at any time and from time to time request that all or a portion of the Term Loans of any Class (an “Existing Term Loan Class”) be converted to extend the maturity date or other scheduled date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.15(b). In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Class) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall be identical to the Term Loans of the Existing Term Loan Class from which they are to be converted except (x) the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Class (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 2.5 or in the Joinder Agreement, as the case may be, with respect to the Existing Term Loan Class from which such Extended Term Loans were converted, in each case as more particularly set forth in paragraph (iv) of this Section 2.15(b) below) and (y) (A) the interest margins with respect to the Extended Term Loans may be higher or lower than the interest margins for the Term Loans of such Existing Term Loan Class and/or (B) additional fees may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any increased margins contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment; provided that, notwithstanding anything to the contrary in this Section 2.15 or otherwise, no Extended Term Loans may be optionally prepaid prior to the date on which the Existing Term Loan Class from which they were converted is repaid in full except in accordance with the last sentence of

Section 5.1(a). No Lender shall have any obligation to agree to have any of its Term Loans converted into Extended Term Loans pursuant to any Extension Request. Any Extended Term Loans of any Extension Series shall constitute a separate Class of Term Loans from the Existing Term Loan Class from which they were converted.

(ii) The Borrower may at any time and from time to time request that all or a portion of the Revolving Credit Commitments and/or Extended Revolving Credit Commitments existing at the time of such request (each, an “Existing Revolving Credit Commitment” and any related revolving credit loans thereunder, “Existing Revolving Credit Loans”; each Existing Revolving Credit Commitment and related Existing Revolving Credit Loans together, an “Existing Revolving Credit Class”) be converted to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Loans related to such Existing Revolving Credit Commitments (any such Existing Revolving Credit Commitments which have been so extended, “Extended Revolving Credit Commitments” and any related Loans, “Extended Revolving Credit Loans”; each Extended Revolving Credit Commitment and related Extended Revolving Credit Loans together an “Extended Revolving Credit Class”) and to provide for other terms consistent with this Section 2.15(b). In order to establish any Extended Revolving Credit Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Revolving Credit Commitments) (a “Revolving Credit Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established, which terms shall be identical to those applicable to the Existing Revolving Credit Commitments from which they are to be extended except (x) all or any of the final maturity dates of such Extended Revolving Credit Commitments may be delayed to later dates than the final maturity dates of such Existing Revolving Credit Class and the scheduled termination date of the revolving credit commitments of such Extended Revolving Credit Commitments may be delayed to later dates than the corresponding termination dates of the Existing Revolving Credit Commitments, (y) (A) the interest margins with respect to the Extended Revolving Credit Commitments may be higher or lower than the interest margins for such Existing Revolving Credit Class and/or (B) additional fees may be payable to the Lenders providing such Extended Revolving Credit Commitments in addition to or in lieu of any increased margins contemplated by the preceding clause (A) and (z) the revolving credit commitment fee rate with respect to such Extended Revolving Credit Class may be higher or lower than the Revolving Credit Commitment Fee Rate for such Existing Revolving Credit Class, in each case, to the extent provided in the applicable Extension Amendment; provided that, notwithstanding anything to the contrary in this Section 2.15(b) or otherwise, (1) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of Loans with respect to any Extended Revolving Credit Class shall be made on a pro rata basis with all other Revolving Credit Classes, (2) assignments and participations of Extended Revolving Credit Commitments and Extended Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Existing Revolving Credit Classes set forth in Section 13.6 and (3)(I) in the case of Section 4.2, no permanent repayment of Revolving Credit Loans (and corresponding permanent reduction of Revolving Credit Commitments) or permanent reduction of Revolving Commitments shall be permitted unless all earlier maturing Revolving Credit Commitments and Revolving Credit Loans related to such Commitments shall have been terminated and repaid in full and (II) no termination of

Revolving Credit Commitments and no repayment of Revolving Credit Loans accompanied by a corresponding permanent reduction in Revolving Credit Commitments shall be permitted unless such termination or repayment (and corresponding reduction) is accompanied by a pro rata termination or permanent repayment (and corresponding pro rata permanent reduction), as applicable, of all earlier maturing Revolving Credit Commitments and Revolving Credit Loans related to such Commitments (or all earlier maturing Revolving Credit Commitments and Revolving Credit Loans related to such Commitments are terminated and repaid in full). No Lender shall have any obligation to agree to have any of its Revolving Credit Loans or Revolving Credit Commitments of any Existing Revolving Credit Class converted into Extended Revolving Credit Loans or Extended Revolving Credit Commitments pursuant to any Extension Request.

(iii) The Borrower shall provide the applicable Extension Request at least ten (10) Business Days prior to the date on which Lenders under the applicable Existing Class or Existing Classes are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Existing Term Loans or Existing Revolving Credit Class subject to such Extension Request converted into Extended Term Loans or Extended Revolving Commitments, as applicable, shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans or Revolving Credit Commitments of the Existing Class or Existing Classes subject to such Extension Request that it has elected to convert into Extended Term Loans or Extended Revolving Commitments, as applicable. In the event that the aggregate amount of Term Loans or Revolving Credit Commitments of the Existing Class or Existing Classes subject to Extension Elections exceeds the amount of Extended Term Loans or Extended Revolving Commitments, as applicable, requested pursuant to the Extension Request, Term Loans or Revolving Credit Commitments of the Existing Class or Existing Classes subject to Extension Elections shall be converted to Extended Term Loans or Extended Revolving Commitments, as applicable, on a pro rata basis based on the amount of Term Loans or Revolving Credit Commitments included in each such Extension Election. Notwithstanding the conversion of any Existing Revolving Credit Commitment into an Extended Revolving Credit Commitment, such Extended Revolving Credit Commitment shall be treated identically to all other Revolving Credit Commitments for purposes of the obligations of a Revolving Credit Lender in respect of Swingline Loans and Letters of Credit, except that the applicable Extension Amendment may provide that the Swingline Maturity Date and/or the L/C Maturity Date may be extended and the related obligations to make Swingline Loans and issue Letters of Credit may be continued so long as the Swingline Lender and/or the applicable Letter of Credit Issuers, as applicable, have consented to such extensions in their sole discretion (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(iv) Extended Term Loans or Extended Revolving Credit Commitments, as applicable, shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.15(b)(iv) and notwithstanding anything to the contrary set forth in Section 13.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Term Loans or Extended Revolving Commitments, as applicable, established thereby) executed by the Loan Parties, the Administrative Agent and the Extending Lenders. No

Extension Amendment shall provide for any tranche of Extended Term Loans or Extended Revolving Commitments in an aggregate principal amount that is less than $50,000,000 or integral multiples of $1,000,000 in excess thereof. In addition to any terms and changes contemplated by this Section 2.15(b), each Extension Amendment (x) shall amend the scheduled payments pursuant to Section 2.5 or the applicable Joinder Agreement with respect to the Existing Term Loan Class from which the Extended Term Loans were converted to reduce each scheduled Repayment Amount for the Existing Term Loan Class in the same proportion as the amount of Term Loans of the Existing Term Loan Class that is to be converted pursuant to such Extension Amendment (it being understood that the amount of any Repayment Amount payable with respect to any individual Term Loan of such Existing Term Loan Class that is not an Extended Term Loan shall not be reduced as a result thereof), (y) may, but shall not be required to, impose additional requirements (not inconsistent with the provisions of this Agreement in effect at such time) with respect to the final maturity and Weighted Average Life to Maturity of New Tranche B Term Loans incurred following the date of such Extension Amendment and (z) may amend this Agreement to ensure ratable participation in Letters of Credit and Swingline Loans between Extended Revolving Credit Commitments and Existing Revolving Credit Commitments. In connection with any Extension Amendment, the Borrower shall deliver an opinion of counsel reasonably acceptable to the Administrative Agent (i) as to the enforceability of such Extension Amendment, the Credit Agreement as amended thereby, and such of the other Credit Documents (if any) as may be amended thereby, (ii) to the effect that such Extension Amendment, including without limitation, the Extended Term Loans or Extended Revolving Commitments provided for therein, does not conflict with or violate the terms and provisions of Section 13.1 of this Agreement and (iii) covering such other matters as the Administrative Agent may reasonably request in connection therewith.

(v) Notwithstanding anything to the contrary in this Section 2.15(b) and without limiting the generality or applicability of Section 13.1 to any Section 2.15 Additional Amendments (as defined below), any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.15 Additional Amendment”) to this Agreement and the other Credit Documents; provided that such Section 2.15 Additional Amendments do not become effective prior to the time that such Section 2.15 Additional Amendments have been consented to (including, without limitation, pursuant to (1) consents applicable to holders of New Tranche B Term Loans provided for in any Joinder Agreement and (2) consents applicable to holders of any Extended Term Loans or Extended Revolving Credit Commitments provided for in any Extension Amendment) by such of the Lenders, Credit Parties and other parties (if any) as may be required in order for such Section 2.15 Additional Amendments to become effective in accordance with Section 13.1.

(vi) Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Existing Class is converted to extend the related scheduled maturity date(s) in accordance with clauses (i) and/or (ii) above (an “Extension Date”), (I) in the case of the Existing Term Loans of each Extending Lender, the aggregate principal amount of such Existing Term Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans so converted by such Lender on such date, and the Extended Term Loans shall be established as a separate Class of Term Loans (together with any other Extended Term

Loans so established on such date), and (II) in the case of the Existing Revolving Credit Commitments of each Extending Lender, the aggregate principal amount of such corresponding Existing Revolving Credit Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Revolving Credit Commitments so converted by such Lender on such date (and any related participations shall be reduced proportionately), and such Extended Revolving Credit Commitments shall be established as a separate Class of Revolving Credit Commitments from the corresponding Existing Revolving Credit Commitments and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date) and (B) if, on any Extension Date, any Loans of any Extending Lender are outstanding under an applicable Existing Revolving Credit Commitment, such Loans shall be deemed to be allocated as Extended Revolving Credit Loans and Existing Revolving Credit Loans in the same proportion as such Extending Lender’s Existing Revolving Credit Commitments to Extended Revolving Credit Commitments.

2.16. Permitted Debt Exchanges. (a) Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower to all Lenders (other than any Lender that, if requested by the Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act of 1933, as amended)) with outstanding Term Loans under one or more Classes of Term Loans (as determined by the Borrower) on the same terms, the Borrower may from time to time following the Closing Date consummate one or more exchanges of Term Loans for Permitted Other Indebtedness in the form of notes (such notes, “Permitted Debt Exchange Notes,” and each such exchange a “Permitted Debt Exchange”), so long as the following conditions are satisfied: (i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of a Permitted Debt Exchange Offer is delivered to the relevant Lenders, (ii) the aggregate principal amount (calculated on the face amount thereof) of Term Loans exchanged shall equal the aggregate principal amount (calculated on the face amount thereof) of Permitted Debt Exchange Notes issued in exchange for such Term Loans, (iii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged under each applicable Class by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on the date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Acceptance, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), (iv) if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of a given Class tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount of Term Loans of the applicable Class actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of such Class offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans under the relevant Class tendered by such Lenders ratably up to such maximum based on the respective principal amounts so tendered, or if such Permitted Debt Exchange Offer shall have been made with respect to multiple Classes without specifying a maximum aggregate principal amount offered to be exchanged for each Class, and the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of all Classes tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount of Term Loans actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of all relevant Classes offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans across all Classes subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (v) each such Permitted Debt Exchange Offer shall be made on a pro rata basis to the Lenders (other than any Lender that, if requested by the Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act of 1933, as amended)) of each applicable Class based on their respective aggregate principal amounts of outstanding Term Loans under each such Class, (vi) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Borrower and the Administrative Agent, and (vii) any applicable Minimum Tender Condition shall be satisfied.

(b) With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Section 2.16, (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Term Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 5.1 or 5.2, and (ii) such Permitted Debt Exchange Offer shall be made for not less than $50,000,000 or integral multiples of $1,000,000 in excess thereof in aggregate principal amount of Term Loans, provided that subject to the foregoing clause (ii) the Borrower may at its election specify as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes be tendered. Upon the consummation of any Permitted Debt Exchange, the outstanding principal amount described in clause (x) of Section 2.5(b) (or any applicable Joinder Agreement with respect to New Tranche B Term Loans) shall automatically be deemed reduced in an aggregate amount equal to the principal amount of Term Loans exchanged in such Permitted Debt Exchange.

(c) In connection with each Permitted Debt Exchange, the Borrower shall provide the Administrative Agent at least 10 Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and the Borrower and the Administrative Agent, acting reasonably, shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.16 and without conflict with Section 2.16(d); provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than five (5) Business Days following the date on which the Permitted Debt Exchange Offer is made.

(d) The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (x) neither the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Securities Exchange Act of 1934, as amended.

2.17. Repricing Protection. If, on or prior to the first anniversary of the Closing Date, the Borrower (x) makes any prepayment of Term Loans in connection with any Repricing Transaction, or (y) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Term Lenders, (I) in the case of clause (x), a prepayment premium of 1% of the amount of the Term Loans being prepaid and (II) in the case of clause (y), a payment equal to 1% of the aggregate amount of the applicable Term Loans outstanding immediately prior to such amendment.

SECTION 3. Letters of Credit

3.1. Letters of Credit. (a) Subject to and upon the terms and conditions herein set forth, at any time and from time to time after the Closing Date and prior to the L/C Maturity Date, (i) the Borrower may request that the US Letter of Credit Issuer issue for the account of the Borrower (or any Subsidiary of the Borrower so long as the Borrower is a joint and several co-applicant with respect thereto) a standby letter of credit or letters of credit denominated in Dollars (each, a “US Letter of Credit”), and (ii) the Canadian Borrower may request that the Canadian Letter of Credit Issuer issue for the account of the Canadian Borrower (or any Subsidiary of the Canadian Borrower so long as the Canadian Borrower is a joint and several co-applicant with respect thereto) a standby letter of credit or letters of credit denominated in Canadian Dollars (each, a “Canadian Letter of Credit” and, together with the US Letters of Credit, the “Letters of Credit” and each a “Letter of Credit”) in such form as may be approved by the US Letter of Credit Issuer or the Canadian Letter of Credit Issuer, as the case may be, in its reasonable discretion.

(b) Notwithstanding the foregoing, (i) no US Letter of Credit shall be issued the Stated Amount of which, when added to the US Letters of Credit Outstanding at such time, would exceed the US Letter of Credit Commitment then in effect; (ii) no US Letter of Credit shall be issued the Stated Amount of which would cause the aggregate amount of the Lenders’ US Revolving Credit Exposures at such time to exceed the US Total Revolving Credit Commitment then in effect; (iii) no Canadian Letter of Credit shall be issued the Dollar Equivalent of the Stated Amount of which, when added to the Dollar Equivalent of the Canadian Letters of Credit Outstanding at such time, would exceed the Canadian Letter of Credit Commitment then in effect, (iv) no Canadian Letter of Credit shall be issued the Dollar Equivalent of the Stated Amount of which would cause the aggregate amount of the Canadian Revolving Credit Exposure at such time to exceed the Canadian Total Revolving Credit Commitment, (v) each Letter of Credit shall have an expiration date occurring no later than one year after the date of issuance thereof, unless otherwise agreed upon by the Administrative Agent or the Canadian Administrative Agent, as applicable, and the applicable Letter of Credit Issuer, provided that in no event shall such expiration date occur later than the L/C Maturity Date; (vi) no Letter of Credit shall be issued if it would be illegal under any applicable law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor; and (vii) no Letter of Credit shall be issued by a Letter of Credit Issuer after it has received a written notice from the Borrower or the Canadian Borrower or any Lender stating that a Default or Event of Default has occurred and is continuing until such time as such Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering such notice or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1.

(c) Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent and the US Letter of Credit Issuer or to the Canadian Administrative Agent and the Canadian Letter of Credit Issuer, as applicable (which notice the applicable Administrative Agent shall promptly transmit to each of the applicable Lenders), the Borrower shall have the right, on any day, permanently to terminate or reduce the US Letter of Credit Commitment or the Canadian Letter of Credit Commitment, in each case in whole or in part, provided that, after giving effect to such termination or reduction, the US Letters of Credit Outstanding shall not exceed the US Letter of Credit Commitment and the Dollar Equivalent of the Canadian Letters of Credit Outstanding shall not exceed the Canadian Letter of Credit Commitment, as applicable.

(d) The parties hereto agree that upon the Closing Date the Existing Letters of Credit shall be deemed to be US Letters of Credit for all purposes under this Agreement, without any further action by the Borrower.

3.2. Letter of Credit Requests. (a) Whenever the Borrower desires that a US Letter of Credit be issued for its account or for the account of any of its Subsidiaries, it shall give the Administrative Agent and the US Letter of Credit Issuer at least five (or such lesser number as may be agreed upon by the Administrative Agent and the Letter of Credit Issuer) Business Days’ written notice thereof. Each such notice shall be executed by the Borrower and shall be in the form of Exhibit G-1 (each a “US Letter of Credit Request”).

(b) Whenever the Canadian Borrower desires that a Canadian Letter of Credit be issued for its account or for the account of any of its Subsidiaries, it shall give the Canadian Administrative Agent and the Canadian Letter of Credit Issuer at least five (or such lesser number as may be agreed upon by the Canadian Administrative Agent and the Canadian Letter of Credit Issuer) Business Days’ written notice thereof. Each such notice shall be executed by the Canadian Borrower and shall be in the form of Exhibit G-2 (each a “Canadian Letter of Credit Request”).

(c) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower or the Canadian Borrower, as the case may be, that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).

3.3. Letter of Credit Participations. (a) Immediately upon the issuance by the US Letter of Credit Issuer of any US Letter of Credit, and, with respect to US Letters of Credit governed by Section 3.1(d), upon the Closing Date, the US Letter of Credit Issuer shall be deemed to have sold and transferred to each other Lender that has a US Revolving Credit Commitment (each such other Lender, in its capacity under this Section 3.3, a “US L/C Participant”), and each such US L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from the US Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each a “US L/C Participation”), to the extent of such US L/C Participant’s US Revolving Credit Commitment Percentage in such US Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto.

(b) Immediately upon the issuance by the Canadian Letter of Credit Issuer of any Canadian Letter of Credit, the Canadian Letter of Credit Issuer shall be deemed to have sold and transferred to each other Canadian Lender (each such other Lender, in its capacity under this Section 3.3, a “Cdn L/C Participant”), and each such Cdn L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Canadian Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each a “Cdn L/C Participation”), to the extent of such Cdn L/C Participant’s Canadian Revolving Credit Commitment Percentage in such Canadian Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the Canadian Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto.

(c) US Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the US L/C Participants as provided in Section 4.1(b), and Canadian Letter of Credit Fees will be paid directly to the Canadian Administrative Agent for the ratable account of the Cdn L/C Participants as provided in Section 4.1(d). The US L/C Participants shall have no right to receive any portion of any US L/C Fronting Fees, and the Cdn L/C Participants shall have no right to receive any portion of any Canadian L/C Fronting Fees.

(d) In determining whether to pay under any Letter of Credit, the relevant Letter of Credit Issuer shall have no obligation relative to the applicable L/C Participants other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the relevant Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such Letter of Credit Issuer any resulting liability.

(e) In the event that any Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the Borrower or the Canadian Borrower, as applicable, shall not have repaid such amount in full to the relevant Letter of Credit Issuer pursuant to Section 3.4(a), such Letter of Credit Issuer shall promptly notify the Administrative Agent or the Canadian Administrative Agent, as applicable, and each applicable L/C Participant of such failure, and each such L/C Participant shall promptly and unconditionally pay to the Administrative Agent or the Canadian Administrative Agent, as applicable, for the account of the relevant Letter of Credit Issuer, the amount of such L/C Participant’s Revolving Credit Commitment Percentage of such unreimbursed payment in Dollars or Canadian Dollars, as applicable, and in immediately available funds; provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent or the Canadian Administrative Agent, as applicable, for the account of the relevant Letter of Credit Issuer its Revolving Credit Commitment Percentage of such unreimbursed amount arising from any wrongful payment made by such relevant Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer. If the relevant Letter of Credit Issuer so notifies, prior to 11:00 a.m. (New York City time) on any Business Day, any L/C Participant required to fund a payment under a Letter of Credit, such L/C Participant shall make available to the Administrative Agent or the Canadian Administrative Agent, as applicable, for the account of such Letter of Credit Issuer such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such payment on such Business Day in immediately available funds. If and to the extent such L/C Participant shall not have so made its Revolving Credit Commitment Percentage of the amount of such payment available to the Administrative Agent or the Canadian Administrative Agent, as applicable, for the account of the relevant Letter of Credit Issuer, such L/C Participant agrees to pay to the Administrative Agent or the Canadian Administrative Agent, as applicable, for the account of such Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent or the Canadian Administrative Agent, as applicable, for the account of such Letter of Credit Issuer at the Federal Funds Effective Rate, in the case of any amount for the account of the US Letter of Credit Issuer, or the rate reasonably determined by the Canadian Letter of Credit Issuer to be the cost to it of funding the payment under the applicable Letter of Credit issued by it, in the case of any amount for the account of the Canadian Letter of Credit Issuer. The failure of any L/C Participant to make available to the Administrative Agent or the Canadian Administrative Agent, as applicable, for the account of the relevant Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent or the Canadian Administrative Agent, as applicable, for the account of such Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent or the Canadian Administrative Agent, as applicable, such other L/C Participant’s Revolving Credit Commitment Percentage of any such payment.

(f) Whenever any Letter of Credit Issuer receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent or the Canadian Administrative Agent, as applicable, has received for the account of such Letter of Credit Issuer any payments from the L/C Participants pursuant to paragraph (e) above, such Letter of Credit Issuer shall pay to the Administrative Agent or the Canadian Administrative Agent, as applicable, and the Administrative Agent or the Canadian Administrative Agent, as applicable, shall promptly pay to each L/C Participant that has paid its Revolving Credit Commitment Percentage of such reimbursement obligation, in Dollars or Canadian Dollars, as applicable, and in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all applicable L/C Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective L/C Participations.

(g) The obligations of the L/C Participants to make payments to the Administrative Agent or the Canadian Administrative Agent for the account of a Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including under any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Canadian Administrative Agent, any Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower or the Canadian Borrower, as applicable, and the beneficiary named in any such Letter of Credit);

(iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v) the occurrence of any Default or Event of Default;

provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent or the Canadian Administrative Agent for the account of a Letter of Credit Issuer its Revolving Credit Commitment Percentage of any unreimbursed amount arising from any wrongful payment made by such Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer.

3.4. Agreement to Repay Letter of Credit Drawings. (a) The Borrower and the Canadian Borrower hereby agree to reimburse the relevant Letter of Credit Issuer, by making payment in the currency in which the relevant Letter of Credit was denominated to the Administrative Agent (in the case of reimbursement made by the Borrower) or the Canadian Administrative Agent (in the case of reimbursement made by the Canadian Borrower) in immediately available funds for any payment or disbursement made by such Letter of Credit Issuer under any Letter of Credit (each such amount so paid until reimbursed, an “Unpaid Drawing”) immediately after, and in any event on the date of, such payment, with interest on the amount so paid or disbursed by such Letter of Credit Issuer, to the extent not reimbursed prior to

5:00 p.m. (New York City time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Letter of Credit Issuer is reimbursed therefor at a rate per annum that shall at all times be the Applicable ABR Margin for Revolving Credit Loans plus the ABR as in effect from time to time (in the case of the US Letter of Credit Issuer) or the Applicable ABR Margin for Revolving Credit Loans plus the Canadian Prime Rate as in effect from time to time (in the case of the Canadian Letter of Credit Issuer), provided that, notwithstanding anything contained in this Agreement to the contrary, (i) unless the Borrower (or the Canadian Borrower) shall have notified the Administrative Agent (or the Canadian Administrative Agent) and the relevant Letter of Credit Issuer prior to 10:00 a.m. (New York time) on the date of such drawing that the Borrower or the Canadian Borrower, as the case may be, intends to reimburse the relevant Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Loans, the Borrower or the Canadian Borrower, as the case may be, shall be deemed to have given a Notice of Borrowing requesting that, (A) with respect to US Letters of Credit, that the Lenders with US Revolving Credit Commitments make US Revolving Credit Loans (which shall be ABR Loans) and (B) with respect to Canadian Letters of Credit, the Lenders with Canadian Revolving Credit Commitments make Canadian Revolving Credit Loans (which shall be Canadian Prime Rate Loans) on the date on which such drawing is honored in an amount equal to the amount of such drawing and (ii) the Administrative Agent or the Canadian Administrative Agent shall promptly notify each relevant L/C Participant of such drawing and the amount of its Revolving Credit Loan to be made in respect thereof, and each L/C Participant shall be irrevocably obligated to make a Revolving Credit Loan to the Borrower or the Canadian Borrower, as applicable, in the manner deemed to have been requested in the amount of its Revolving Credit Commitment Percentage of the applicable Unpaid Drawing by 12:00 noon (New York City time) on such Business Day by making the amount of such Revolving Credit Loan available to the Administrative Agent or the Canadian Administrative Agent, as applicable. Such Revolving Credit Loans shall be made without regard to the Minimum Borrowing Amount. The Administrative Agent or the Canadian Administrative Agent, as applicable, shall use the proceeds of such Revolving Credit Loans solely for purpose of reimbursing the relevant Letter of Credit Issuer for the related Unpaid Drawing.

(b) The obligations of the Borrower and the Canadian Borrower under this Section 3.4 to reimburse the relevant Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that the Borrower, the Canadian Borrower or any other Person may have or have had against such, Letter of Credit Issuer, the Administrative Agent, the Canadian Administrative Agent or any Lender (including in its capacity as an L/C Participant), including any defense based upon the failure of any drawing under a Letter of Credit (each a “Drawing”) to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing, provided that neither the Borrower nor the Canadian Borrower shall be obligated to reimburse such Letter of Credit Issuer for any wrongful payment made by such Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer.

3.5. Increased Costs. If after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or actual compliance by a Letter of Credit Issuer or any L/C Participant with any request or directive made or adopted after the date hereof (whether or not having the force of law), by any such authority, central bank or comparable agency shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by such Letter of Credit Issuer, or any L/C Participant’s L/C Participation therein, or (b) impose on such Letter of Credit Issuer or any L/C Participant any other conditions affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein, and the result of any of the foregoing is to increase the cost to such Letter of Credit Issuer or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Letter of Credit Issuer or such L/C Participant hereunder (other than any such increase or reduction attributable to Taxes) in respect of Letters of Credit or L/C Participations therein, then, promptly after receipt of written demand to the Borrower or the Canadian Borrower, as applicable, by such Letter of Credit Issuer or such L/C Participant, as the case may be (a copy of which notice shall be sent by such Letter of Credit Issuer or such L/C Participant to the Administrative Agent (with respect to US Letters of Credit) and to the Canadian Administrative Agent (with respect to Canadian Letters of Credit)), the Borrower or the Canadian Borrower, as applicable, shall pay to such Letter of Credit Issuer or such L/C Participant such additional amount or amounts as will compensate such Letter of Credit Issuer or such L/C Participant for such increased cost or reduction, it being understood and agreed, however, that a Letter of Credit Issuer or a L/C Participant shall not be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the date hereof. A certificate submitted to the Borrower or the Canadian Borrower, as applicable, by the relevant Letter of Credit Issuer or a L/C Participant, as the case may be (a copy of which certificate shall be sent by such Letter of Credit Issuer or such L/C Participant to the Administrative Agent (with respect to US Letters of Credit) and to the Canadian Administrative Agent (with respect to Canadian Letters of Credit)) setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate such Letter of Credit Issuer or such L/C Participant as aforesaid shall be conclusive and binding on the Borrower or the Canadian Borrower, as applicable, absent clearly demonstrable error.

3.6. Successor Letter of Credit Issuer. Any Letter of Credit Issuer may resign as Letter of Credit Issuer upon 30 days’ prior written notice to the Administrative Agent, the Canadian Administrative Agent, the Lenders and the Borrower. If the US Letter of Credit Issuer shall resign as US Letter of Credit Issuer under this Agreement, then the Borrower shall appoint from among the Lenders with US Revolving Credit Commitments a successor issuer of US Letters of Credit that is willing so to act, whereupon such successor issuer shall succeed to the rights, powers and duties of the US Letter of Credit Issuer, and the term “US Letter of Credit Issuer” shall mean such successor issuer effective upon such appointment. At the time such resignation shall become effective, the Borrower shall pay to the resigning US Letter of Credit Issuer all accrued and unpaid fees pursuant to Sections 4.1(c) and (f). The acceptance of any appointment as the US Letter of Credit Issuer hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent and, from and after the effective date of such agreement, such successor Lender shall have all the rights and obligations of the previous US Letter of Credit Issuer under this Agreement and the other Credit Documents. If the Canadian Letter of Credit Issuer shall resign as Canadian Letter of Credit Issuer under this Agreement, then the Canadian Borrower shall appoint from among the Canadian Lenders a successor issuer of Canadian Letters of Credit that is willing so to act, whereupon such successor issuer shall succeed to the rights, powers and duties of the Canadian Letter of Credit Issuer, and the term “Canadian Letter of Credit Issuer” shall mean such successor issuer effective upon such appointment. At the time such resignation shall become effective, the Canadian Borrower shall pay to the resigning Canadian Letter of Credit Issuer all accrued and unpaid fees pursuant to Sections 4.1(e) and (f). The acceptance of any appointment as the Canadian Letter of Credit Issuer hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Canadian Borrower and the Canadian Administrative Agent and, from and after the effective date of such agreement, such successor Lender shall have all the rights and obligations of the previous Canadian Letter of Credit Issuer under this Agreement and the other Credit Documents. After the resignation of any Letter of Credit Issuer hereunder, the resigning Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit. After any retiring Letter of Credit Issuer’s resignation as a Letter of Credit Issuer, the provisions of this Agreement relating to such Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (a) while it was a Letter of Credit Issuer under this Agreement or (b) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.

SECTION 4. Fees; Commitments

4.1. Fees. (a) (i) The Borrower agrees to pay to the Administrative Agent in Dollars, for the account of each Lender having a US Revolving Credit Commitment (in each case pro rata according to the respective US Revolving Credit Commitments of all such Lenders), a commitment fee for each day from and including the Closing Date to but excluding the Final Date. Such commitment fee shall be payable quarterly in arrears (x) on the last Business Day of each fiscal quarter of the Borrower and (y) on the Final Date (for the period ended on such date for which no payment has been received pursuant to clause (x) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day on the Available US Commitment in effect on such day.

(ii) The Canadian Borrower agrees to pay to the Canadian Administrative Agent in Dollars for the account of each Canadian Lender with a Canadian Revolving Credit Commitment (in each case pro rata according to the respective applicable Canadian Revolving Credit Commitments of all such Lenders), a commitment fee for each day from and including the Closing Date to but excluding the Final Date. Such commitment fee shall be payable quarterly in arrears (x) on the last Business Day of each fiscal quarter of the Borrower and (y) on the Final Date (for the period ended on such date for which no payment has been received pursuant to clause (x) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day on the Available Canadian Commitment in effect on such day.

(iii) Notwithstanding the foregoing, neither the Borrower nor the Canadian Borrower shall be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 4.1.

(b) The Borrower agrees to pay to the Administrative Agent in Dollars for the account of the Lenders pro rata on the basis of their respective US Letter of Credit Exposure, a fee in respect of each US Letter of Credit (the “US Letter of Credit Fee”), for the period from and including the date of issuance of such US Letter of Credit to but excluding the termination date of such US Letter of Credit computed at the per annum rate for each day equal to the Applicable LIBOR Margin for Revolving Credit Loans minus 0.250% per annum on the average daily Stated Amount of such US Letter of Credit. Such US Letter of Credit Fees shall be due and payable quarterly in arrears on the last Business Day of each fiscal quarter of the Borrower and on the date upon which the US Total Revolving Credit Commitment terminates and the US Letters of Credit Outstanding shall have been reduced to zero.

(c) The Borrower agrees to pay to the Administrative Agent in Dollars for the account of the US Letter of Credit Issuer a fee in respect of each US Letter of Credit issued by it (the “US L/C Fronting Fee”), for the period from and including the date of issuance of such US Letter of Credit to but excluding the termination date of such US Letter of Credit, computed at the rate for each day equal to 0.250% per annum on the average daily Stated Amount of such US Letter of Credit. Such US L/C Fronting Fees shall be due and payable quarterly in arrears on the last Business Day of each fiscal quarter of the Borrower and on the date upon which the US Total Revolving Credit Commitment terminates and the US Letters of Credit Outstanding shall have been reduced to zero.

(d) The Canadian Borrower agrees to pay to the Canadian Administrative Agent in Canadian Dollars for the account of the Canadian Lenders pro rata on the basis of their respective Canadian Letter of Credit Exposure, a fee in respect of each Canadian Letter of Credit (the “Canadian Letter of Credit Fee”), for the period from and including the date of issuance of such Canadian Letter of Credit to but excluding the termination date of such Canadian Letter of Credit computed at the per annum rate for each day equal to the Applicable LIBOR Margin for Revolving Credit Loans minus 0.250% per annum on the average daily Stated Amount of such Canadian Letter of Credit. Such Canadian Letter of Credit Fees shall be due and payable quarterly in arrears on the last Business Day of each fiscal quarter of the Borrower and on the date upon which the Canadian Total Revolving Credit Commitment terminates and the Canadian Letters of Credit Outstanding shall have been reduced to zero.

(e) The Canadian Borrower agrees to pay to the Canadian Administrative Agent in Canadian Dollars for the account of the Canadian Letter of Credit Issuer a fee in respect of each Canadian Letter of Credit issued by it (the “Canadian L/C Fronting Fee”), for the period from and including the date of issuance of such Canadian Letter of Credit to but excluding the termination date of such Canadian Letter of Credit, computed at the rate for each day equal to 0.250% per annum on the average daily Stated Amount of such Canadian Letter of Credit. Such

Canadian L/C Fronting Fees shall be due and payable quarterly in arrears on the last Business Day of each fiscal quarter of the Borrower and on the date upon which the Canadian Total Revolving Credit Commitment terminates and the Canadian Letters of Credit Outstanding shall have been reduced to zero.

(f) Each of the Borrower and the Canadian Borrower agrees to pay directly to the applicable Letter of Credit Issuer in Dollars (in the case of payments to the US Letter of Credit Issuer) or Canadian Dollars (in the case of payments to the Canadian Letter of Credit Issuer) upon each issuance of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as the applicable Letter of Credit Issuer and the applicable Borrower shall have agreed upon for issuances of, drawings under or amendments of, letters of credit issued by it.

4.2. Voluntary Reduction of Revolving Credit Commitments. Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower (on behalf of itself and the Canadian Borrower) shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Revolving Credit Commitments in whole or in part, provided that (a) any such reduction shall apply proportionately and permanently to reduce the US Revolving Credit Commitment or the Canadian Revolving Credit Commitment, as the case may be, of each of the Lenders except that (i) notwithstanding the foregoing, in connection with the establishment on any date of any Extended Revolving Credit Commitments pursuant to Section 2.15(b), the Existing Revolving Credit Commitments of any one or more Lenders providing any such Extended Revolving Credit Commitments on such date shall be reduced in an amount equal to the amount of Revolving Credit Commitments so extended on such date (provided that (x) after giving effect to any such reduction, the conversion of any Existing Revolving Credit Loans and the repayment of any Revolving Credit Loans made on such date, the Revolving Credit Exposure of any such Lender with respect to any such Existing Revolving Credit Class does not exceed the Existing Revolving Credit Commitment of such Lender under such Existing Revolving Credit Class (such Revolving Credit Exposure and Revolving Credit Commitment being determined in each case, for the avoidance of doubt, exclusive of such Lender’s Extended Revolving Credit Commitment and any exposure in respect thereof (including Extended Revolving Credit Loans)) and (y) for the avoidance of doubt, any such repayment of Revolving Credit Loans contemplated by the preceding clause shall be made in compliance with the requirements of Section 5.3(a) with respect to the ratable allocation of payments hereunder, with such allocation being determined after giving effect to any conversion pursuant to Section 2.15(b) of Revolving Credit Commitments and Revolving Credit Loans into Extended Revolving Credit Commitments and Extended Revolving Credit Loans pursuant to Section 2.15(b) prior to any reduction being made to the Revolving Credit Commitment of any other Lender) and (ii) the Borrower may at its election permanently reduce the Revolving Credit Commitment of a Defaulting Lender to $0 without affecting the Revolving Credit Commitments of any other Lender, provided arrangements satisfactory to the Borrower, the Swingline Lender and each Letter of Credit Issuer shall have been made with respect to such Defaulting Lender’s pre-reduction Revolving Credit Commitment Percentage of each outstanding Swingline Loan and Letter of Credit, (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $5,000,000 and (c) after giving effect to such termination or reduction and to any prepayments of the Loans made on the date thereof in accordance with this Agreement, (i) the aggregate amount of the Lenders’ US Revolving Credit Exposures shall not exceed the US Total Revolving Credit Commitment and (ii) the aggregate amount of the Canadian Lenders’ Canadian Revolving Credit Exposures shall not exceed the Canadian Total Revolving Credit Commitment.

4.3. Mandatory Termination of Commitments. (a) The Tranche B Term Loan Commitments shall be permanently reduced on the Closing Date by the amount of Tranche B Term Loans made.

(b) The US Total Revolving Credit Commitment and the Canadian Total Revolving Credit Commitment shall terminate at 5:00 p.m. (New York City time) on the Revolving Credit Maturity Date.

(c) The Swingline Commitment shall terminate at 5:00 p.m. (New York City time) on the Swingline Maturity Date.

(d) The US Letter of Credit Commitment and the Canadian Letter of Credit Commitment shall terminate at 5:00 p.m. (New York City time) on the L/C Maturity Date.

(e) If any prepayment of Term Loans would otherwise be required pursuant to Section 5.2(a) but cannot be made because there are no Term Loans outstanding, or because the amount of the required prepayment exceeds the outstanding amount of Term Loans, then, on the date that such prepayment is required, the Revolving Credit Commitments shall be permanently reduced by an aggregate amount equal to the amount of the required prepayment, or the excess of such amount over the outstanding amount of Term Loans, as the case may be, and the Borrower shall comply with Section 5.2(b) after giving effect to such reduction.

SECTION 5. Payments

5.1. Voluntary Prepayments. (a) The Borrower shall have the right to prepay Term Loans, US Revolving Credit Loans, Canadian Revolving Credit Loans, Extended Revolving Credit Loans and Swingline Loans made to it, and the Canadian Borrower shall have the right to prepay Canadian Revolving Credit Loans made to it, in each case, without premium or penalty except as set forth in Section 2.17, in whole or in part from time to time on the following terms and conditions: (a) the Borrower (on its own behalf and on behalf of the Canadian Borrower) shall give the Administrative Agent and the Canadian Administrative Agent at the applicable Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of its or the Canadian Borrower’s intent to make such prepayment, the amount of such prepayment and (in the case of BA Loans and LIBOR Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than (i) in the case of Term Loans or Revolving Credit Loans (other than US Revolving Credit Loans that are ABR Loans), 12:00 noon (New York City time) one Business Day prior to, (ii) in the case of US Revolving Credit Loans that are ABR Loans, 12:00 noon on the same day as, or (iii) in the case of Swingline Loans, 12:00 noon (New York City time) on the same day as, the date of such prepayment and shall promptly be transmitted by the Administrative Agent or the Canadian Administrative Agent, as applicable, to each of the relevant Lenders or the Swingline Lender, as the case may be; (b) each partial prepayment of any Borrowing of Term Loans or Revolving

Credit Loans shall be in a multiple of $100,000 or C$100,000, as the case may be, and in an aggregate principal amount of at least $1,000,000 or C$1,000,000, as the case may be, and each partial prepayment of Swingline Loans shall be in a multiple of $10,000 and in an aggregate principal amount of at least $100,000, provided that no partial prepayment of LIBOR Term Loans or LIBOR Revolving Credit Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Term Loans or LIBOR Revolving Credit Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for LIBOR Term Loans or LIBOR Revolving Credit Loans and; (c) any prepayment of LIBOR Term Loans or LIBOR Revolving Credit Loans pursuant to this Section 5.1(a) on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower or the Canadian Borrower, as the case may be, with the applicable provisions of Section 2.11 and (d) BA Loans may not be repaid on any day other than the last day of an Interest Period applicable thereto except as may be otherwise provided in this Agreement. Subject to Section 2.15(b), each prepayment in respect of Term Loans pursuant to this Section 5.1(a) shall be applied to Term Loans in such manner as the Borrower may determine. At the Borrower’s election (on its own behalf and on behalf of the Canadian Borrower) in connection with any prepayment pursuant to this Section 5.1(a), such prepayment shall not be applied to any Term Loan or Revolving Credit Loan of a Defaulting Lender. Notwithstanding the foregoing, the Borrower may not repay Extended Term Loans of any Extension Series unless such prepayment is accompanied by a pro rata repayment of Term Loans of the Existing Term Loan Class from which such Extended Term Loans were converted (or such Term Loans of the Existing Term Loan Class have otherwise been repaid in full).

(b) (i) Notwithstanding anything to the contrary in Section 5.1(a), 5.3 or 5.4 (which provisions shall not be applicable to this Section 5.1(b)), any Purchasing Borrower Party shall have the right at any time and from time to time to prepay Term Loans to the Lenders at a discount to the par value of such Loans and on a non pro rata basis (each, a “Discounted Voluntary Prepayment”) pursuant to the procedures described in this Section 5.1(b); provided that (A) no Discounted Voluntary Prepayment shall be made from the proceeds of any Revolving Credit Loan or Swing Line Loan, (B) immediately after giving effect to any Discounted Voluntary Prepayment, the sum of (x) the excess of the aggregate Revolving Credit Commitments at such time less the aggregate Revolving Credit Exposure plus (y) the amount of unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries shall be not less than $40,000,000, (C) any Discounted Voluntary Prepayment shall be offered to all Lenders with Term Loans on a pro rata basis, and (D) such Purchasing Borrower Party shall deliver to the Administrative Agent a certificate stating that (1) no Default or Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment, (2) each of the conditions to such Discounted Voluntary Prepayment contained in this Section 5.1(b) has been satisfied, (3) none of Parent, such Purchasing Borrower Party or any subsidiary of Parent has any material non-public information (“MNPI”) with respect to the Borrower or any of its Subsidiaries that either (a) has not been disclosed to the Lenders (other than Lenders that do not wish to receive MNPI with respect to the Borrower, any of its Subsidiaries or Affiliates) prior to such time or (b) if not disclosed to the Lenders, could reasonably be expected to have a material effect upon, or otherwise be material, (i) to a Lender’s decision to participate in any Discounted Voluntary Prepayment or (ii) to the market price of the Term Loans.

(ii) To the extent a Purchasing Borrower Party seeks to make a Discounted Voluntary Prepayment, such Purchasing Borrower Party will provide written notice to the Administrative Agent substantially in the form of Exhibit H-1 hereto (each, a “Discounted Prepayment Option Notice”) that such Purchasing Borrower Party desires to prepay Term Loans in an aggregate principal amount specified therein by the Purchasing Borrower Party (each, a “Proposed Discounted Prepayment Amount”), in each case at a discount to the par value of such Term Loans as specified below. The Proposed Discounted Prepayment Amount of Term Loans shall not be less than $20,000,000. The Discounted Prepayment Option Notice shall further specify with respect to the proposed Discounted Voluntary Prepayment: (A) the Proposed Discounted Prepayment Amount of Term Loans, (B) a discount range (which may be a single percentage) selected by the Purchasing Borrower Party with respect to such proposed Discounted Voluntary Prepayment (representing the percentage of par of the principal amount of Term Loans to be prepaid) (the “Discount Range”), and (C) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment, which shall be at least five Business Days following the date of the Discounted Prepayment Option Notice (the “Acceptance Date”).

(iii) Upon receipt of a Discounted Prepayment Option Notice in accordance with Section 5.1(b)(ii), the Administrative Agent shall promptly notify each Term Lender thereof. On or prior to the Acceptance Date, each such Lender may specify by written notice substantially in the form of Exhibit H-2 hereto (each, a “Lender Participation Notice”) to the Administrative Agent (A) a minimum price (the “Acceptable Price”) within the Discount Range (for example, 80% of the par value of the Loans to be prepaid) and (B) a maximum principal amount (subject to rounding requirements specified by the Administrative Agent) of Term Loans with respect to which such Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Price (“Offered Loans”). Based on the Acceptable Prices and principal amounts of Term Loans specified by the Lenders in the applicable Lender Participation Notice, the Administrative Agent, in consultation with the Purchasing Borrower Party, shall determine the applicable discount for Term Loans (the “Applicable Discount”), which Applicable Discount shall be (A) the percentage specified by the Purchasing Borrower Party if the Purchasing Borrower Party has selected a single percentage pursuant to Section 5.1(b)(ii) for the Discounted Voluntary Prepayment or (B) otherwise, the lowest Acceptable Price at which the Purchasing Borrower Party can pay the Proposed Discounted Prepayment Amount in full (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the lowest Acceptable Price); provided, however, that in the event that such Proposed Discounted Prepayment Amount cannot be repaid in full at any Acceptable Price, the Applicable Discount shall be the highest Acceptable Price specified by the Lenders that is within the Discount Range. The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Voluntary Discounted Prepayment and have Qualifying Loans (as defined below). Any Lender with outstanding Term Loans whose Lender Participation Notice is not received by the Administrative Agent by the Acceptance Date shall be deemed to have declined to accept a Discounted Voluntary Prepayment of any of its Term Loans at any discount to their par value within the Applicable Discount.

(iv) The Purchasing Borrower Party shall make a Discounted Voluntary Prepayment by prepaying those Term Loans (or the respective portions thereof) offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Price that is equal to or lower than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount; provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Purchasing Borrower Party shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent). If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Purchasing Borrower Party shall prepay all Qualifying Loans.

(v) Each Discounted Voluntary Prepayment shall be made within four Business Days of the Acceptance Date (or such other date as the Administrative Agent shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans), without premium or penalty (but subject to Section 2.11), upon irrevocable notice substantially in the form of Exhibit H-3 hereto (each a “Discounted Voluntary Prepayment Notice”), delivered to the Administrative Agent no later than 11:00 a.m. (New York City time), three Business Days prior to the date of such Discounted Voluntary Prepayment, which notice shall specify the date and amount of the Discounted Voluntary Prepayment and the Applicable Discount determined by the Administrative Agent. Upon receipt of any Discounted Voluntary Prepayment Notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Lenders, subject to the Applicable Discount on the applicable Loans, on the date specified therein together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid.

(vi) To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to reasonable procedures (including as to timing, rounding and calculation of Applicable Discount in accordance with Section 5.1(b)(iii) above) established by the Administrative Agent in consultation with the Borrower.

(vii) Prior to the delivery of a Discounted Voluntary Prepayment Notice, upon written notice to the Administrative Agent, the Purchasing Borrower Party may withdraw its offer to make a Discounted Voluntary Prepayment pursuant to any Discounted Prepayment Option Notice.

5.2. Mandatory Prepayments. (a) Term Loan Prepayments. (i) On each occasion that a Prepayment Event occurs, the Borrower shall, within one Business Day after the occurrence of a Debt Incurrence Prepayment Event and within five Business Days after the occurrence of any other Prepayment Event, prepay, in accordance with paragraph (c) below, the principal amount of Term Loans in an amount equal to 100% of the Net Cash Proceeds from such Prepayment Event, provided that, at the option of the Borrower, the Net Cash Proceeds from any transaction permitted by Section 10.4(e) (including pursuant to any securitization) may be applied to repay Revolving Credit Loans, which repayment shall automatically result in the reduction of the Revolving Credit Commitment of each Lender by an amount equal to the amount of the Revolving Credit Loans prepaid to such Lender; provided further that, with respect to the Net Cash Proceeds of an Asset Sale Prepayment Event, Casualty Event or Permitted Sale Leaseback, in each case solely to the extent with respect to any Collateral subject to such Prepayment Event, the Borrower may use a portion of such Net Cash Proceeds to prepay or repurchase Permitted Other Indebtedness (to the extent such prepaid or repurchased Permitted Other Indebtedness is permanently extinguished) with a Lien on such Collateral ranking pari passu with the Liens securing the Obligations to the extent any applicable Permitted Other Indebtedness Document requires the issuer of such Permitted Other Indebtedness to prepay or make an offer to purchase such Permitted Other Indebtedness with the proceeds of such Prepayment Event, in each case in an amount not to exceed the product of (x) the amount of such Net Cash Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of the Permitted Other Indebtedness with a Lien on such Collateral ranking pari passu with the Liens securing the Obligations and with respect to which such a requirement to prepay or make an offer to purchase exists and the denominator of which is the sum of the outstanding principal amount of such Permitted Other Indebtedness and the outstanding principal amount of Term Loans.

(ii) Not later than the date that is ninety days after the last day of any fiscal year (commencing with the fiscal year ending January 1, 2011), the Borrower shall prepay, in accordance with paragraph (c) below, the principal of Term Loans in an amount equal to (x) 50% of Excess Cash Flow for such fiscal year (provided such percentage shall be reduced to 25% if the Consolidated Total Debt to Consolidated EBITDA Ratio as of the end of such fiscal year is less than 4.25 to 1.00, and, provided further, that such percentage shall be reduced to 0% if the Consolidated Total Debt to Consolidated EBITDA Ratio as of the end of such fiscal year is less than 3.00 to 1.00), minus (y) subject to Section 11.13(b), the principal amount of Term Loans voluntarily prepaid pursuant to Section 5.1 during such fiscal year.

(iii) On each occasion that Permitted Other Indebtedness is issued or incurred pursuant to Section 10.1(xvi), the Borrower shall, within three Business Days of receipt of the Net Cash Proceeds of such issuance or incurrence of Permitted Other Indebtedness, prepay, in accordance with clause (c) below, Term Loans with a Dollar Equivalent principal amount equal to 100% of the Net Cash Proceeds of such issuance or incurrence of Permitted Other Indebtedness.

(b) Repayment of Revolving Credit Loans.

(i) Aggregate US Revolving Credit Outstandings. If on any date the aggregate amount of the Lenders’ US Revolving Credit Exposures (all the foregoing, collectively, the “Aggregate US Revolving Credit Outstandings”) exceeds 100% of the US Total Revolving Credit Commitment as then in effect, the Borrower shall forthwith repay on such date the principal amount of Swingline Loans and, after all Swingline Loans have been paid in full, Revolving Credit Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Credit Loans, the Aggregate US Revolving Credit Outstandings exceed the US Total Revolving Credit Commitment then in effect, the Borrower shall pay to the Administrative Agent an amount in cash equal to such excess and the Administrative Agent shall hold such payment for the benefit of the Lenders as security for the obligations of the Borrower hereunder (including obligations in respect of US Letters of Credit Outstanding) pursuant to a cash collateral agreement to be entered into in form and substance satisfactory to the Administrative Agent (which shall permit certain Investments in Permitted Investments satisfactory to the Administrative Agent, until the proceeds are applied to the secured obligations).

(ii) Aggregate Canadian Revolving Credit Outstandings. If on any date the aggregate amount of the Canadian Lenders’ Canadian Revolving Credit Exposures (all the foregoing, collectively, the “Aggregate Canadian Revolving Credit Outstandings”) exceeds 103% of the Canadian Total Revolving Credit Commitment as then in effect, each of the Borrower and the Canadian Borrower, as the case may be, shall forthwith repay on such date Canadian Revolving Credit Loans owing by each of them, respectively, in an aggregate amount equal to such excess. If, after giving effect to the prepayment of all outstanding Canadian Revolving Credit Loans (other than BA Loans), the Aggregate Canadian Revolving Credit Outstandings exceed the Canadian Total Revolving Credit Commitment then in effect, the Borrower and/or the Canadian Borrower as the case may be, shall pay to the Canadian Administrative Agent an amount in cash equal to such excess and the Canadian Administrative Agent shall hold such payment for the benefit of the applicable Lenders as security for the obligations of the Borrower and the Canadian Borrower hereunder (including obligations in respect of Canadian Letters of Credit Outstanding and BA Loans) pursuant to a cash collateral agreement to be entered into in form and substance satisfactory to the Canadian Administrative Agent (which shall permit certain investments in Permitted Investments satisfactory to the Canadian Administrative Agent, until the proceeds are applied to the secured obligations).

(c) Application to Repayment Amounts. Each prepayment of Term Loans required by Section 5.2(a) shall be allocated among the Classes of Term Loans pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class and shall be applied to reduce the applicable Repayment Amounts in such order as the Borrower may determine up to an amount equal to the aggregate amount of the applicable Repayment Amounts required to be made by the Borrower pursuant to Section 2.5(a) and (b) during the two year period immediately following the date of the prepayment (such amount being, the “Amortization Amount”), provided that to the extent that the amount of the prepayment exceeds the Amortization Amount, such excess shall be applied ratably to reduce the then remaining Repayment Amounts pursuant to Section 2.5(a) and (b). With respect to each such prepayment, (i) the Borrower will, not later than the date specified in Section 5.2(a) for making such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent provide notice of such prepayment to each Term Loan Lender, (ii) each Tranche B Term Loan Lender will have the right to refuse any such prepayment by giving written notice of such refusal to the Borrower within five days after such Lender’s receipt of notice from the Administrative Agent of such prepayment (and the Borrower shall not prepay any such Tranche B Term Loans until the date that is specified in the immediately following clause), (iii) the Borrower will make all such prepayments not so refused upon the earlier of (x) such fifth day and (y) such time as the Borrower has received notice from each Lender that it consents to or refuses such prepayment and (iv) the amount of any prepayment so refused shall be retained by the Borrower.

(d) Application to Term Loans. With respect to each prepayment of Tranche B Term Loans required by Section 5.2(a), the Borrower may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made, provided that (i) LIBOR Term Loans may be designated for prepayment pursuant to this Section 5.2(d) only on the last day of an Interest Period applicable thereto unless all LIBOR Term Loans with Interest Periods ending on such date of required prepayment and all ABR Loans have been paid in full; and (ii) if LIBOR Term Loans made pursuant to a single Borrowing shall reduce the outstanding Term Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for LIBOR Loans, such Borrowing shall immediately be converted into ABR Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(e) Application to Revolving Credit Loans. With respect to each prepayment of Revolving Credit Loans elected by the Borrower pursuant to Section 5.2(a) or required by Section 5.2(b), the Borrower (on its own behalf and on behalf of the Canadian Borrower) may designate (i) the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made and (ii) the US Revolving Credit Loans or Canadian Revolving Credit Loans to be prepaid, provided that (w) LIBOR Revolving Credit Loans may be designated for prepayment pursuant to this Section 5.2(e) only on the last day of an Interest Period applicable thereto unless all LIBOR Loans with Interest Periods ending on such date of required prepayment and all ABR Loans have been paid in full; (x) if any prepayment by the Borrower or the Canadian Borrower, as the case may be, of LIBOR Revolving Credit Loans made pursuant to a single Borrowing shall reduce the outstanding Dollar Equivalent of the Revolving Credit Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for LIBOR Revolving Credit Loans, such Borrowing shall immediately be converted into Cdn ABR Loans or ABR Loans, as applicable; (y) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; and (z) notwithstanding the provisions of the preceding clause (y), no prepayment made pursuant to Section 5.2(a) or Section 5.2(b) of Revolving Credit Loans shall be applied to the Revolving Credit Loans of any Defaulting Lender and shall instead be held by the Administrative Agent to satisfy existing and future unfulfilled funding obligations of such Defaulting Lender. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(f) BA and LIBOR Interest Periods. In lieu of making any payment pursuant to this Section 5.2 in respect of any BA Loan or LIBOR Loan other than on the last day of the Interest Period therefor so long as no Default or Event of Default shall have occurred and be continuing, the Borrower or the Canadian Borrower, as the case may be, at its option may deposit with the Administrative Agent an amount equal to the amount of the BA Loan or LIBOR Loan to be prepaid and such BA Loan or LIBOR Loan, as the case may be, shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then-customary rate for accounts of such type. Such deposit shall constitute cash collateral for the Obligations, provided that the Borrower or the Canadian Borrower, as the case may be, may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.

(g) Minimum Amount. No prepayment shall be required pursuant to Section 5.2(a)(i) unless and until the amount at any time of Net Cash Proceeds from Prepayment Events required to be applied at or prior to such time pursuant to such Section and not yet applied at or prior to such time to prepay Term Loans pursuant to such Section exceeds the Dollar Equivalent of $15,000,000 in the aggregate for all such Prepayment Events.

(h) Foreign Asset Sales. Notwithstanding any other provisions of this Section 5.2, (i) to the extent that any of or all the Net Cash Proceeds of any asset sale by a Restricted Foreign Subsidiary giving rise to an Asset Sale Prepayment Event (a “Foreign Asset Sale”) or Excess Cash Flow are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 5.2 but may be retained by the applicable Restricted Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower and the Canadian Borrower hereby agreeing to cause the applicable Restricted Foreign Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 5.2 and (ii) to the extent that the Borrower (on its own behalf and on behalf of the Canadian Borrower) has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Asset Sale or Excess Cash Flow would have a material adverse tax cost consequence with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Restricted Foreign Subsidiary, provided that, in the case of this clause (ii), on or before the date on which any Net Cash Proceeds or Excess Cash Flow so retained would otherwise have been required to be applied to prepayments pursuant to Section 5.2(a), (x) the Borrower or the Canadian Borrower, as the case may be, applies an amount equal to such Net Cash Proceeds or Excess Cash Flow to such prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower or the Canadian Borrower, as the case may be, rather than such Restricted Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Restricted Foreign Subsidiary) or (y) such Net Cash Proceeds or Excess Cash Flow are applied to the repayment of Indebtedness of a Restricted Foreign Subsidiary.

5.3. Method and Place of Payment. (a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower or the Canadian Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent or the Canadian Administrative Agent, as applicable, for the ratable account of the Lenders entitled thereto, the Letter of Credit Issuer, the Canadian Letter of Credit Issuer or the Swingline Lender, as the case may be, not later than 12:00 Noon (New York City time) on the date when due and shall be made (i) in the case of amounts payable in Dollars, in immediately available funds at the Administrative Agent’s Office and (ii) in the case of amounts payable in Canadian Dollars, in immediately available funds at the Canadian Administrative Agent’s Office. All payments under each Credit Document (whether of principal, interest or otherwise) shall be made (i) in the case of the principal of and interest on each Loan, in the currency in which such Loan is denominated, (ii) in the case of reimbursement obligations in respect of Letters of Credit, in the currency in which such Letter of Credit is denominated or (iii) in the case of any indemnification or expense reimbursement payment, in Dollars, except as otherwise expressly provided herein. The Administrative Agent or the Canadian Administrative Agent, as applicable, will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent or the Canadian Administrative Agent, as applicable, prior to 2:00 p.m. (New York City time) on such day) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.

(b) Any payments under this Agreement that are made later than 2:00 p.m. (New York City time) shall be deemed to have been made on the next succeeding Business Day. Except as otherwise provided herein, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4. Net Payments. (a) Subject to the following sentence, all payments made by or on behalf of the Borrower and the Canadian Borrower under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any current or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) net income taxes and franchise taxes (imposed in lieu of net income taxes) and capital taxes imposed on the Administrative Agent, the Canadian Administrative Agent or any Lender, (ii) any backup withholding taxes imposed pursuant to the Code and (iii) any taxes imposed on the Administrative Agent, the Canadian Administrative Agent or any Lender as a result of a current or former connection between the Administrative Agent, the Canadian Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent, the Canadian Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable under this Agreement, the Borrower or the Canadian Borrower, as applicable, shall increase the amounts payable to the Administrative Agent, the Canadian Administrative Agent or such Lender to the extent necessary to yield to the Administrative Agent, the Canadian Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States of America or a state thereof (a “Non-US Lender”) if such Lender fails to comply with the requirements of paragraph (b) of this Section 5.4. Whenever any Non-Excluded Taxes are payable by the Borrower or the Canadian Borrower, as the case may be, as promptly as possible thereafter, such Borrower or Canadian Borrower shall send to the Administrative Agent or the Canadian Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt (or other evidence acceptable to such Agent, acting reasonably) received by such Borrower or Canadian Borrower showing payment thereof. If the Borrower or the Canadian Borrower, as the case may be, fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent or the Canadian Administrative Agent the required receipts or other required documentary evidence, such Borrower or Canadian Borrower shall indemnify the Administrative Agent, the Canadian Administrative Agent and the Lenders for any incremental taxes, interest, costs or penalties that may become payable by the Administrative Agent, the Canadian Administrative Agent or any Lender as a result of any such failure. The agreements in this Section 5.4(a) shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b) (i) Each Non-US Lender (other than a Canadian Lender making Loans only to the Canadian Borrower) shall:

(A) deliver to the Borrower and the Administrative Agent two copies of (x) in the case of a Non-US Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, the applicable United States Internal Revenue Service Form W-8 (together with a certificate representing that such Non-US Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), (y) Internal Revenue Service Form W-8BEN, Form W-8ECI or Form W-8IMY (together with any applicable underlying Internal Revenue Service Forms), or (z) any other form or documentation prescribed by applicable requirements of U.S. Federal tax law as a basis for claiming exemption from or a reduction in U.S. Federal withholding tax, in each case properly completed and duly executed by such Non-US Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Borrower under this Agreement;

(B) deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

(C) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent.

(ii) If a payment made to a Lender under this Agreement or any Credit Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower or the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of this Section 5.4(b)(ii), FATCA shall include any regulations or official interpretations thereof.

unless in any such case any change in treaty, law or regulation has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent. Each Person that shall become a Participant pursuant to Section 13.6 or a Lender pursuant to Section 13.6 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 5.4(b), provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

(c) The Borrower shall not be required to indemnify any Non-US Lender, or to pay any additional amounts to any Non-US Lender, in respect of U.S. Federal withholding tax pursuant to paragraph (a) above to the extent that (i) the obligation to withhold amounts with respect to U.S. Federal withholding tax results from any law in effect (including FATCA) on (and, in the case of FATCA, including any regulations or official interpretations thereof issued after) the date such Non-US Lender became a party to this Agreement or designated a new lending office (or, in the case of a Participant that is not organized under the laws of the United States of America or a state thereof (a “Non-US Participant”), on the date such Non-US Participant became a Participant hereunder); provided, however, that this clause (i) shall not apply to the extent that (x) the indemnity payments or additional amounts any Lender (or Participant) would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts, if any, that the person designating a new lending office or making the assignment, participation or transfer to such Lender (or Participant) would have been entitled to receive in the absence of such designation, assignment, participation or transfer, or (y) such assignment, participation or transfer had been requested by the Borrower or the Canadian Borrower, (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-US Lender or Non-US Participant to comply with the provisions of paragraph (b) above or (iii) any of the representations or certifications made by a Non-US Lender or Non-US Participant pursuant to paragraph (b) above are incorrect at the time a payment hereunder is made, other than by reason of any change in treaty, law or regulation having effect after the date such representations or certifications were made. The Canadian Borrower shall not be required to indemnify or pay additional amounts to a Lender or Administrative Agent in respect of Canadian withholding tax pursuant to paragraph (a) above to the extent that such Non-Excluded Taxes result from a failure by the Lender or Administrative Agent to comply with any certification, identification, information, documentation or other reporting requirement (collectively referred to in this Section 5.4(c) as a “Reporting Requirement”) if (i) compliance is required by law, regulation, administrative practice or any applicable tax treaty as a precondition to exemption from or a reduction in the rate of deduction or withholding of Non-Excluded Taxes, and (ii) the Canadian Borrower has first made written request to the Lender or the Canadian Administrative Agent, as applicable, that the Lender or Administrative Agent comply with the particular Reporting Requirement (identified specifically in such request) and the Lender or Administrative Agent, as applicable, has not complied with such Reporting Requirement within 30 Business Days of such written request; provided, however that the Canadian Borrower shall not be relieved of its obligation to indemnify or pay additional amounts to a Lender or Administrative Agent (x) in respect of certain payments where the obligation to indemnify or pay additional amounts in respect of those payments arose prior to the Canadian Borrower’s written request to the Lender or Canadian Administrative Agent, as applicable, respecting such Reporting Requirement, (y) if, by reason of any change in any law, regulation, administrative practice or applicable tax treaty occurring after the date the Lender or the Administrative Agent, as applicable, becomes a party to this Agreement, such Lender or Administrative Agent is unable to duly comply with such Reporting Requirement, or (z) to the extent that the additional payment or indemnity compensates the Lender or Administrative Agent for an amount which the Lender or Administrative Agent would have been entitled to receive under paragraph (a) had the Lender or Administrative Agent, as applicable, complied with such Reporting Requirement.

(d) If the Borrower or the Canadian Borrower determines in good faith that a reasonable basis exists for contesting any taxes for which indemnification has been demanded hereunder, the relevant Lender, the Canadian Administrative Agent or the Administrative Agent, as applicable, shall cooperate with such Borrower or Canadian Borrower in challenging such taxes at the Borrower’s or Canadian Borrower’s expense if so requested by the Borrower or Canadian Borrower. If any Lender, the Canadian Administrative Agent or the Administrative Agent, as applicable, receives a refund of a tax for which a payment has been made by the Borrower or the Canadian Borrower pursuant to this Agreement, which refund in the good faith judgment of such Lender, the Canadian Administrative Agent or Administrative Agent, as the case may be, is attributable to such payment made by such Borrower or Canadian Borrower, then the Lender, the Canadian Administrative Agent or the Administrative Agent, as the case may be, shall reimburse the Borrower or Canadian Borrower for such amount (together with any interest received thereon) as the Lender, the Canadian Administrative Agent or Administrative Agent, as the case may be, determines to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position than it would have been in if the payment had not been required. A Lender, the Canadian Administrative Agent or Administrative Agent shall claim any refund that it determines is available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim. Neither the Lender, the Canadian Administrative Agent nor the Administrative Agent shall be obliged to disclose any information regarding its tax affairs or computations to the Borrower or the Canadian Borrower in connection with this paragraph (d) or any other provision of this Section 5.4.

(e) Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Non-Excluded Taxes, only to the extent that the Borrower or the Canadian Borrower has not already indemnified the Administrative Agent for such Non-Excluded Taxes and without limiting the obligation of the Borrower and the Canadian Borrower to do so) directly attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement or any other Credit Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 5.4(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f) Each Lender represents and agrees that, on the date hereof and at all times during the term of this Agreement, it is not and will not be a conduit entity participating in a conduit financing arrangement (as defined in Section 7701(1) of the Code and the regulations thereunder) with respect to the Borrowings hereunder unless the Borrower has consented to such arrangement prior thereto.

5.5. Computations of Interest and Fees. (a) Interest on LIBOR Loans and, except as provided in the next succeeding sentence, ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on (i) Canadian Prime Loans, (ii) ABR Loans in respect of which the rate of interest is calculated on the basis of the Prime Rate, (iii) Cdn ABR Loans in respect of which the rate of interest is calculated on the basis of the Canadian Administrative Agent’s reference rate and (iv) interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

(b) All Fees shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

5.6. Limit on Rate of Interest.

(a) No Payment shall exceed Lawful Rate. Notwithstanding any other term of this Agreement, neither the Borrower nor the Canadian Borrower shall be obliged to pay any interest or other amounts under or in connection with this Agreement in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation. In particular, the Canadian Borrower shall not be obliged to pay any interest or other amounts which would result in the receipt by any Lender of interest on credit advanced at a rate in excess of the rate permitted under the Criminal Code (Canada). For purposes of this Section 5.6, “interest” and “credit advanced” have the meanings ascribed in the Criminal Code (Canada) and the “effective annual rate of interest” shall be calculated in accordance with generally accepted actuarial practices and principles.

(b) Payment at Highest Lawful Rate. If either the Borrower or the Canadian Borrower is not obliged to make a payment which it would otherwise be required to make as a result of Section 5.6(a), the Borrower or the Canadian Borrower, as applicable, shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c) Adjustment if any Payment exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower or the Canadian Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by any applicable law, rule or regulation, or in the case of the Canadian Borrower, would result in a receipt by that Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law (in the case of the Borrower or the Canadian Borrower) or so result in a receipt by that Lender of interest at a criminal rate (in the case of the Canadian Borrower), such adjustment to be effected, to the extent necessary, as follows:

(i) firstly, by reducing the amount or rate of interest required to be paid by the Borrower or the Canadian Borrower to the affected Lender under Section 2.8; and

(ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid by the Borrower or the Canadian Borrower to the affected Lender where, in the case of the Canadian Borrower, such amounts would constitute interest for purposes of Section 347 of the Criminal Code (Canada).

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower or the Canadian Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, or in the case of the Canadian Borrower, an amount in excess of the maximum permitted under the Criminal Code (Canada), then the Borrower or the Canadian Borrower, as applicable, shall be entitled, by notice in writing to the Administrative Agent or the Canadian Administrative Agent, as applicable, to obtain reimbursement from such Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower or the Canadian Borrower, as applicable. Any amount or rate of interest referred to in this Section 5.6(c) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Loan remains outstanding on the assumption, with respect to Canadian Borrowings, that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Closing Date to the Maturity Date.

SECTION 6. Conditions Precedent to Initial Borrowing

The initial Borrowing under this Agreement is subject to the satisfaction of the following conditions precedent:

6.1. Credit Documents. The Administrative Agent or the Collateral Agent (as applicable) shall have received:

(a) this Agreement, executed and delivered by a duly authorized officer of Holdings, the Borrower, the Canadian Borrower and each Lender;

(b) the Guarantee Agreements, executed and delivered by a duly authorized officer of each applicable Guarantor;

(c) the Security Agreement, executed and delivered by a duly authorized officer of each grantor party thereto; and

(d) the Canadian Security Agreement, executed and delivered by a duly authorized officer of each grantor party thereto.

6.2. Collateral. (a) All outstanding equity interests in whatever form of the Borrower and each Restricted Subsidiary directly owned by or on behalf of any Credit Party shall have been pledged pursuant to the Security Agreements (except that the Borrower and its Restricted Subsidiaries shall not be required to pledge more than 65% of the outstanding voting equity interests of any Restricted Foreign Subsidiary) and the Collateral Agent shall have received all certificates representing securities pledged under the Security Agreements to the extent certificated, accompanied by instruments of transfer and undated stock powers endorsed in blank.

(b) All Indebtedness for borrowed money in excess of $1,000,000 of the Borrower and each Subsidiary that is owing to any Credit Party shall be evidenced by one or more global promissory notes and shall have been pledged pursuant to the Security Agreements, and the Collateral Agent shall have received all such promissory notes, together with instruments of transfer with respect thereto endorsed in blank.

(c) All documents and instruments, including Uniform Commercial Code, PPSA or other applicable personal property and fixture security financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Agreements and perfect such Liens to the extent required by, and with the priority required by, the Security Agreements and each Mortgage, as applicable, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording.

(d) The Borrower shall have delivered to the Administrative Agent a completed Perfection Certificate, executed and delivered by an Authorized Officer and the chief legal officer of the Borrower, together with all attachments contemplated thereby and certified copies of UCC, PPSA, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Credit Party as debtor and that are filed in those state and county jurisdictions in which any property of any Credit Party is located and the state and county jurisdictions in which any Credit Party is organized or maintains its principal place of business and such other searches that the Administrative Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than Permitted Liens).

6.3. Legal Opinions. The Administrative Agent shall have received the executed legal opinions of (a) Simpson, Thacher & Bartlett LLP, special New York counsel to the Borrower, substantially in the form of Exhibit I-1, (b) Marie D. Hlavaty, General Counsel to the Borrower substantially in the form of Exhibit I-2, (c) Osler, Hoskin & Harcourt LLP, special Canadian counsel for the Borrower, substantially in the form of Exhibit I-3 and (d) local counsel to the Borrower in certain jurisdictions as may be reasonably requested by the Administrative Agent, substantially in the form of Exhibit I-4. The Borrower, the other Credit Parties and the Administrative Agent hereby instruct such counsel to deliver such legal opinions.

6.4. Representations and Warranties; No Default. The Administrative Agent shall have received a certificate of an Authorized Officer of the Borrower, dated the Closing Date, certifying that (a) on the Closing Date, the representations and warranties made by the Borrower in Section 8, as they relate to the Credit Parties at such time, are true and correct in all material respects and (b) after giving effect to the Borrowings on the Closing Date and the other transactions contemplated hereby, no Default or Event of Default shall have occurred and be continuing.

6.5. Senior Unsecured Notes. The Borrower shall have received gross proceeds of $750,000,000 (or such lesser amount sufficient to consummate the Transactions) from the issuance of Senior Unsecured Notes under the Senior Unsecured Notes Indenture in a Rule 144A or other private placement (the terms and conditions of which (including, but not limited to, maturity, covenants, events of default, remedies, redemption and prepayment events) shall be reasonably satisfactory to the Agents).

6.6. Closing Certificates. The Administrative Agent shall have received a certificate of each Credit Party, dated the Closing Date, in the case of the Borrower substantially in the form of Exhibit J-1, and in the case of each other Credit Party, substantially in the form of Exhibit J-2, in each case with appropriate insertions, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Credit Party, and attaching the documents referred to in Sections 6.7 and 6.8.

6.7. Corporate Proceedings of Each Credit Party. The Administrative Agent shall have received a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of each Credit Party (or a duly authorized committee thereof) authorizing (a) the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) to which it is a party, (b) in the case of the Borrower and the Canadian Borrower, the borrowing of the extensions of credit contemplated hereunder and (c) the Other Refinancing Transactions.

6.8. Corporate Documents. The Administrative Agent shall have received true and complete copies of the certificate of incorporation and by-laws (or equivalent organizational documents) of each Credit Party.

6.9. Other Documents. The Administrative Agent shall have received the Scotiabank Intercreditor Agreement, executed and delivered by a duly authorized officer of The Bank of Nova Scotia.

6.10. Fees. The Lenders shall have received the fees in the amounts previously agreed in writing by the Agents and such Lenders to be received on the Closing Date and all expenses (including the reasonable fees, disbursements and other charges of counsel) for which invoices have been presented on or prior to the Closing Date shall have been paid.

6.11. Insurance. Certificates of insurance evidencing the existence of all insurance required to be maintained by the Borrower pursuant to Section 9.3 and, if applicable, the designation of the Administrative Agent and the Collateral Agent, as applicable, as an additional insured and loss payee as its interest may appear thereunder, or solely as the additional insured, as the case may be, thereunder, such certificates to be in such form and contain such information as is specified in Section 9.3 (provided that if such endorsement as additional insured cannot be delivered by the Closing Date, the Administrative Agent may consent to such endorsement being delivered at such later date as it deems appropriate in the circumstances). In addition, the Borrower shall have delivered a certificate of an Authorized Officer of the Borrower setting forth the insurance obtained by it in accordance with the requirements of Section 9.3 and stating that such insurance is in full force and effect and that all premiums then due and payable thereon have been paid.

6.12. Existing Indebtedness. (a) The requisite consents in connection with each Consent Solicitation shall have been obtained, the indenture governing each of the Existing Notes shall have been amended pursuant to an effective supplemental indenture that effects the related amendments thereto and the Closing Date Other Tender Procedures shall have been implemented.

(b) Concurrently with the initial Credit Event made hereunder, the Other Refinancing Transactions shall have been consummated on terms and conditions reasonably satisfactory to the Agents.

6.13. Related Agreements. The Administrative Agent shall have received a fully executed or conformed copy of the Senior Unsecured Notes Documents, each of which shall be in full force and effect and in form and substance reasonably satisfactory to the Agents.

6.14. Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a certificate from the chief financial officer of the Borrower in the form of Exhibit J-3.

6.15. Concurrent Transactions. Substantially concurrently with the initial Credit Event made hereunder, the Other Refinancing Transactions shall have been consummated in a manner substantially consistent with the preamble hereto on terms and conditions reasonably satisfactory to the Agents.

6.16. No Material Adverse Change. There shall not have occurred any change or condition since December 31, 2009, that, individually or in the aggregate, has had, or could reasonably be expected to have, an effect that is materially adverse to the business, properties, assets, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, except for any change or condition that arises out of, results from or is attributable to (a) any change in general business or economic conditions or (b) any act of terrorism or war (whether or not threatened, pending or declared), in each case that does not have a disproportionate effect on Holdings and its subsidiaries, taken as a whole.

SECTION 7. Conditions Precedent to All Credit Events

The agreement of each Lender to make any Loan requested to be made by it on any date (excluding Mandatory Borrowings) and the obligation of each Letter of Credit Issuer to issue any Letter of Credit on any date is subject to the satisfaction of the following conditions precedent:

7.1. No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

7.2. Notice of Borrowing; Letter of Credit Request. (a) Prior to the making of each Term Loan, each Revolving Credit Loan (other than any Revolving Credit Loan made pursuant to Section 2.1(d) or Section 3.4(a)) and each Swingline Loan, the Administrative Agent (or, in the case of any Canadian Borrowing, the Canadian Administrative Agent) shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3.

(b) Prior to the issuance of each Letter of Credit, the Administrative Agent or the Canadian Administrative Agent, as applicable, and the relevant Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a) or (b), as the case may be.

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified above shall have been satisfied as of that time.

SECTION 8. Representations, Warranties and Agreements

In order to induce the Lenders to enter into this Agreement, to make the Loans and issue or participate in Letters of Credit as provided for herein, each of Holdings, the Borrower and the Canadian Borrower makes the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit:

8.1. Corporate Status. Holdings, the Borrower, the Canadian Borrower and each Material Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

8.2. Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party (and, in the case of the Borrower and the Canadian Borrower, to borrow hereunder). Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

8.3. Authorization; No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof nor the consummation of the Transactions and the other transactions contemplated hereby or thereby will (a) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of Holdings, the Borrower, the Canadian Borrower or any of the other Restricted Subsidiaries (other than Liens created under the Credit Documents) pursuant to, the terms of any material indenture (including the Senior Unsecured Notes Indenture), loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which the Borrower, the Canadian Borrower or any of the other Restricted Subsidiaries is a party or by which it or any of its property or assets is bound or (c) violate any provision of the certificate of incorporation, by-laws or other constitutional documents of Holdings, the Borrower, the Canadian Borrower or any of the other Restricted Subsidiaries.

8.4. Litigation. There are no actions, suits or proceedings (including Environmental Claims) pending or, to the knowledge of Holdings, the Borrower or the Canadian Borrower, threatened with respect to Holdings, the Borrower, the Canadian Borrower or any of the other Subsidiaries that could reasonably be expected to result in a Material Adverse Effect or a Material Adverse Change.

8.5. Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof or of the proceeds of any drawing under any Letter of Credit will violate the provisions of Regulation T, U or X of the Board.

8.6. Governmental Approvals. The execution, delivery and performance of any Credit Document does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect, (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents and (iii) such licenses, approvals, authorizations or consents the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect.

8.7. Investment Company Act. None of Holdings, the Borrower or the Canadian Borrower is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.8. True and Complete Disclosure. (a) None of the factual information and data (taken as a whole) heretofore or contemporaneously furnished by Holdings, the Borrower, the Canadian Borrower, any of the other Subsidiaries or any of their respective authorized representatives in writing to the Administrative Agent and/or any Lender on or before the Closing Date (including (i) the Confidential Information Memorandum and (ii) all information contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement or omitted to state any material fact necessary to make such information and data (taken as a whole) not misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include projections and pro forma financial information.

(b) The projections and pro forma financial information contained in the information and data referred to in paragraph (a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

8.9. Financial Statements; Financial Condition. The (a) unaudited historical consolidated financial information of the Borrower as set forth in the Confidential Information Memorandum, and (b) the Historical Audited Financial Statements, in each case present or will, when provided, present fairly in all material respects the combined financial position of the

Borrower and its consolidated subsidiaries at the respective dates of said information or statements and results of operations of the applicable Person for the respective periods covered thereby. The financial statements referred to in clause (b) of the preceding sentence have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements. After the Closing Date, there has been no Material Adverse Change since December 31, 2009.

8.10. Tax Returns and Payments. Each of Holdings, the Borrower, the Canadian Borrower and each of the other Subsidiaries has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material Taxes payable by it that have become due, other than those (a) not yet delinquent or (b) being contested in good faith as to which adequate reserves have been provided in accordance with GAAP and which could not reasonably be expected to result in a Material Adverse Effect.

8.11. Compliance with ERISA. (a) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) each Pension Plan is in compliance with ERISA, the Code and the regulations and published interpretations thereunder, (ii) no ERISA Event has occurred or is reasonably expected to occur and (iii) no failure to satisfy the minimum funding standard of Section 302 of ERISA or filing pursuant to section 412(k) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan determined without regard to any waiver of such obligations or extension of any amortization period has occurred.

(b) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, none of the Canadian Borrower, its Subsidiaries or its Affiliates maintains or administers, or has any liability or obligation in respect of any Canadian Pension Plans.

8.12. Subsidiaries. Schedule 8.12 lists each Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein), in each case existing on the Closing Date. Each Material Subsidiary as of the Closing Date has been so designated on Schedule 8.12.

8.13. Intellectual Property, etc. Holdings, the Borrower, the Canadian Borrower and each of the other Restricted Subsidiaries own, license or possess the right to use all material patents, trademarks, service marks, trade names, copyrights, licenses and other rights with respect to the foregoing, free and clear from all encumbrances, that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except to the extent such lack of ownership, license or possession of such rights, or such encumbrances, could not reasonably be expected to have a Material Adverse Effect.

8.14 Environmental Laws. (a) Except as could not reasonably be expected to have a Material Adverse Effect: (i) Holdings, the Borrower, the Canadian Borrower and each of the other Subsidiaries and all Real Estate are in compliance with all Environmental Laws; (ii) none of Holdings, the Borrower, the Canadian Borrower or any of the other Subsidiaries is subject to or has received notice of any Environmental Claim or any other liability under any Environmental Law; (iii) Holdings, the Borrower, the Canadian Borrower and the other Subsidiaries are not conducting any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location; and (iv) no underground storage tank or related piping, or any impoundment or other disposal area containing Hazardous Materials is located at, on or under any Real Estate currently owned or leased by Holdings, the Borrower, the Canadian Borrower or any of the other Subsidiaries.

(b) None of Holdings, the Borrower, the Canadian Borrower or any of the other Subsidiaries has treated, stored, transported, released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any currently or formerly owned or leased Real Estate or facility in a manner that could reasonably be expected to have a Material Adverse Effect.

8.15. Properties. (a) Holdings, the Borrower, the Canadian Borrower and each of the other Subsidiaries have good and marketable title to or valid leasehold interests in all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except where the failure to have such good title or interests could not reasonably be expected to have a Material Adverse Effect and (b) no Mortgage encumbers improved Real Estate that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 9.3.

8.16. Solvency. On the Closing Date (after giving effect to the Transactions), immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, the Borrower on a consolidated basis with its Subsidiaries will be Solvent.

8.17. Public Utility Holding Company Act. None of Holdings, the Borrower or the Canadian Borrower is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

SECTION 9. Affirmative Covenants

Holdings, the Borrower and the Canadian Borrower hereby covenant and agree that on the Closing Date and thereafter, until the Commitments, the Swingline Commitment and each Letter of Credit have terminated and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

9.1. Information Covenants. The Borrower will furnish to each Lender and the Administrative Agent:

(a) Annual Financial Statements. As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC or delivered to the holders of the Senior Unsecured Notes (or, if such financial statements are not required to be filed with the SEC or delivered to the holders of the Senior Unsecured Notes, on or before the date that is 120 days after the end of each such fiscal year), the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as at the end of such fiscal year, and the related consolidated statement of operations and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal year, and certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or include an explanatory paragraph expressing substantial doubt about the ability of the Borrower, the Canadian Borrower or any of the Material Subsidiaries (or group of Subsidiaries that together would constitute a Material Subsidiary) to continue as a going concern, together in any event with a certificate of such accounting firm stating that in the course of its regular audit of the business of the Borrower, the Canadian Borrower and the Material Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default relating to Section 10.9 or 10.10 that has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.

(b) Quarterly Financial Statements. As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC or delivered to the holders of the Senior Unsecured Notes with respect to each of the first three quarterly accounting periods in each fiscal year of the Borrower (or, if such financial statements are not required to be filed with the SEC or delivered to the holders of the Senior Unsecured Notes, on or before the date that is 60 days after the end of each such quarterly accounting period), the consolidated balance sheet of (i) the Borrower and the Restricted Subsidiaries and (ii) the Borrower and its Subsidiaries, in each case as at the end of such quarterly period and the related consolidated statement of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year, all of which shall be certified by an Authorized Officer of the Borrower as fairly presenting the financial condition and results of operations of (i) the Borrower and the Restricted Subsidiaries and (ii) the Borrower and its Subsidiaries, subject to changes resulting from audit and normal year-end audit adjustments.

(c) Budgets. Within 90 days after the commencement of each fiscal year of the Borrower, budgets of the Borrower and the Canadian Borrower in reasonable detail for such fiscal year as customarily prepared by management of the Borrower and the Canadian Borrower for their internal use consistent in scope with the financial statements provided pursuant to Section 9.1(a), setting forth the principal assumptions upon which such budgets are based.

(d) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 9.1(a) and (b), a certificate of an Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i)

the calculations required to establish whether the Borrower and the Subsidiaries were in compliance with the provisions of Sections 10.9 and 10.10 as at the end of such fiscal year or period, as the case may be, (ii) a specification of any change in the identity of the Restricted Subsidiaries, Unrestricted Subsidiaries and Foreign Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries, Unrestricted Subsidiaries and Foreign Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be and (iii) the then applicable Status and (iv) the amount of any Pro Forma Adjustment not previously set forth in a Pro Forma Adjustment Certificate or any change in the amount of a Pro Forma Adjustment set forth in any Pro Forma Adjustment Certificate previously provided and, in either case, in reasonable detail, the calculations and basis therefor. At the time of the delivery of the financial statements provided for in Section 9.1(a), (i) a certificate of an Authorized Officer of the Borrower setting forth in reasonable detail (x) the Borrower’s calculation of the Excess Cash Flow for such fiscal year and (y) the Applicable Amount as at the end of the fiscal year to which such financial statements relate and (ii) a certificate of an Authorized Officer and the chief legal officer of the Borrower (x) setting forth the information required pursuant to Section 1(a) of the Perfection Certificate or confirming that there has been no change in such information since the Closing Date or the date of the most recent certificate delivered pursuant to this clause (d)(ii), as the case may be, and (y) certifying that all Uniform Commercial Code and PPSA financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (x) above to the extent necessary to protect and perfect the security interests under the Security Documents.

(e) Certain Notices. Promptly after an Authorized Officer or any other senior officer of Holdings, the Borrower, the Canadian Borrower or any of the other Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower or the Canadian Borrower proposes to take with respect thereto, (ii) any litigation or governmental proceeding pending against the Borrower, the Canadian Borrower or any of the Subsidiaries that could reasonably be expected to result in a Material Adverse Effect or Material Adverse Change and (iii) any other development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect or Material Adverse Change.

(f) Environmental Matters. The Borrower and the Canadian Borrower will promptly advise the Lenders in writing after obtaining knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect:

(i) Any pending or threatened Environmental Claim against the Borrower, the Canadian Borrower or any of the other Subsidiaries or any Real Estate;

(ii) Any condition or occurrence on any Real Estate that (x) could reasonably be expected to result in noncompliance by the Borrower, the Canadian Borrower or any of the other Subsidiaries with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against the Borrower, the Canadian Borrower or any of the other Subsidiaries or any Real Estate;

(iii) Any condition or occurrence on any Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and

(iv) The conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, release or threatened release of any Hazardous Material on, at, under or from any Real Estate.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto. The term “Real Estate” shall mean land, buildings and improvements owned or leased by the Borrower, the Canadian Borrower or any of the other Subsidiaries, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.

(g) Other Information. Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Government Authority in any relevant jurisdiction by the Borrower, the Canadian Borrower or any of the other Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Lenders), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices and reports that the Borrower, the Canadian Borrower or any of the other Subsidiaries shall send to the holders of any publicly issued debt of Parent, Holdings, the Borrower, the Canadian Borrower and/or any of the other Subsidiaries (including any Senior Unsecured Notes (whether publicly issued or not)) in their capacity as such holders (in each case to the extent not theretofore delivered to the Lenders pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing from time to time.

(h) Pro Forma Adjustment Certificate. Not later than the consummation of the acquisition of any Acquired Entity or Business by the Borrower or any Restricted Subsidiary for which there shall be a Pro Forma Adjustment or not later than any date on which financial statements are delivered with respect to any four quarter period in which a Pro Forma Adjustment is made as a result of the consummation of the acquisition of any Acquired Entity or Business by the Borrower or any Restricted Subsidiary for which there shall be a Pro Forma Adjustment, a certificate of an Authorized Officer of the Borrower setting forth the amount of such Pro Forma Adjustment and, in reasonable detail, the calculations and basis therefor.

9.2. Books, Records and Inspections. Holdings, the Borrower and the Canadian Borrower will, and will cause each of the other Subsidiaries to, permit officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect any of the properties or assets the Borrower, the Canadian Borrower and any such Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection, and to examine the books and records of the Borrower, the Canadian Borrower and any such Subsidiary and discuss the affairs, finances and accounts the Borrower, the Canadian Borrower and of any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may desire.

9.3. Maintenance of Insurance. Holdings, the Borrower and the Canadian Borrower will, and will cause each of the Material Subsidiaries to, at all times maintain in full force and effect, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance (including, without limitation, flood insurance) in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in the same or a similar business; and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

9.4. Payment of Taxes. Holdings, the Borrower and the Canadian Borrower will pay and discharge, and will cause each of the other Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims that, if unpaid, could reasonably be expected to become a material Lien upon any properties of the Borrower, the Canadian Borrower or any of the other Restricted Subsidiaries, provided that none of Holdings, the Borrower, the Canadian Borrower or any of the other Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of the Borrower) with respect thereto in accordance with GAAP and the failure to pay could not reasonably be expected to result in a Material Adverse Effect.

9.5. Consolidated Corporate Franchises. Holdings, the Borrower and the Canadian Borrower will do, and will cause each Material Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its legal existence, corporate rights and authority, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Subsidiaries may consummate any transaction permitted under Section 10.3, 10.4 or 10.5.

9.6. Compliance with Statutes, Regulations, etc. Holdings, the Borrower and the Canadian Borrower will, and will cause each other Subsidiary to, comply with all applicable laws, rules, regulations and orders applicable to it or its property, and to maintain all such governmental approvals or authorizations in full force and effect, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

9.7. ERISA; Canadian Pension Matters. (a) Promptly after any Credit Party or any Subsidiary or any ERISA Affiliate knows or has reason to know of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect, such Credit Party will deliver to the Administrative Agent a certificate of an Authorized Officer or any other senior officer of the Borrower setting forth details as to such occurrence and the action, if any, that any Credit Party, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by such Credit Party, such Subsidiary, such ERISA Affiliate, the PBGC, a Pension Plan participant (other than notices relating to an individual participant’s benefits) or the Pension Plan administrator with respect thereto.

(b) Promptly after the Canadian Borrower or any Subsidiary or any Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding) would be reasonably likely to have a Material Adverse Effect, the Canadian Borrower will deliver to the Canadian Administrative Agent a certificate of an Authorized Officer or any other senior officer of the Canadian Borrower setting forth details as to such occurrence and the action, if any, that the Canadian Borrower, such Subsidiary or such Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Canadian Borrower, such Subsidiary, such Affiliate, any Governmental Authority, a Canadian Pension Plan participant (other than notices relating to an individual participant’s benefits) or the Canadian Pension Plan administrator with respect thereto: (i) that an application is to be made to any Governmental Authority to establish, adopt or register a Canadian Pension Plan; (ii) that the Canadian Borrower, any Subsidiary or any Affiliate has established, adopted or agreed to contribute to a Canadian Pension Plan and failed to make a required contribution, installment or other payment pursuant to applicable pension standards laws or regulations with respect to a Canadian Pension Plan; (iii) that any event has occurred in connection with a Canadian Pension Plan or other Canadian retirement savings plan giving rise to a lien (statutory or otherwise) against, or deemed trust in respect of, any of the assets of the Canadian Borrower, any Subsidiary or any Affiliate; or (iv) that the Canadian Borrower, any Subsidiary or any Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Canadian Pension Plan arising due to breach by the Canadian Borrower, any Subsidiary or any Affiliate of their respective obligations pursuant to applicable laws or regulations.

9.8. Good Repair. Holdings, the Borrower and the Canadian Borrower will, and will cause each of the Restricted Subsidiaries to, ensure that its properties and equipment used or useful in its business in whomsoever’s possession they may be to the extent that it is within the control of such party to cause same, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in similar businesses and consistent with third party leases, except in each case to the extent the failure to do so could not be reasonably expected to have a Material Adverse Effect.

9.9. Transactions with Affiliates. Holdings, the Borrower and the Canadian Borrower will conduct, and cause each of the Restricted Subsidiaries to conduct, all transactions with any of its Affiliates (other than Borrower or its Restricted Subsidiaries) on terms that are substantially as favorable to the Borrower, the Canadian Borrower or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, provided that the foregoing restrictions shall not apply to (a) the payment of customary annual fees to the Sponsors for management, consulting and financial services rendered to the Borrower, the Canadian Borrower and the Subsidiaries and customary investment banking fees paid to the Sponsors for services rendered to Holdings, the Borrower, the Canadian Borrower and the Subsidiaries in connection with divestitures, acquisitions, financings and other transactions, (b) customary fees paid to members of the Board of Directors, Holdings, the Borrower, the Canadian Borrower and the Subsidiaries and (c) transactions permitted by Section 10.6.

9.10. End of Fiscal Years; Fiscal Quarters. Holdings, the Borrower and the Canadian Borrower will, for financial reporting purposes, cause (a) each of its, and each of its Subsidiaries’, fiscal years to end on the Saturday closest to December 31 of each year and (b) each of its, and each of its Subsidiaries’, fiscal quarters to end on dates consistent with such fiscal year-end and the Borrower’s past practice; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

9.11. Additional Guarantors and Grantors. (a) Except as set forth in Section 10.1(a)(x) or (a)(xi), the Borrower will cause (i) each direct or indirect Domestic Subsidiary (other than any Unrestricted Subsidiary or any Domestic Subsidiary owned by a Foreign Subsidiary) formed or otherwise purchased or acquired after the date hereof (including pursuant to a Permitted Acquisition), (ii) each Subsidiary (other than any Unrestricted Subsidiary) that is not a Domestic Subsidiary on the date hereof but subsequently becomes a Domestic Subsidiary (other than any Unrestricted Subsidiary) and (iii) each immaterial Domestic Subsidiary listed on Schedule 1.1(d) (unless such Subsidiary is designated an Unrestricted Subsidiary in accordance with terms of this Agreement) that becomes a Material Subsidiary, in each case to execute a supplement to each of the US Guarantee and the Security Agreement in form and substance reasonably satisfactory to the Collateral Agent, in order to become a guarantor under the US Guarantee and a grantor under the Security Agreement.

(b) Except as set forth in Section 10.1(a)(x) or (a)(xi), the Canadian Borrower will cause (i) each direct or indirect Subsidiary of the Canadian Borrower organized under the laws of any province of Canada (other than any Unrestricted Subsidiary) formed or otherwise purchased or acquired after the date hereof (including pursuant to a Permitted Acquisition) and (ii) each immaterial Subsidiary of the Canadian Borrower organized under the laws of any province of Canada and listed on Schedule 1.1(d) (unless such Subsidiary is designated an Unrestricted Subsidiary in accordance with terms of this Agreement) that becomes a Material Subsidiary, in each case to execute a supplement to each of the Canadian Guarantee and the Canadian Security Agreement in form and substance reasonably satisfactory to the Canadian Administrative Agent, in order to become a guarantor under the Canadian Guarantee and a grantor under the Canadian Security Agreement.

9.12. Pledges of Additional Stock and Evidence of Indebtedness. (a) Except as set forth in Section 10.1(a)(x) or (a)(xi), the Borrower will pledge, and, if applicable, will cause each Domestic Subsidiary to pledge, to the Collateral Agent for the ratable benefit of the Secured Parties, (i) all the capital stock of each Domestic Subsidiary (other than any Unrestricted Subsidiary or any Domestic Subsidiary owned by a Foreign Subsidiary), Minority Investment and each Foreign Subsidiary (other than an Unrestricted Subsidiary or any Voting Stock representing in excess of 65% of the issued and outstanding Voting Stock in any Foreign Subsidiary) held by the Borrower or a Domestic Subsidiary, in each case, formed or otherwise purchased or acquired after the date hereof, in each case pursuant to a supplement to the Pledge Agreement in form and substance reasonably satisfactory to the Administrative Agent, (ii) all evidences of Indebtedness in excess of $1,000,000 received by the Borrower or any of the Domestic Subsidiaries (other than any Unrestricted Subsidiary) in connection with any disposition of assets pursuant to Section 10.4(b) or, if the obligor under such Indebtedness is not a Guarantor, Section 10.4(c), in each case pursuant to a supplement to the Pledge Agreement in form and substance reasonably satisfactory to the Administrative Agent and (iii) any global promissory notes executed after the date hereof evidencing Indebtedness of the Borrower, each Subsidiary and each Minority Investment that is owing to the Borrower or any Domestic Subsidiary (other than any Unrestricted Subsidiary), in each case pursuant to a supplement to the Security Agreement in form and substance reasonably satisfactory to the Administrative Agent.

(b) Except as set forth in Section 10.1(a)(x) or (a)(xi), the Canadian Borrower will pledge, and, if applicable, will cause each of its Subsidiaries to pledge, to the Canadian Administrative Agent, for the ratable benefit of the Canadian Lenders (but only to secure obligations of the Canadian Borrower hereunder and under the other Credit Documents), (i) all the capital stock of each Subsidiary of the Canadian Borrower and of any Canadian Subsidiary Guarantor formed or otherwise purchased or acquired after the date hereof, in each case pursuant to a supplement to the Canadian Pledge Agreement in form and substance reasonably satisfactory to the Canadian Administrative Agent (or pledge arrangements in relation to the Canadian Obligations of the Canadian Borrower, in a form and to an extent agreed between the Borrower and the Administrative Agent, but to be substantially consistent (taking into account the scope of customary collateral arrangements in the applicable jurisdiction) with the scope of the pledge arrangements entered into pursuant to the Canadian Security Documents) and (ii) all evidences of Indebtedness with a Dollar Equivalent in excess of $1,000,000 received by any of the Canadian Subsidiary Guarantors in connection with any disposition of assets pursuant to Section 10.4(b) or, if the obligor under such Indebtedness is not a Guarantor, Section 10.4(c), in each case pursuant to a supplement to the applicable Canadian Pledge Agreement in form and substance reasonably satisfactory to the Canadian Administrative Agent (or pledge arrangements in relation to the Obligations of the Canadian Borrower, in a form and to an extent agreed between the Borrower and the Administrative Agent, but to be substantially consistent (taking into account the scope of customary collateral arrangements in the applicable jurisdiction) with the scope of the pledge arrangements entered into pursuant to the Canadian Security Documents).

(c) The Borrower and the Canadian Borrower agree that all Indebtedness in excess of $1,000,000 (or the Dollar Equivalent thereof) of the Borrower and each Subsidiary that is owing to any Credit Party shall be evidenced by one or more global promissory notes.

9.13. Use of Proceeds. (a) The Borrower and the Canadian Borrower will use the Letters of Credit and the proceeds of all Loans only for the purposes set forth in the introductory statement to this Agreement.

9.14. Changes in Business. (a) The Borrower, the Canadian Borrower and the Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower, the Canadian Borrower and the Subsidiaries, taken as a whole, on the Closing Date and other business activities incidental or related to any of the foregoing.

(b) Holdings will not engage in any business or activity other than (i) the ownership of all the outstanding shares of capital stock of the Borrower, (ii) maintaining its corporate existence, (iii) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Borrower, (iv) the performance of the Credit Documents to which it is a party, (v) making any dividend permitted by Section 10.6 or holding any cash received in connection with dividends made by the Borrower in accordance with Section 10.6 pending application thereof by Holdings in the manner contemplated by Section 10.6 and (vi) activities incidental to the businesses or activities described in clauses (i) to (v) of this Section 9.14(b). Holdings will not own or acquire any assets (other than shares of capital stock of the Borrower, cash and Permitted Investments) or incur any liabilities (other than liabilities under the Credit Documents, liabilities under its guarantee of the Senior Unsecured Notes and liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and business and activities permitted by this Agreement).

9.15. Further Assurances. (a) Holdings and the Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Agreements or any Mortgage, all at the expense of the Borrower and the Restricted Subsidiaries.

(b) If any assets (including any real estate or improvements thereto or any interest therein) with a book value or fair market value in excess of $1,000,000 are acquired by the Borrower, the Canadian Borrower or any other Credit Party after the Closing Date (other than assets constituting Collateral under the Security Agreements that become subject to the Lien of the applicable Security Agreement upon acquisition thereof) that are of the nature secured by the Security Agreements or any Mortgage, as the case may be, the Borrower will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the applicable Obligations and will take, and cause the other Credit Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in paragraph (a) of this Section, all at the expense of the Credit Parties. Any Mortgage delivered to the Administrative Agent in accordance with the preceding sentence shall be accompanied by (x) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 10.2, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request and (y) an opinion of local counsel to the Borrower (or in the event a Subsidiary of the Borrower is the mortgagor, to such Subsidiary) in form and substance reasonably acceptable to the Administrative Agent.

(c) Within sixty days after the Closing Date (or, in the discretion of the Administrative Agent, such longer period of time, which period shall not exceed ninety days after the Closing Date), the Administrative Agent shall have received (a) a Mortgage in respect of each Mortgaged Property so identified on Schedule 1.1(b), executed and delivered by a duly authorized officer of each mortgagor thereto, (b) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a valid first Lien on the Mortgaged Property described therein, free and clear of any liens except as permitted by Section 10.2 or reasonably satisfactory to the Administrative Agent, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request and (c) an opinion of local counsel in form and substance reasonably acceptable to the Administrative Agent.

(d) Within thirty days after the Closing Date (or, in the discretion of the Administrative Agent, such longer period of time, which period shall not exceed sixty days after the Closing Date), the Administrative Agent shall have received the Deed of Hypothec and evidence of registration of such Deed of Hypothec in the Register of Personal and Movable Real Rights.

9.16. Maintenance of Rating of Facilities. The Borrower will cause a senior secured credit rating with respect to the credit facilities hereunder from each of S&P and Moody’s to be available at all times until the last Maturity Date under this Agreement.

9.17. Canadian Borrower. The Borrower shall ensure that the Canadian Borrower is on the Closing Date, and shall at all times thereafter be, an indirect or direct wholly owned Subsidiary of the Borrower. The Borrower agrees that the Canadian Borrower is not permitted to be sold, transferred or otherwise disposed of pursuant to Section 10.4.

9.18. Tender Payments; Post-Closing Other Tender Procedures. (a) Within two Business Days after the Initial Acceptance Date, the Borrower shall make all payments required to be made (including the making of dividend payments to Holdings in an amount sufficient for the Parent to pay for all Existing Senior Discount Notes and all Existing Senior Notes, in each case, validly tendered and not validly withdrawn prior to the Consent Time (as defined in the Offer to Purchase) and accepted for purchase by the Parent) in respect of all Existing Notes validly tendered and not validly withdrawn prior to the Consent Time (as defined in the Offer to

Purchase) and accepted for purchase by the Parent or Borrower, as applicable, in connection with the Tender Offers, (b) within two Business Days after the Subsequent Acceptance Date, the Borrower shall make all payments required to be made (including the making of dividend payments to Holdings in an amount sufficient for the Parent to pay for all Existing Senior Discount Notes and all Existing Senior Notes, in each case, validly tendered and not validly withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) and accepted for purchase by the Parent) in respect of all Existing Notes validly tendered and not validly withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) and accepted for purchase by the Parent or Borrower, as applicable, in connection with the Tender Offers and (c) implement the Post-Closing Other Tender Procedures.

SECTION 10. Negative Covenants

Holdings, the Borrower and the Canadian Borrower hereby covenant and agree that on the Closing Date and thereafter, until the Commitments, the Swingline Commitment and each Letter of Credit have terminated and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

10.1. Limitation on Indebtedness. Holdings, the Borrower and the Canadian Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(i) Indebtedness arising under the Credit Documents;

(ii) Indebtedness of (x) Holdings or the Borrower to any Subsidiary of the Borrower and (y) subject to compliance with Section 10.5(g), any Restricted Subsidiary to Holdings, the Borrower or any other Restricted Subsidiary of the Borrower;

(iii) Indebtedness in respect of any bankers’ acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business;

(iv) except as provided in clauses (x) and (xi) below, subject to compliance with Section 10.5(g), Guarantee Obligations incurred by (x) Restricted Subsidiaries in respect of Indebtedness of Holdings, the Borrower or other Restricted Subsidiaries that is permitted to be incurred under this Agreement, (y) the Borrower in respect of Indebtedness of the Restricted Subsidiaries that is permitted to be incurred under this Agreement and (z) any Foreign Subsidiary in respect of Indebtedness of any other Foreign Subsidiary that is permitted to be incurred under this Agreement, provided that no Guarantee in respect of the Senior Unsecured Notes or any Permitted Other Indebtedness shall be permitted unless such Guarantee is made by a Guarantor;

(v) Guarantee Obligations incurred in the ordinary course of business in respect of obligations of suppliers, customers, franchisees, lessors and licensees;

(vi) (x) Indebtedness (including Indebtedness arising under Capital Leases) incurred within 270 days of the acquisition, construction or improvement of fixed or capital assets to finance the acquisition, construction or improvement of such fixed or capital assets or otherwise incurred in respect of Capital Expenditures permitted by Section 10.11, (y) Indebtedness arising under Capital Leases entered into in connection with Permitted Sale Leasebacks and (z) Indebtedness arising under Capital Leases, other than Capital Leases in effect on the date hereof and Capital Leases entered into pursuant to subclauses (x) and (y) above, provided, that the aggregate amount of Indebtedness incurred pursuant to this subclause (z) shall not exceed $50,000,000 at any time outstanding, and (iv) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (x), (y) or (z) above, provided that the principal amount thereof is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension, plus the amount of any interest, premiums or penalties required to be paid thereon plus fees and expenses associated therewith;

(vii) Indebtedness outstanding on the date hereof (other than the Existing Notes) and listed on Schedule 10.1 and any refinancing, refunding, renewal or extension thereof, provided that (i) the principal amount thereof is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension, plus the amount of any interest, premiums or penalties required to be paid thereon plus fees and expenses associated therewith, except to the extent otherwise permitted hereunder and (ii) the direct and contingent obligors with respect to such Indebtedness are not changed;

(viii) Indebtedness in respect of Hedge Agreements;

(ix) Indebtedness in respect of (A) the Senior Unsecured Notes in an aggregate principal amount not to exceed $750,000,000 (or such lesser aggregate principal amount as may be incurred on the Closing Date) and (B) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (A) above; provided that except to the extent otherwise permitted under this provision or the other provisions of Section 10.1, (I) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses and premium in connection with such refinancing) and (II) such Indebtedness otherwise complies with the definition of “Permitted Other Indebtedness” (provided that such Indebtedness shall constitute senior unsecured notes);

(x) (A) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary or Indebtedness attaching to assets that are acquired by the Borrower or any Restricted Subsidiary, in each case after the Closing Date as the result of a Permitted Acquisition, provided that (w) such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof, (x) such Indebtedness is not guaranteed in any respect by the Borrower or any Restricted Subsidiary (other than by any such person that so becomes a Restricted Subsidiary), (y) (1) the capital stock of such Person is pledged to the Administrative Agent to the extent required under Section 9.12 and (2) such Person executes a supplement to each of the applicable Guarantee Agreement and the applicable Security Agreements (or alternative guarantee and security arrangements in relation to the Obligations reasonably acceptable to the Administrative Agent) to the extent required under Sections 9.11 or 9.12, as applicable, provided that the requirements of this subclause (y) shall not apply to an aggregate amount at any time outstanding of up to (and including) the Guarantee and Collateral Exception Amount at such time of the aggregate of (I) such Indebtedness and (II) all Indebtedness as to which the proviso to clause (xi)(A)(y) below then applies, and (B) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (A) above, provided that, except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension, plus the amount of any interest, premiums or penalties required to be paid thereon plus fees and expenses associated therewith, and (y) the direct and contingent obligors with respect to such Indebtedness are not changed;

(xi) (A) Indebtedness of the Borrower or any Restricted Subsidiary (including any Permitted Other Indebtedness) incurred to finance a Permitted Acquisition, provided that (x) except in the case of Permitted Other Indebtedness, such Indebtedness is not guaranteed in any respect by any Restricted Subsidiary (other than any Person acquired (the “acquired Person”) as a result of such Permitted Acquisition or the Restricted Subsidiary so incurring such Indebtedness) or, in the case of Indebtedness of any Restricted Subsidiary, subject to compliance with Section 10.5(g), by the Borrower and (y)(1) the Borrower pledges the capital stock of such acquired Person to the Administrative Agent to the extent required under Section 9.12 and (2) such acquired Person executes a supplement to the applicable Guarantee Agreement and the applicable Security Agreements (or alternative guarantee and security arrangements in relation to the Obligations reasonably acceptable to the Administrative Agent) to the extent required under Sections 9.11 or 9.12, as applicable, provided that the requirements of this subclause (y) shall not apply to an aggregate amount at any time outstanding of up to (and including) the amount of the Guarantee and Collateral Exception Amount at such time of the aggregate of (I) such Indebtedness and (II) all Indebtedness as to which the proviso to clause (x)(A)(y) above then applies, and (B) any refinancing, refunding, renewal or extension of any such Indebtedness, provided that (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension, plus the amount of any interest, premiums or penalties required to be paid thereon plus fees and expenses associated therewith, and (y) the direct and contingent obligors with respect to such Indebtedness are not changed, except to the extent otherwise permitted hereunder;

(xii) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(xiii) (A) additional Indebtedness and (B) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (A) above; provided that the aggregate amount of Indebtedness incurred and remaining outstanding pursuant to this clause (xiii) shall not at any time exceed $100,000,000; provided, however, that not more than $50,000,000 in aggregate principal amount of Indebtedness of the Borrower or any Restricted Subsidiary (other than a Restricted Foreign Subsidiary) incurred under this clause (xiii) shall be secured;

(xiv) [Reserved.]

(xv) with respect to each series of Existing Notes, amounts owing in respect of such series of Existing Notes prior to the implementation of the Post-Closing Other Tender Procedures in accordance with Section 9.18 and the applicable Unpaid Refinancing Amount for a period of up to 50 days after the applicable Expiration Date (as defined in the Offer to Purchase);

(xvi) Indebtedness in respect of (A) Permitted Other Indebtedness to the extent that the Net Cash Proceeds therefrom are applied to the prepayment of Term Loans in the manner set forth in Section 5.2(a)(iii); and (B) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (A) above; provided that except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses and premium in connection with such refinancing) and (y) such Indebtedness otherwise complies with the definition of “Permitted Other Indebtedness”;

(xvii) Indebtedness in respect of (A) Permitted Other Indebtedness; provided that the aggregate principal amount of all such Permitted Other Indebtedness issued or incurred pursuant to this clause (A) shall not exceed the Maximum Incremental Facilities Amount and (B) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (A) above; provided that except to the extent otherwise permitted hereunder, (I) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses and premium in connection with such refinancing) and (II) such Indebtedness otherwise complies with the definition of “Permitted Other Indebtedness”; and

(xviii) (A) Indebtedness in respect of Permitted Debt Exchange Notes incurred pursuant to a Permitted Debt Exchange in accordance with Section 2.16 (and which does not generate any additional proceeds) and (B) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (A) above; provided that except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses and premium in connection with such refinancing) and (y) such Indebtedness otherwise complies with the definition of “Permitted Other Indebtedness”.

10.2. Limitation on Liens. Holdings, the Borrower and the Canadian Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a) Liens arising under (i) the Credit Documents securing the Obligations and (ii) the Permitted Other Indebtedness Documents securing Permitted Other Indebtedness Obligations permitted to be incurred under Section 10.1(xvi), 10.1(xvii) or 10.1(xviii); provided that, (A) in the case of Liens securing Permitted Other Indebtedness Obligations that constitute First Lien Obligations pursuant to subclause (ii) above, the applicable Permitted Other Indebtedness Secured Parties (or a representative thereof on behalf of such holders) shall enter into security documents with terms and conditions not materially more restrictive to the Credit Parties, taken as a whole, than the terms and conditions of the Security Documents and (x) in the case of the first such issuance of Permitted Other Indebtedness constituting First Lien Obligations, the Collateral Agent, the Administrative Agent and the representative for the holders of such Permitted Other Indebtedness Obligations shall have entered into a First Lien Intercreditor Agreement and (y) in the case of subsequent issuances of Permitted Other Indebtedness constituting First Lien Obligations, the representative for the holders of such Permitted Other Indebtedness Obligations shall have become a party to such First Lien Intercreditor Agreement in accordance with the terms thereof and (B) in the case of Liens securing Permitted Other Indebtedness Obligations that do not constitute First Lien Obligations pursuant to subclause (ii) above, the applicable Permitted Other Indebtedness Secured Parties (or a representative thereof on behalf of such holders) shall enter into security documents with terms and conditions not materially more restrictive to the Credit Parties, taken as a whole, than the terms and conditions of the Security Documents and shall (x) in the case of the first such issuance of secured Permitted Other Indebtedness that do not constitute First Lien Obligations, the Collateral Agent, the Administrative Agent and the representative of the holders of such Permitted Notes Obligations shall have entered into a Second Lien Intercreditor Agreement and (y) in the case of subsequent issuances of secured Permitted Other Indebtedness that do not constitute First Lien Obligations, the representative for the holders of such Permitted Other Indebtedness shall have become a party to such Second Lien Intercreditor Agreement in accordance with the terms thereof; without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to execute and deliver on behalf of the Secured Parties any First Lien Intercreditor Agreement or Second Lien Intercreditor Agreement contemplated by this Section 10.2(a);

(b) Permitted Liens;

(c) Liens securing Indebtedness permitted pursuant to Section 10.1(a)(vi), provided that such Liens attach at all times only to the assets so financed, and Liens on the assets of Foreign Subsidiaries securing Indebtedness permitted pursuant to Section 10.1(a)(xiii);

(d) Liens existing on the date hereof and listed on Schedule 10.2;

(e) the replacement, extension or renewal of any Lien permitted by clauses (a) through (d) above and clause (f) of this Section 10.2 upon or in the same assets theretofore subject to such Lien or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor except to the extent otherwise permitted hereunder) of the Indebtedness secured thereby, provided that any such replacement, extension or renewal of any Lien permitted by clause (a)(ii) of this Section 10.2 shall remain subject, as applicable, to the applicable First Lien Intercreditor Agreement or Second Lien Intercreditor Agreement provided for in such clause (a)(ii);

(f) Liens existing on the assets of any Person that becomes a Restricted Subsidiary, or existing on assets acquired, pursuant to a Permitted Acquisition to the extent the Liens on such assets secure Indebtedness permitted by Section 10.1(a)(x), provided that such Liens attach at all times only to the same assets that such Liens attached to, and secure only the same Indebtedness that such Liens secured, immediately prior to such Permitted Acquisition;

(g) (i) Liens placed upon the capital stock of any Restricted Subsidiary acquired pursuant to a Permitted Acquisition to secure Indebtedness of the Borrower or any other Restricted Subsidiary in an aggregate amount at any time outstanding not to exceed the Guarantee and Collateral Exception Amount incurred pursuant to Section 10.1(a)(xi) in connection with such Permitted Acquisition and (ii) Liens placed upon the assets of such Restricted Subsidiary to secure a guarantee by such Restricted Subsidiary of any such Indebtedness of the Borrower or any other Restricted Subsidiary in an aggregate amount at any time outstanding not to exceed the Guarantee and Collateral Exception Amount; and

(h) Licenses or sublicenses of Intellectual Property granted in the ordinary course of business consistent with past practice;

(i) additional Liens so long as the aggregate principal amount of the obligations so secured does not exceed $50,000,000 at any time outstanding.

10.3. Limitation on Fundamental Changes. Except as expressly permitted by Section 10.4 or 10.5, Holdings, the Borrower and the Canadian Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:

(a) any Subsidiary of the Borrower or any other Person may be merged or consolidated with or into the Borrower, provided that (i) the Borrower shall be the continuing or surviving corporation or the Person formed by or surviving any such merger or consolidation (if other than the Borrower) shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (the Borrower or such Person, as the case may be, being herein referred to as the “Successor Borrower”), (ii) the Successor Borrower (if other than the Borrower) shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) no Default or Event of Default would result from the consummation of such merger or consolidation, (iv) the Successor Borrower shall be in compliance, on a pro forma basis after giving effect to such merger or consolidation, with the covenants set forth in Sections 10.9 and 10.10, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Section as if such merger or consolidation had occurred on the first day of such Test Period, (v) Holdings and each US Subsidiary Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the applicable Guarantee confirmed that its Guarantee shall apply to the Successor Borrower’s obligations under this Agreement, (vi) each grantor and each pledgor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreements confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (vii) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, and (viii) the Borrower shall have delivered to the Administrative Agent (x) an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Security Document and such amendment or restatement to any applicable Mortgage, as the case may be, comply with this Agreement (y) all necessary Patriot Act information relating to the Successor Borrower; provided further that if the foregoing are satisfied, the Successor Borrower (if other than the Borrower) will succeed to, and be substituted for, the Borrower under this Agreement;

(b) any Subsidiary of the Canadian Borrower or any other Person may be merged, amalgamated or consolidated with or into the Canadian Borrower, provided that (i) the Canadian Borrower shall be the continuing or surviving corporation or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than the Canadian Borrower) shall be a corporation organized or existing under the laws of Canada (the Canadian Borrower or such Person, as the case may be, being herein referred to as the “Successor Canadian Borrower”), (ii) the Successor Canadian Borrower (if other than the Canadian Borrower) shall expressly assume all the obligations of the Canadian Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) no Default or Event of Default would result from the consummation of such merger, amalgamation or consolidation, (iv) the Borrower shall be in compliance, on a pro forma basis after giving effect to such merger, amalgamation or consolidation, with the covenants set forth in Sections 10.9 and 10.10, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Section as if such merger, amalgamation or consolidation had occurred on the first day of such Test Period, (v) Holdings, the Borrower, each Subsidiary Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to the applicable Guarantee confirmed that its Guarantee shall apply to the Successor Canadian Borrower’s obligations under this Agreement, (vi) each grantor and each pledgor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to the applicable Security Document confirmed that its obligations thereunder shall apply to the Successor Canadian Borrower’s obligations under this Agreement, (vii) each mortgagor of a Mortgaged Property, unless it is the other party to such merger, amalgamation or consolidation, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Canadian Borrower’s obligations under this Agreement, and (viii) the Canadian Borrower shall have delivered to the Administrative Agent (x) an officer’s certificate and an opinion of counsel, each stating that such merger, amalgamation or consolidation, such supplement to this Agreement or any Security Document and such amendment or restatement to any applicable Mortgage, as the case may be, comply with this Agreement and (y) all necessary Patriot Act information relating to the Successor Canadian Borrower; provided further that if the foregoing are satisfied, the Successor Canadian Borrower (if other than the Canadian Borrower) will succeed to, and be substituted for, the Canadian Borrower under this Agreement;

(c) any Subsidiary of the Borrower (other than the Canadian Borrower) or any other Person may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Borrower (other than the Canadian Borrower), provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving corporation or (B) the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more US Subsidiary Guarantors and/or Canadian Subsidiary Guarantors, as the case may be, a US Subsidiary Guarantor or Canadian Subsidiary Guarantor, as the case may be, shall be the continuing or surviving corporation or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a US Subsidiary Guarantor or Canadian Subsidiary Guarantor, as the case may be) shall execute a supplement to the applicable Guarantee Agreement and the Security Agreements and any applicable Mortgage or the analogous Canadian Security Documents, as the case may be, in form and substance reasonably satisfactory to the Administrative Agent, in order to become a US Subsidiary Guarantor or Canadian Subsidiary Guarantor, as the case may be, and pledgor, mortgagor and grantor of Collateral for the benefit of the Secured Parties, (iii) no Default or Event of Default would result from the consummation of such merger, amalgamation or consolidation, (iv) the Borrower shall be in compliance, on a pro forma basis after giving effect to such merger, amalgamation or consolidation, with the covenants set forth in Sections 10.9 and 10.10, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Section as if such merger or consolidation had occurred on the first day of such Test Period, and (v) the Borrower shall have delivered to the Administrative Agent an Officers’ Certificate stating that such merger, amalgamation or consolidation and such supplements to any Security Document comply with this Agreement;

(d) any Restricted Subsidiary that is not a US Subsidiary Guarantor or a Canadian Subsidiary Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower, the Canadian Borrower, a US Subsidiary Guarantor, a Canadian Subsidiary Guarantor or any other Restricted Subsidiary of the Borrower, subject to compliance with Section 10.5(g);

(e) any Guarantor or any Subsidiary Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower, the Canadian Borrower or any other Guarantor or Subsidiary Guarantor; and

(f) any Restricted Subsidiary (other than the Canadian Borrower) may liquidate or dissolve if (x) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (y) to the extent such Restricted Subsidiary is a Credit Party, any assets or business not otherwise disposed of or transferred in accordance with Section 10.4 or 10.5, or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, another Credit Party after giving effect to such liquidation or dissolution.

10.4. Limitation on Sale of Assets. Holdings, the Borrower and the Canadian Borrower will not, and will not permit any of the Restricted Subsidiaries to, (i) convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired (other than any such sale, transfer, assignment or other disposition resulting from any casualty or condemnation, of any assets of the Borrower or the Restricted Subsidiaries) or (ii) sell to any Person (other than the Borrower or a Guarantor) any shares owned by it of any Restricted Subsidiary’s capital stock, except that:

(a) the Borrower and the Restricted Subsidiaries may sell, transfer or otherwise dispose of used or surplus equipment, vehicles, inventory and other assets in the ordinary course of business;

(b) the Borrower and the Restricted Subsidiaries may sell, transfer or otherwise dispose of other assets (other than accounts receivable) for fair market value, provided that (i) the total non-cash consideration received since the Closing Date in respect of sales, transfers and dispositions for which less than 50% of such consideration consisted of cash shall not exceed $150,000,000 (it being agreed that, with respect to any one or more sale, transfer or disposition in which such $150,000,000 limitation is exceeded, at least 50% of the portion of the consideration in excess of the then available portion of such $150,000,000 shall consist of cash), (ii) any non-cash proceeds received are pledged to the Administrative Agent to the extent required under Section 9.12, (iii) with respect to any such sale, transfer or disposition (or series of related sales, transfers or dispositions), the Borrower shall be in compliance, on a pro forma basis after giving effect to such sale, transfer or disposition, with the covenants set forth in Sections 10.9 and 10.10, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Sections as if such sale, transfer or disposition had occurred on the first day of such Test Period and (iv) after giving effect to any such sale, transfer or disposition, no Default or Event of Default shall have occurred and be continuing;

(c) the Borrower and the Restricted Subsidiaries may make sales of assets to the Borrower or to any Restricted Subsidiary, provided that with respect to any such sales to Restricted Subsidiaries that are not Guarantors (i) such sale, transfer or disposition shall be for fair market value, (ii) the total non-cash consideration received since the Closing Date in respect of such sales, transfers and dispositions for which less than 50% of such consideration consisted of cash shall not exceed $150,000,000 (it being agreed that, with respect to any one or more sale, transfer or disposition in which such $150,000,000 limitation is exceeded, at least 50% of the portion of the consideration in excess of the then available portion of such $150,000,000 shall consist of cash) and (iii) any non-cash proceeds received are pledged to the Administrative Agent to the extent required under Section 9.12;

(d) any Restricted Subsidiary may effect any transaction permitted by Section 10.3;

(e) in addition to selling or transferring accounts receivable pursuant to the other provisions hereof, the Borrower and the Restricted Subsidiaries may (i) sell or discount without recourse accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof and (ii) sell or transfer accounts receivable and related rights pursuant to customary receivables financing facilities so long as, in the case of clauses (i) and (ii), the Net Cash Proceeds thereof to the Borrower and its Restricted Subsidiaries (except in the case of transactions permitted by Section 10.4(e)(i) to the extent the Net Cash Proceeds of any such transaction do not exceed $10,000) are promptly applied to the prepayment of Loans and/or commitment reductions as provided for in Section 5.2; and

(f) the Borrower and its Restricted Subsidiaries may lease, or sub-lease, any real property or personal property in the ordinary course of business.

10.5. Limitation on Investments. Holdings, the Borrower and the Canadian Borrower will not, and will not permit any of the Restricted Subsidiaries to, make any advance, loan, extensions of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets of, or make any other Investment in, any Person, except:

(a) extensions of trade credit and asset purchases in the ordinary course of business;

(b) Permitted Investments;

(c) loans and advances to officers, directors and employees of the Borrower or any of its Subsidiaries in an aggregate principal amount at any time outstanding under this clause (c) (determined without regard to any write-downs or write-offs of such loans or advances) not exceeding $25,000,000;

(d) Investments existing on the date hereof and listed on Schedule 10.5 and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (d) is not increased at any time above the amount of such Investments existing on the date hereof;

(e) Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business;

(f) Investments to the extent that payment for such Investments is made solely with capital stock of Holdings;

(g) Investments in (i) any Guarantor or the Borrower and (ii) in Restricted Subsidiaries that are not Guarantors, in the case of this clause (g)(ii), in an aggregate amount not to exceed $15,000,000 plus the Applicable Amount at any time outstanding;

(h) Investments constituting Permitted Acquisitions, provided that the aggregate amount of any such investment, as valued at the fair market value of such investment at the time each such investment is made, made by the Borrower or any Restricted Subsidiary in any Restricted Foreign Subsidiary, to the extent that such Restricted Foreign Subsidiary does not become a Subsidiary Guarantor pursuant to Section 9.11 and does not enter into the guarantee and collateral arrangements contemplated thereby, shall not exceed the Applicable Amount at the time of such investment plus an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such investment (which amount shall not exceed the amount of such investment valued at the fair market value of such investment at the time such investment was made);

(i) (i) Investments (including Investments in Minority Investments and Unrestricted Subsidiaries) and (ii) Investments in joint ventures or similar entities that do not constitute Restricted Subsidiaries, in each case, as valued at the fair market value of such Investment at the time each such Investment is made, (A) in an amount that, at the time such Investment is made, would not exceed the sum of (x) the Applicable Amount at such time plus (y) an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount shall not exceed the amount of such Investment valued at the fair market value of such Investment at the time such Investment was made) and/or (B) in the case of clause (ii) only, in any amount that, at the time such Investment is made, would be permitted to be expended as a Capital Expenditure under Section 10.11, to the extent that (x) such joint venture owns an interest in assets the addition of which would have been a Capital Expenditure if acquired or constructed, and owned, directly by the Borrower or a Restricted Subsidiary, and (y) the ability of the Borrower and/or one or more Restricted Subsidiaries to receive cash flows attributable to its interest therein substantially as they would if they directly owned such asset or portion thereof is not prohibited by contract, applicable law or otherwise;

(j) Investments constituting non-cash proceeds of sales, transfers and other dispositions of assets to the extent permitted by Section 10.4(b) or (c);

(k) Investments made to repurchase or retire common stock of the Parent or Holdings owned by any employee stock ownership plan or key employee stock ownership plan of the Parent, Holdings or the Borrower; and

(l) Investments permitted under Section 10.6.

10.6. Limitation on Dividends. Holdings and the Borrower will not declare or pay any dividends (other than dividends payable solely in its capital stock) or return any capital to its stockholders or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its capital stock or the capital stock of any direct or indirect parent now or hereafter outstanding (or any options or warrants or stock appreciation rights issued with respect to any of its capital stock), or set aside any funds for any of the foregoing purposes, or permit any of the Restricted Subsidiaries to purchase or otherwise acquire for consideration (other than in connection with an Investment permitted by Section 10.5) any shares of any class of the capital stock of Holdings or the Borrower, now or hereafter outstanding (or any options or warrants or stock appreciation rights issued with respect to any of its capital stock) (all of the foregoing “dividends”), provided that so long as no Default or Event of Default exists or would exist after giving effect thereto, (a) each of Holdings and the Borrower may redeem in whole or in part any of its capital stock for another class of capital stock or rights to acquire its capital stock or with proceeds from substantially concurrent equity contributions or issuances of new shares of its capital stock, provided that such other class of capital stock contains terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the capital stock redeemed thereby, (b) the Borrower may declare and pay dividends and/or make distributions to Holdings, and Holdings may declare and pay dividends and/or make distributions to Parent, to enable Parent to repurchase shares of its capital stock (or any options or warrants or stock appreciation rights issued with respect to any of its capital stock) held by officers, directors and employees of Parent, Holdings, the Borrower and its Subsidiaries, so long as such repurchase is pursuant to, and in accordance with the terms of, management and/or employee stock plans, stock subscription agreements or shareholder agreements, (c) each of Holdings and the Borrower may declare and pay dividends on its capital stock, provided that the amount of any such dividends pursuant to this clause (c) shall not exceed an amount equal to the Applicable Amount at such time, (d) the Borrower may declare and pay dividends and/or make distributions to Holdings, and Holdings may declare and pay dividends and/or make distributions to Parent, solely to pay administrative and similar expenses related to ownership of the Borrower and Holdings, provided that the amount of such dividends does not exceed in any fiscal year the amount of such expenses payable for such fiscal year (it being understood that such expenses shall in no event exceed $1,000,000 in the aggregate per fiscal year), and (e) each of Holdings and the Borrower may declare and pay (without duplication) the Specified Dividend on the Closing Date.

10.7. Limitations on Debt Payments and Amendments; Unpaid Refinancing Amount. (a) Holdings, the Borrower and the Canadian Borrower will not, and will not permit any Restricted Subsidiary to, prepay, repurchase or redeem or otherwise defease any Subordinated Indebtedness or Specified Senior Indebtedness; provided, however, that so long as no Default or Event of Default has occurred and is continuing, the Borrower or any Restricted Subsidiary may prepay, repurchase or redeem (i) Subordinated Indebtedness or Specified Senior Indebtedness (x) for an aggregate price not in excess of the Applicable Amount at the time of such prepayment, repurchase or redemption, (y) with the proceeds of Indebtedness that is permitted by Section 10.1 (other than Section 10.1(a)(xvi)) or (z) in an amount not to exceed the Specified Asset Sale Proceeds or (ii) Specified Senior Indebtedness to the extent that any such prepayment, repurchase or redemption is made concurrently and on a pro rata basis (based on the aggregate principal amount of each such type of Indebtedness as of such date) with a corresponding prepayment of the Term Loans in accordance with Section 5.1(a).

(b) Holdings, the Borrower and the Canadian Borrower will not, and will not permit any Restricted Subsidiary to, waive, amend, modify, terminate or release any Subordinated Indebtedness to the extent that any such waiver, amendment, modification, termination or release would be adverse to the Lenders in any material respect.

(c) With respect to each series of Existing Notes, the Borrower may make payments to the extent necessary to pay the applicable Unpaid Refinancing Amount, if any, provided such payment is made within 50 days of the applicable Expiration Date (as defined in the Offer to Purchase).

(d) Prior to the Maturity Date, to the extent any Permitted Debt Exchange Notes are issued pursuant to Section 10.1(xviii) for the purpose of consummating a Permitted Debt Exchange, (i) the Borrower will not, and will not permit any Restricted Subsidiary to, prepay, repurchase, redeem or otherwise defease or acquire any Permitted Debt Exchange Notes unless the Borrower shall concurrently voluntarily prepay Term Loans pursuant to Section 5.1(a) on a pro rata basis among the Class or Classes of Term Loans from which such Permitted Debt Exchange Notes were exchanged, in an amount not less than the product of (a) a fraction, the numerator of which is the aggregate principal amount (calculated on the face amount thereof) of such Permitted Debt Exchange Notes that are proposed to be prepaid, repurchased, redeemed, defeased or acquired and the denominator of which is the aggregate principal amount (calculated on the face amount thereof) of all Permitted Debt Exchange Notes in respect of the relevant Permitted Debt Exchange then outstanding (prior to giving effect to such proposed prepayment, repurchase, redemption, defeasance or acquisition) and (b) the aggregate principal amount (calculated on the face amount thereof) of Term Loans of the Class or Classes from which such Permitted Debt Exchange Notes were exchanged then outstanding and (ii) the Borrower will not waive, amend or modify the terms of any Permitted Debt Exchange Notes or any indenture pursuant to which such Permitted Debt Exchange Notes have been issued in any manner inconsistent with the terms of Section 2.14(b), 10.1(xiv) or the definition of “Permitted Other Indebtedness” or that would result in a Default hereunder if such Permitted Debt Exchange Notes (as so amended or modified) were then being issued or incurred.

10.8. Limitations on Sale Leasebacks. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into or effect any Sale Leasebacks, other than Permitted Sale Leasebacks.

10.9. Consolidated Total Debt to Consolidated EBITDA Ratio. The Borrower will not permit the Consolidated Total Debt to Consolidated EBITDA Ratio (with Seasonal Revolving Indebtedness being excluded from Consolidated Total Debt for purposes of calculating such ratio in respect of each Test Period ending on the last day of the third fiscal quarter in each fiscal year of the Borrower) for any Test Period ending on the last day of any fiscal quarter of the Borrower set forth below to be greater than the ratio set forth below opposite such fiscal quarter:

Fiscal Year	Fiscal Quarters	Ratio
2010	Fourth	7.75 to 1.00
2011	First, Second, Third and Fourth	7.75 to 1.00
2012	First, Second and Third	7.75 to 1.00

Fiscal Year	Fiscal Quarters	Ratio
2012	Fourth	7.25 to 1.00
2013	First, Second and Third	7.25 to 1.00
2013	Fourth	6.75 to 1.00
2014	First, Second and Third	6.75 to 1.00
2014	Fourth	6.50 to 1.00
2015	First, Second and Third	6.50 to 1.00
Each Fiscal Quarter Thereafter		6.25 to 1.00

10.10. Consolidated EBITDA to Consolidated Interest Expense Ratio. The Borrower will not permit the Consolidated EBITDA to Consolidated Interest Expense Ratio (with cash interest expense on any Seasonal Revolving Indebtedness being excluded from the determination of Consolidated Interest Expense for purposes of calculating such ratio in respect of each Test Period ending on the last day of the third fiscal quarter in each fiscal year of the Borrower) for any Test Period ending on the last day of any fiscal quarter of the Borrower set forth below to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Year	Fiscal Quarters	Ratio
2010	Fourth	1.40 to 1.00
2011	First, Second, Third and Fourth	1.40 to 1.00
2012	First, Second and Third	1.40 to 1.00
2012	Fourth	1.45 to 1.00
2013	First, Second and Third	1.45 to 1.00
2013	Fourth	1.50 to 1.00
2014	First, Second and Third	1.50 to 1.00
Each Fiscal Quarter Thereafter		1.55 to 1.00

10.11. Capital Expenditures. The Borrower and the Canadian Borrower will not, and will not permit any of the Restricted Subsidiaries to, make any Capital Expenditures (other than Permitted Acquisitions that constitute Capital Expenditures), that would cause the aggregate amount of such Capital Expenditures made by the Borrower and the Restricted Subsidiaries in any fiscal year of the Borrower (including the whole fiscal year of 2010) to exceed the greater of (a) 5% of net sales of the Borrower and the Restricted Subsidiaries for the immediately preceding fiscal year (as set forth in the Section 9.1 Financials with respect to such fiscal year) and (b) $85,000,000 (such greater amount, subject to the last paragraph of this Section 10.11, the “Permitted Capital Expenditure Amount”); provided that, with respect to any fiscal year of the Borrower during which a Permitted Acquisition is consummated and for each fiscal year of the Borrower subsequent thereto (to the extent the Permitted Capital Expenditure Amount for such subsequent fiscal year is established based on clause (b) of the definition of such term), the Permitted Capital Expenditure Amount applicable to such fiscal year shall be increased by an amount equal to the greater of (i) 110% of the amount of capital expenditures (determined in accordance with GAAP) made by the Acquired Entity or Business for the twelve month period immediately preceding the consummation of such Permitted Acquisition and (ii) 5% of the net sales of the Acquired Entity or Business for such twelve month period (as set forth in the audited financial statements of such Acquired Entity or Business for such period or, if such audited financial statements are not available, as set forth in the most recent financial statements of such Acquired Entity or Business delivered to the Borrower by such Acquired Entity or Business or the seller thereof in connection with such Permitted Acquisition) (such greater amount, the “Acquired Permitted Capital Expenditure Amount”); provided further that, with respect to the fiscal year of the Borrower during which any such Permitted Acquisition occurs, the Permitted Capital Expenditure Amount applicable to such fiscal year shall be increased by an amount equal to the product of (x) the Acquired Permitted Capital Expenditure Amount and (y) a fraction, the numerator of which is the number of days remaining in such fiscal year of the Borrower and the denominator of which is 365.

Notwithstanding anything to the contrary in the preceding paragraph, to the extent that Capital Expenditures made by the Borrower and the Restricted Subsidiaries during any fiscal year are less than the Permitted Capital Expenditure Amount for such fiscal year (after giving effect to any increase in such amount pursuant to the first and second provisos in the preceding paragraph), 100% of such unused amount (each such amount, a “carry-forward amount”) may be carried forward and utilized to make Capital Expenditures in the immediately succeeding fiscal year and/or the second succeeding fiscal year following the fiscal year in which such carry-forward amount arose.

Notwithstanding the foregoing, the aggregate amount available for Permitted Capital Expenditures for any fiscal year shall be reduced at the time of and in the amount of any Investment made pursuant to clause (B) of Section 10.5(i) during such fiscal year.

SECTION 11. Events of Default.

Upon the occurrence of any of the following specified events (each an “Event of Default”):

11.1. Payments. The Borrower or the Canadian Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five or more days, in the payment when due of any interest or stamping fees on the Loans or any Fees or any Unpaid Drawings or of any other amounts owing hereunder or under any other Credit Document; or

11.2. Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any Security Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

11.3. Covenants. Any Credit Party shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(e) or Section 10 or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement or any Security Document and such default shall continue unremedied for a period of at least 30 days after receipt of written notice by the Borrower from the Administrative Agent or the Required Lenders; or

11.4. Default Under Other Agreements. (a) Holdings, the Borrower, the Canadian Borrower or any of the other Restricted Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) in excess of $50,000,000 in the aggregate (provided that such $50,000,000 minimum shall not apply in the case of any Permitted Debt Exchange Notes), for Holdings, the Borrower, the Canadian Borrower and such Restricted Subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than, with respect to Indebtedness consisting of any Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity; or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, with respect to Indebtedness consisting of any Hedge Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedge Agreements), prior to the stated maturity thereof; or

11.5. Bankruptcy, etc. Holdings, the Borrower, the Canadian Borrower or any Specified Subsidiary shall commence a voluntary case, proceeding or action concerning itself under (a) Title 11 of the United States Code entitled “Bankruptcy,” or (b) in the case of the Canadian Borrower and any Foreign Subsidiary that is a Specified Subsidiary, any domestic or foreign law relating to bankruptcy, insolvency reorganization or relief of debtors legislation of its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against Holdings, the Borrower, the Canadian Borrower or any Specified Subsidiary and the petition is not controverted within 10 days after commencement of the case, proceeding or action; or an involuntary case, proceeding or action is commenced against Holdings, the Borrower, the Canadian Borrower or any Specified Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action; or a custodian (as defined in the Bankruptcy Code), receiver, receiver manager, trustee, liquidator or similar person is appointed for, or takes charge of, all or any substantial part of the property of Holdings, the Borrower, the Canadian Borrower or any Specified Subsidiary and such appointment continues undischarged or unstayed for a period of 60 days; or Holdings, the Borrower, the Canadian Borrower or any Specified Subsidiary commences any other proceeding or action under any reorganization, arrangement, adjustment of debt, winding up, relief of debtors, dissolution, receivership, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings, the Borrower, the Canadian Borrower or any Specified Subsidiary; or there is commenced against Holdings, the Borrower, the Canadian Borrower or any Specified Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or Holdings, the Borrower, the Canadian Borrower or any Specified Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or Holdings, the Borrower, the Canadian Borrower or any Specified Subsidiary makes a general assignment for the benefit of creditors; or any corporate action is taken by Holdings, the Borrower, the Canadian Borrower or any Specified Subsidiary for the purpose of effecting any of the foregoing; or

11.6. ERISA; Canadian Pension Matters. (a) (i) an ERISA Event shall have occurred, (ii) a trustee shall be appointed by a United States district court to administer any Pension Plan(s), (iii) the PBGC shall institute proceedings to terminate any Pension Plan(s), (iv) any Credit Party or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (v) any other event or condition shall occur or exist with respect to a Pension Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to result in a Material Adverse Effect, or (b) (i) the Canadian Borrower, any Subsidiary or any Affiliate shall have established, adopted or agreed to contribute to a Canadian Pension Plan and have failed to make any required contribution, installment or other payment pursuant to applicable pension standards laws or regulations with respect to a Canadian Pension Plan, or any other event shall have occurred, giving rise to a lien (statutory or otherwise) against, or deemed trust in respect of, any of the assets of the Canadian Borrower, any Subsidiary or any Affiliate in respect of a Canadian Pension Plan; (ii) there could result from any event or events set forth in clause (i) of this Section 11.6(b) the imposition of a lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a lien, security interest or liability; and (iii) such lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect; or

11.7. Guarantee. The Guarantee Agreements or any material provision thereof shall cease to be in full force or effect or any Guarantor thereunder or any Credit Party shall deny or disaffirm in writing any Guarantor’s obligations under any Guarantee Agreement; or

11.8. Security Agreements. The Security Agreements or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Administrative Agent or the Canadian Administrative Agent, as applicable, or any Lender) or any grantor thereunder or any Credit Party shall deny or disaffirm in writing any grantor’s obligations under any Security Agreement; or

11.9. Mortgages. Any Mortgage or any material provision of any Mortgage relating to any material portion of the Collateral shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Collateral Agent or any Lender) or any mortgagor thereunder or any Credit Party shall deny or disaffirm in writing any mortgagor’s obligations under any Mortgage; or

11.10. Canadian Security Documents. Any other Canadian Security Document or any material provision of any other Canadian Security Document shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Canadian Administrative Agent or any Lender) or any grantor thereunder or any Credit Party shall deny or disaffirm in writing any grantors obligations under any Canadian Security Document; or

11.11. Judgments. One or more judgments or decrees shall be entered against Holdings, the Borrower, the Canadian Borrower or any of the Restricted Subsidiaries involving a liability of $50,000,000 or more in the aggregate for all such judgments and decrees for Holdings, the Borrower and the Restricted Subsidiaries (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage after having been notified thereof) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

11.12. Change of Control. A Change of Control shall occur;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent may, and upon the request of the Required Lenders shall, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, the Canadian Administrative Agent or any Lender to enforce its claims against the Borrower and the Canadian Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 shall occur with respect to Holdings, the Borrower, the Canadian Borrower or any Specified Subsidiary, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i), (ii) and (iv) below shall occur automatically without the giving of any such notice): (i) declare the US Total Revolving Credit Commitment terminated and the Canadian Total Revolving Credit Commitment terminated, whereupon the Commitments and Swingline Commitment, if any, of each Lender or the Swingline Lender, as the case may be, shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and the Canadian Borrower; (iii) terminate any Letter of Credit that may be terminated in accordance with its terms; and/or (iv) direct the Borrower and the Canadian Borrower to pay (and the Borrower and the Canadian Borrower agree that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.5 with respect to the Borrower, the Canadian Borrower or any Specified Subsidiary, it will pay) to the Administrative Agent or the Canadian Administrative Agent, as applicable, at its Administrative Agent’s Office such additional amounts of cash, to be held as security for the Borrower’s and the Canadian Borrower’s respective reimbursement obligations for (x) Drawings that may subsequently occur thereunder, equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding and (y) the full face amount of Bankers’ Acceptances outstanding prior to their maturity dates.

11.13. Right to Cure. (a) Notwithstanding anything to the contrary contained in Section 11.3, in the event that the Borrower fails to comply with the requirements of the covenants set forth in Section 10.9 or 10.10, at any time after the relevant Test Period in which the covenant set forth in such Section is being measured and until the expiration of the tenth day after the date on which the Section 9.1 Financials with respect to such Test Period are required to be delivered pursuant to Section 9.1, any holder of Stock or Stock Equivalents of the Borrower or any direct or indirect parent of the Borrower shall have the right to make a direct or indirect equity investment (other than in the form of Disqualified Equity Interests) in the Borrower in cash in Dollars (the “Cure Right”), and upon the receipt by the Borrower of net cash proceeds thereof (the amount of such net cash proceeds, the “Cure Amount”), the covenant set forth in such Section shall be recalculated, giving effect to a pro forma increase to Consolidated EBITDA for such Test Period in an amount equal to such Cure Amount; provided that such pro forma adjustment to Consolidated EBITDA shall be given solely for the purpose of determining the existence of a Default or an Event of Default under the covenant set forth in such Section with respect to any Test Period that includes the fiscal quarter for which such Cure Right was exercised and not for any other purpose under any Credit Document.

(b) If, after the exercise of the Cure Right and the recalculations pursuant to clause (a) above, the Borrower shall then be in compliance after giving pro forma effect to the application of proceeds required by subclause (iv) below with the requirements of the covenants set forth in Sections 10.9 and 10.10 during such Test Period (including for purposes of Section 7.1), the Borrower shall be deemed to have satisfied the requirements of such covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Default or Event of Default under Section 11.3 that had occurred shall be deemed cured; provided that (i) in each Test Period there shall be at least two fiscal quarters in which no Cure Right is exercised, (ii) with respect to any exercise of the Cure Right, the Cure Amount shall be no greater than the amount required to cause the Borrower to be in compliance with the covenants set forth in Sections 10.9 and 10.10, (iii) the Cure Right shall not be exercised more than five times during the term of this Agreement, (iv) if the Cure Amount is applied as a voluntary prepayment to the Term Loans in accordance with Section 5.1(a), solely for purposes of calculating compliance with the covenants in Sections 10.9 and 10.10 for such fiscal quarter, such prepayment shall be deemed to have been received as of the last date of such fiscal quarter (provided that the amount of any such voluntary prepayment shall be disregarded for purposes of clause (y) of the second proviso to Section 5.2(a)(ii)) and (v) the Cure Amount shall be disregarded for purposes of determining any financial ratio-based condition or baskets with respect to the covenants contained in the applicable Credit Document or for purposes of determining Status and the Commitment Fee Rate.

SECTION 12. The Administrative Agent

12.1. Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto, including entering into the Intercreditor Agreement. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.

Without prejudice to the foregoing paragraph, each Lender hereby irrevocably designates and appoints the Administrative Agent as the person holding the power of attorney (fondé de pouvoir) of the holder(s) of the Bond (as hereinafter defined) as contemplated under Article 2692 of the Civil Code of Quebec, to enter into, to take and to hold in such capacity, a deed of hypothec (“Deed of Hypothec”) to be executed by any Credit Party and the Administrative Agent, as fondé de pouvoir under the laws of the Province of Quebec and creating a hypothec on the property of such Credit Party described therein and to exercise such powers and duties which are conferred upon the Administrative Agent under such deed. Each Lender hereby additionally and irrevocably designates and appoints the Administrative Agent as agent, mandatary, custodian and depositary for and on behalf of each of them (i) to hold and to be the sole registered holder of any bond or other title of indebtedness (“Bond”) issued under the Deed of Hypothec, the whole notwithstanding Section 32 of the Act Respecting the Special Powers of Legal Persons (Quebec) or any other applicable law, and (ii) to enter into, to take and to hold on their behalf, and for their benefit, a bond pledge agreement (“Pledge”) to be executed by such Credit Party and the Administrative Agent under the laws of the Province of Quebec and evidencing the pledge of the Bond as security for the payment and performance of the applicable Obligations. In this respect, (a) the Administrative Agent, as agent, mandatary, custodian and depositary of the Lenders, shall keep a record indicating the names and addresses of, and the pro rata portion of the Obligations secured by the Pledge, owing to the persons for and on behalf of whom the Bond is so held from time to time, and (b) each Lender will be entitled to the benefits of any property charged under the Deed of Hypothec and the Pledge and will participate in the proceeds of realization of any such property, the whole in accordance with the terms hereof. the Administrative Agent, in such aforesaid capacities shall (x) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Administrative Agent with respect to the property hypothecated under the Deed of Hypothec and Pledge, applicable law or otherwise, and (y) benefit from and be subject to all provisions hereof with respect to the Administrative Agent, mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lenders. Any person who becomes a Lender shall be deemed to have consented to and confirmed the Administrative Agent as the person holding the power of attorney (fondé de pouvoir) and as the agent, mandatary, custodian and depositary as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by the Administrative Agent in such capacities. The Administrative Agent shall be entitled to delegate from time to time any of its powers or duties under the Deed of Hypothec and the Pledge to any person and on such terms and conditions as the Administrative Agent may determine from time to time. The execution prior to the date hereof by the Administrative Agent of any Deed of hypothec, Pledge or other security documents made pursuant to the applicable law of the Province of Quebec is hereby ratified and confirmed. Without prejudice to Section 13.12 hereof, the provisions of this paragraph shall be also governed by the laws of the Province of Quebec.

12.2. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to seek advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

12.3. Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower, the Canadian Borrower, any Guarantor, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of the Borrower, the Canadian Borrower, any Guarantor or any other Credit Party to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of the Borrower or the Canadian Borrower.

12.4. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower and/or the Canadian Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action or both. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

12.5. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders (except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable).

12.6. Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower, the Canadian Borrower, any Guarantor or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, the Canadian Borrower, any Guarantor and any other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, the Canadian Borrower, any Guarantor and any other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower, the Canadian Borrower, any Guarantor or any other Credit Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

12.7. Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower or the Canadian Borrower and without limiting the obligation of the Borrower and the Canadian Borrower to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder.

12.8. Administrative Agent in its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower, the Canadian Borrower, any Guarantor and any other Credit Party as though the Administrative Agent were not the Administrative Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

12.9. Successor Agent. The Administrative Agent may resign as Administrative Agent upon 20 days’ prior written notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Borrower (which approval shall not be unreasonably withheld) so long as no Default or Event of Default is continuing, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Credit Documents.

12.10. Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States, Canada or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

12.11. Canadian Administrative Agent. Each of the Lenders hereby agrees and confirms that the provisions of this Section 12 shall apply mutatis mutandis to the Canadian Administrative Agent as if each reference to the Administrative Agent were a reference to the Canadian Administrative Agent unless the context clearly indicates otherwise upon the same terms and subject to the same conditions as provided in this Section 12; provided, that any successor Canadian Administrative Agent shall be a bank having a combined capital and surplus of at least $500,000,000 or be an Affiliate of any such bank which is also a bank.

12.12. Other Agents; Arrangers and Bookrunners. None of the Lenders or other Persons identified on the cover page of this Agreement as a “joint lead arranger,” “joint bookrunner,” “co-arranger,” “syndication agent” or “co-documentation agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement in their respective capacities as such, but shall be entitled to all the benefits of this Section 12 applicable to the Administrative Agent. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 13. Miscellaneous

13.1. Amendments and Waivers. Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall directly (i) forgive any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated rate, or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Lender’s Commitment or extend the final expiration date of any Letter of Credit beyond the L/C Maturity Date, or increase the aggregate amount of the Commitments of any Lender, or amend or modify any provision of Section 2.17 or the definition of “Repricing Transaction” or Section 13.8(a), in each case without the written consent of each Lender directly and adversely affected thereby, or (ii) amend, modify or waive any provision of this Section 13.1 or reduce the percentages specified in the definitions of the terms “Required Lenders” and “Required Tranche B Term Loan Lenders” or consent to the assignment or transfer by the Borrower or the Canadian Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3), in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) amend, modify or waive any provision of Section 12 without the written consent of the then-current Administrative Agent, or (iv) amend, modify or waive any provision of Section 3 without the written consent of each Letter of Credit Issuer, or (v) amend, modify or waive any provisions hereof relating to Swingline Loans without the written consent of the Swingline Lender, or (vi)

change any Revolving Credit Commitment to a Term Loan Commitment, or change any Term Loan Commitment to a Revolving Credit Commitment, in each case without the prior written consent of each Lender directly and adversely affected thereby, or (vii) release all or substantially all of the Guarantors under the Guarantee Agreements (except as expressly permitted by the applicable Guarantee Agreement), or release all or substantially all of the Collateral under the Security Agreements, the other Canadian Security Documents and the Mortgages, in each case without the prior written consent of each Lender, or (viii) amend Section 2.9 so as to permit Interest Period intervals greater than six months without regard to availability to Lenders, without the written consent of each Lender directly and adversely affected thereby, or (ix) decrease any Tranche B Repayment Amount, extend any scheduled Tranche B Repayment Date or decrease the amount or allocation of any mandatory prepayment to be received by any Lender holding any Tranche B Term Loans, in each case without the written consent of the Required Tranche B Term Loan Lenders . Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, the Canadian Borrower, such Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any Commitments or Loans held by any Defaulting Lender shall be excluded for purposes of any vote of the Lenders hereunder requiring any consent of the Lenders), provided that the Commitment of such Defaulting Lender may not be increased or extended, any portion of any Loan owing to such Defaulting Lender may not be forgiven or any interest or fee payable hereunder to such Defaulting Lender may not be reduced or forgiven, in each case without the consent of such Defaulting Lender.

13.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower, the Canadian Borrower, the Administrative Agent and the Canadian Administrative Agent, and as set forth on Schedule 1.1(c) in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	Visant Corporation 357 Main Street, 1st Floor Armonk, NY 10504 Attn: Chief Legal Officer Fax: (914) 595-8237

The Canadian Borrower:	Jostens Canada Ltd. c/o Visant Corporation 357 Main Street, 1st Floor Armonk, NY 10504 Attn: Chief Legal Officer Fax: (914) 595-8237

The Administrative Agent:	Credit Suisse AG Eleven Madison Avenue OMA-2 New York, New York 10010 Attention: Agency Group Manager Fax: (212) 322-2291

with a copy to: Credit Suisse AG Eleven Madison Avenue New York, NY 10010 Attention: John Toronto Fax: (212) 325-1551

The Canadian Administrative Agent:	Credit Suisse AG, Toronto Branch One First Canadian Place, Suite 2900, P.O. Box 301, Toronto, Ontario Canada M5X 1C9 Attention: Edith Chan Fax: (416) 352-4574

provided that any notice, request or demand to or upon the Administrative Agent, the Canadian Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.

13.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Canadian Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

13.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

13.5. Payment of Expenses. The Borrower and the Canadian Borrower agree (a) to pay or reimburse the Agents for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of counsel to the Agents, (b) to pay or reimburse each Lender and Agent for all its reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of counsel to each Lender and of counsel to the Agents, (c) to pay, indemnify, and hold harmless each Lender and Agent from, any and all recording and filing fees and (d) to pay, indemnify, and hold harmless each Lender and Agent and their respective directors, officers, employees, trustees and agents from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented fees, disbursements and other charges of counsel, with respect to or arising out of the execution, delivery, enforcement, performance or administration of this Agreement, the other Credit Documents or any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law or to any actual or alleged presence, release or threatened release of Hazardous Materials involving or attributable to the Real Estate or related in any way to the Borrower or any of its Subsidiaries (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided that the Borrower and the Canadian Borrower shall have no obligation hereunder to the Administrative Agent or any Lender nor any of their respective directors, officers, employees and agents with respect to indemnified liabilities to the extent attributable to (i) the gross negligence or willful misconduct of the party to be indemnified to the extent so determined in the final, non-appealable judgment of a court of competent jurisdiction or (ii) disputes among the Administrative Agent, the Lenders and/or their transferees. The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder.

13.6. Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Letter of Credit Issuer that issues any Letter of Credit), except that (i) Holdings, the Borrower and the Canadian Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by Holdings, the Borrower or the Canadian Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Letter of Credit Issuer that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Canadian Administrative Agent, the Letter of Credit Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) and (g) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not be unreasonably withheld or delayed; it being understood that, without limitation, the Borrower shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) of:

(A) the Borrower (which consent shall not be unreasonably withheld or delayed), provided that no consent of the Borrower shall be required for an assignment to (1) (X) a Lender, (Y) an Affiliate of a Lender or (Z) an Approved Fund, (in the case of each of subclauses (X), (Y) and (Z), other than in respect of an assignment of a Revolving Credit Commitment and Revolving Credit Loans), or (2) if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing, any other assignee; and

(B) the Administrative Agent, and, in the case of Revolving Credit Commitments, Revolving Credit Loans or Letters of Credit only, the Swingline Lender and the applicable Letter of Credit Issuer, provided that no consent of the Administrative Agent shall be required for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000 (or, in the case of a Tranche B Term Loan Commitment or Tranche B Term Loan, $1,000,000), and increments of $1,000,000 in excess thereof, unless each of the Borrower and the Administrative Agent otherwise consents, provided that no such consent of the Borrower shall be required if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing; provided further that contemporaneous assignments to a single assignee made by Affiliate Lenders shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, provided that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”); and

(E) so long as no Event of Default has occurred and is continuing, with respect to any assignment of the Canadian Revolving Credit Commitments, the assignee or its Related Affiliate shall be either a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) or a Non-US Lender that has fulfilled the requirements of Section 5.4(b).

For the purpose of this Section 13.6(b), the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4 and 13.5) . Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower and the Canadian Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and any payment made by any Letter of Credit Issuer under any Letter of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). In the case of a Lender in respect of a Canadian Revolving Credit Commitment or a Canadian Letter of Credit Commitment, the Register shall also record the address of the lending office of the Lender through which such Lender acts under this Agreement. Further, the Register shall contain the name and address of the Administrative Agent and the Canadian Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive, and the Borrower, the Canadian Borrower, the Administrative Agent, the Canadian Administrative Agent, the Letter of Credit Issuers and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Canadian Borrower, any Letter of Credit Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower, the Canadian Borrower, the Administrative Agent, the Canadian Administrative Agent, any Letter of Credit Issuer or the Swingline Lender, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Canadian Borrower, the Administrative Agent, the Canadian Administrative Agent, the Letter of Credit Issuers and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 13.1 that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower and the Canadian Borrower agree that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 5.4 to the same extent as if it were a Lender (subject to the requirements of those Sections) and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender, provided such Participant agrees to be subject to Section 13.8(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.10 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld).

(d) Any Lender may, without the consent of or notice to the Borrower or the Administrative Agent or any other Person, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment, the Borrower and the Canadian Borrower hereby agree that, upon request of any Lender at any time and from time to time after the Borrower has made its initial borrowing hereunder, the Borrower or the Canadian Borrower, as the case may be, shall provide to such Lender, at the Borrower’s or the Canadian Borrower’s own expense, a promissory note, substantially in the form of Exhibit K-1 or K-2, as the case may be, evidencing the Tranche B Term Loans and New Tranche B Term Loans, and Revolving Credit Loans and Swingline Loans, respectively, owing to such Lender.

(e) Subject to Section 13.16, the Borrower and the Canadian Borrower authorize each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial or other information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(f) Each Person that is or becomes a Lender or Canadian Administrative Agent in respect of the Canadian Revolving Credit Commitment or Canadian Letter of Credit Commitment shall (i) promptly direct the Administrative Agent to record in the Register the information described in Section 13.6(b)(iv) of this Agreement and (ii) promptly direct the Administrative Agent to amend the Register to reflect any change in the information contained therein with respect to such Person.

(g) Parent and its Subsidiaries may not be assignees hereunder except in accordance with the express terms of another Section hereunder.

(h) Any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement to the Sponsors or any of their respective Affiliates (other than Parent, the Borrower or any of their respective Subsidiaries) subject to the following limitations:

(i) Non-Debt Fund Affiliates will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in meetings attended solely by the Lenders and the Administrative Agent, other than the notices of Borrowings, notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Section 2;

(ii) for purposes of any amendment, waiver or modification of any Credit Document (including such modifications pursuant to Section 13.1), or, subject to Section 13.1, any plan of reorganization pursuant to the Bankruptcy Code, that in either case does not require the consent of each Lender or each affected Lender or does not adversely affect such Non-Debt Fund Affiliate in any material respect as compared to other Lenders, Non-Debt Fund Affiliates will be deemed to have voted in the same proportion as the Lenders that are not Non-Debt Fund Affiliates voting on such matter; and each Non-Debt Fund Affiliate hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to the Bankruptcy Code is not deemed to have been so voted, then such vote will be (x) deemed not to be in good faith and (y) “designated” pursuant to Section 1126(e) of the Bankruptcy Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code; and

(iii) Non-Debt Fund Affiliates shall not hold more than 30% of the Total Credit Exposure at the time of any purchase of Total Credit Exposure by any Non-Debt Fund Affiliate.

(i) Notwithstanding anything in Section 13.1 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Credit Document or any departure by any Credit Party therefrom, (ii) otherwise acted on any matter related to any Credit Document or (iii) directed or required the Administrative Agent, the Canadian Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Credit Document, all Term Loans held by Non-Debt Fund Affiliates shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders have taken any actions.

13.7. Replacements of Lenders under Certain Circumstances. (a) The Borrower (on its own behalf and on behalf of the Canadian Borrower) shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.10, 2.12, 3.5 or 5.4, (b) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken or (c) becomes a Defaulting Lender, with a replacement bank or other financial institution, provided that (i) such replacement does not conflict with any Requirement of Law, (ii) the Borrower and/or the Canadian Borrower, as applicable, shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts), pursuant to Section 2.10, 2.11, 2.12, 3.5 or 5.4, as the case may be) owing to such replaced Lender prior to the date of replacement, (iii) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (iv) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (v) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Canadian Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 13.1 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, provided that: (a) all Obligations of Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment, the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.1.

13.8. Adjustments; Set-off. (a) If any Lender (a “Benefited Lender”) shall, except as otherwise provided herein, at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon (other than, in each case, payment to which each such Lender is entitled hereunder, including pursuant to any permitted assignment, repurchase, repayment, or refinancing), such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower or the Canadian Borrower, any such notice being expressly waived by the Borrower and the Canadian Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower or the Canadian Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower or the Canadian Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower or the Canadian Borrower, as the case may be, and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.9. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

13.10. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.11. Integration. This Agreement and the other Credit Documents represent the agreement of the Borrower, the Canadian Borrower, the Administrative Agent, the Canadian Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Canadian Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

13.12. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

13.13. Submission to Jurisdiction; Waivers. Holdings, the Borrower and the Canadian Borrower each hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 13.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, exemplary, punitive or consequential damages.

13.14. Acknowledgments. Each of Holdings, the Borrower and the Canadian Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b) none of the Administrative Agent, the Canadian Administrative Agent or any other Agent or Lender has any fiduciary relationship with or duty to Holdings, the Borrower or the Canadian Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between the Administrative Agent, the Canadian Administrative Agent, the other Agents and Lenders, on one hand, and Holdings, the Borrower or the Canadian Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrower, the Canadian Borrower and the Lenders.

13.15. WAIVERS OF JURY TRIAL. HOLDINGS, THE BORROWER, THE CANADIAN BORROWER, THE ADMINISTRATIVE AGENT, THE CANADIAN ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

13.16. Confidentiality. The Administrative Agent, the Canadian Administrative Agent and each Lender shall hold all non-public information furnished by or on behalf of the Borrower or the Canadian Borrower in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender or the Administrative Agent or the Canadian Administrative Agent pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices and in any event may make disclosure as required or requested by any regulatory or governmental agency or representative thereof or the National Association of Insurance Commissioners or pursuant to legal process or to such Lender’s or the Administrative Agent’s or the Canadian Administrative Agent’s attorneys, professional advisors or independent auditors or Affiliates, provided that unless specifically prohibited by applicable law or court order, each Lender and the Administrative Agent and the Canadian Administrative Agent shall notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Person or Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information, and provided further that in no event shall any Lender, the Administrative Agent or the Canadian Administrative Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary of the Borrower. Each Lender, the Administrative Agent and the Canadian Administrative Agent agrees that it will not provide to prospective Transferees or to prospective direct or indirect contractual counterparties in swap agreements to be entered into in connection with Loans made hereunder any of the Confidential Information unless such Person is advises of and agrees to be bound by the provisions of this Section 13.16.

13.17. Judgment Currency. (a) The obligations of the Borrower and the Canadian Borrower hereunder and under the other Credit Documents to make payments in Dollars or in Canadian Dollars, as the case may be (the “Obligation Currency”), shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the Canadian Administrative Agent or a Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent, the Canadian Administrative Agent or Lender under this Agreement or the other Credit Documents. If, for the purpose of obtaining or enforcing judgment against the Borrower, the Canadian Borrower or any other Credit Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the rate of exchange prevailing, in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrower and the Canadian Borrower each covenant and agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining the prevailing rate of exchange, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

13.18. USA PATRIOT Act. Each Lender hereby notifies the Borrower and the Canadian Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and the Canadian Borrower, which information includes the name and address of the Borrower and the Canadian Borrower and other information that will allow such Lender to identify the Borrower and the Canadian Borrower in accordance with the Patriot Act.

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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

VISANT CORPORATION,

By:	/s/ Paul Carousso
	Name:	Paul Carousso
	Title:	Senior Vice President, Chief Financial Officer

JOSTENS CANADA LTD.,

By:	/s/ Paul Carousso
	Name:	Paul Carousso
	Title:	Vice President

VISANT SECONDARY HOLDINGS CORP.,

By:	/s/ Paul Carousso
	Name:	Paul Carousso
	Title:	Senior Vice President

[Visant – Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, individually as a Lender and as Administrative Agent, Swingline Lender and US Letter of Credit Issuer,

By:	/s/ Mikhail Faybusovich
	Name:	Mikhail Faybusovich
	Title:	Vice President

By:	/s/ Vipul Dhadda
	Name:	Vipul Dhadda
	Title:	Associate

[Visant – Credit Agreement]

CREDIT SUISSE AG, TORONTO BRANCH, individually as a Lender and as Canadian Administrative Agent and Canadian Letter of Credit Issuer,

By:	/s/ Alain Daoust
	Name:	Alain Daoust
	Title:	Director

By:	/s/ Bruce F. Weatherly
	Name:	Bruce F. Weatherly
	Title:	Director and Principal Officer

[Visant – Credit Agreement]

GOLDMAN SACHS LENDING PARTNERS LLC, individually as a Lender,

By:	/s/ Anna Ostrovsky
	Name:	Anna Ostrovsky
	Title:	Authorized Signatory

[Visant – Credit Agreement]

SIGNATURE PAGE TO VISANT CORPORATION CREDIT AGREEMENT, DATED AS OF THE DATE FIRST WRITTEN ABOVE

LENDER:	Bank of America, N.A.

by	/s/ Sanya Valeva
	Name:	Sanya Valeva
	Title:	Vice President

[Visant – Credit Agreement]

SIGNATURE PAGE TO VISANT CORPORATION CREDIT AGREEMENT, DATED AS OF THE DATE FIRST WRITTEN ABOVE

LENDER:	Bank of America N.A., Canada Branch

by	/s/ Clara Mcgibbon
	Name:	Clara Mcgibbon
	Title:	Assistant Vice President

[Visant – Credit Agreement]

SIGNATURE PAGE TO VISANT CORPORATION CREDIT AGREEMENT, DATED AS OF THE DATE FIRST WRITTEN ABOVE

LENDER:	Barclays Bank Plc

by	/s/ Kevin Cullen
	Name:	Kevin Cullen
	Title:	Director

[Visant – Credit Agreement]

SIGNATURE PAGE TO VISANT CORPORATION CREDIT AGREEMENT, DATED AS OF THE DATE FIRST WRITTEN ABOVE

LENDER:	Deutsche Bank Trust Company Americas
as Lender to the Borrower

by	/s/ Erin Morrissey
	Name:	Erin Morrissey
	Title:	Vice President

by	/s/ Scottye Lindsey
	Name:	Scottye Lindsey
	Title:	Director

[Visant – Credit Agreement]

SIGNATURE PAGE TO VISANT CORPORATION CREDIT AGREEMENT, DATED AS OF THE DATE FIRST WRITTEN ABOVE

LENDER:	Deutsche Bank AG Canada Branch
as Lender to the Canadian Borrower

by	/s/ Rod O’Hara
	Name:	Rod O’Hara
	Title:	Director

by	/s/ Marcellus Leung
	Name:	Marcellus Leung
	Title:	Assistant Vice President

[Visant – Credit Agreement]

SIGNATURE PAGE TO VISANT CORPORATION CREDIT AGREEMENT, DATED AS OF THE DATE FIRST WRITTEN ABOVE

LENDER:	KKR Corporate Lending LLC

by	/s/ Adam Smith
	Name:	Adam Smith
	Title:	Authorized Signatory

[Visant – Credit Agreement]

SIGNATURE PAGE TO VISANT CORPORATION CREDIT AGREEMENT, DATED AS OF THE DATE FIRST WRITTEN ABOVE

LENDER:	Mizuho Corporate Bank, Ltd

by	/s/ James R. Fayen
	Name:	James R. Fayen
	Title:	Deputy General Manager

[Visant – Credit Agreement]

SIGNATURE PAGE TO VISANT CORPORATION CREDIT AGREEMENT, DATED AS OF THE DATE FIRST WRITTEN ABOVE

LENDER:	General Electric Capital Corporation

by	/s/ Marie G. Mollo
	Name:	Marie G. Mollo
	Title:	Duly Authorized Signatory

[Visant – Credit Agreement]